UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
     Preliminary Proxy Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to §240.14a-12

MANCHESTER TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

July 8, 2005

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Manchester Technologies, Inc. to be held on July 29, 2005, at 9:30 a.m., New York time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104.

At this important meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2005, among Manchester Technologies, Inc., Electrograph Holdings, Inc. and CICE Acquisition Corp., and to adopt the merger contemplated thereby pursuant to which CICE Acquisition Corp. will merge with and into Manchester, with Manchester as the surviving corporation in the merger. If the merger is completed, our shareholders will become entitled to receive $6.40 per share in cash, without interest, for all of their shares of common stock. Electrograph Holdings, Inc. and CICE Acquisition Corp. are corporations formed at the direction of investment partnerships controlled by the principals of Caxton-Iseman Capital, Inc., a New York-based private equity firm. After the merger, the Company will be a wholly owned subsidiary of Electrograph Holdings.

You are also being asked to grant to the proxy holders the authority to vote, in their sole discretion, to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

The Board of Directors has unanimously adopted the merger agreement and the merger and has determined that it is fair to, and in the best interests of, Manchester and its shareholders. Accordingly, the Board recommends that you vote “FOR” adoption of the merger agreement and the merger.

In connection with its adoption of the merger agreement and the merger, the Board of Directors received a written opinion, dated April 17, 2005, from BB&T Capital Markets, a division of Scott & Stringfellow, Inc. to the effect that, as of the date of the opinion and subject to the circumstances stated in the opinion, the per share price to be received by holders of common stock was fair to such holders from a financial point of view. The full text of the written opinion of BB&T Capital Markets, dated April 17, 2005, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to the enclosed proxy statement and should be read in its entirety.

Your vote is important. We cannot complete the merger unless the holders of two-thirds of the outstanding shares of common stock vote to adopt the merger agreement and the merger. Barry R. Steinberg, who beneficially owns approximately 54.9% of the outstanding shares of common stock, has entered into a voting agreement with Electrograph Holdings (which the Board of Directors has unanimously approved), pursuant to which he has agreed to vote in favor of adoption of the merger agreement and the merger. Whether or not you plan to attend the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope. If you fail to return the proxy card, or vote in person at the special meeting, it will have the same effect as a vote against the merger.

The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the shareholders’ meeting. Please read these materials carefully.

Sincerely, /s/ Barry R. Steinberg Barry R. Steinberg Chairman of the Board of Directors and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this merger, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 8, 2005 and is first being mailed to shareholders on or about July 11, 2005.

MANCHESTER TECHNOLOGIES, INC.
50 MARCUS BOULEVARD
HAUPPAUGE, NY 11788
(631) 951-8100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 29, 2005

Notice is hereby given that a special meeting of shareholders of Manchester Technologies, Inc., a New York corporation, will be held on July 29, 2005 at 9:30 a.m., New York time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, for the following purpose:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2005, among Manchester Technologies, Inc., Electrograph Holdings, Inc., and CICE Acquisition Corp., and to adopt the merger contemplated thereby pursuant to which CICE Acquisition Corp. will be merged with and into Manchester, with Manchester as the surviving corporation in the merger, and shareholders of the Company will become entitled to receive $6.40 per share in cash, without interest, for their shares of common stock; and

2.	To adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

Only those persons who were holders of record of common stock at the close of business on the record date of July 7, 2005 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Whether or not you plan to attend the special meeting in person, please submit your proxy as soon as possible. Voting by proxy will ensure that you are represented at the special meeting even if you are not there in person. Please review the instructions on the enclosed proxy card.

Adoption of the merger agreement and the merger requires the affirmative vote of the holders of two-thirds of the shares of outstanding common stock entitled to vote at the special meeting. Barry R. Steinberg, who beneficially owns approximately 54.9% of the outstanding shares of common stock, has entered into a voting agreement with Electrograph Holdings (which the Board of Directors has unanimously approved), pursuant to which he has agreed to vote in favor of adoption of the merger agreement and the merger.

The Board of Directors has unanimously adopted the merger agreement and the merger and has determined that it is fair to, and in the best interests of, Manchester and its shareholders. Accordingly, the Board of Directors recommends that you vote “FOR” adoption of the merger agreement and the merger.

Executed proxies with no instructions indicated thereon will be voted for adoption of the merger agreement and the merger. Whether or not you attend the special meeting, you may revoke a proxy at any time before we vote it at the special meeting. You may do so by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Under New York law, dissenters’ rights are not available to our shareholders. See “Dissenters’ Rights” on page 28 of the proxy statement.

The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Annex A to the proxy statement.

By Order of the Board of Directors, /s/ Seth Collins Seth Collins President and Secretary

          Hauppauge, New York
          July 8, 2005

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY TERM SHEET	4
MARKETS AND MARKET PRICE	10
THE SPECIAL MEETING	11
General	11
Record Date and Outstanding Shares	11
Quorum	11
Vote Required	11
Completing Your Proxy Card	11
Revoking Your Proxy	11
Expenses of Proxy Solicitation	12
Adjournments	12
THE MERGER	13
Purpose and Structure of the Transaction	13
The Participants	13
Background of the Merger	13
Reasons for the Merger; Recommendation of the Board of Directors	19
Opinion of BB&T Capital Markets	20
Material U.S. Federal Income Tax Consequences	25
Regulatory Approvals	26
Interests of Certain Persons in the Merger	26
Dissenters’ Rights	28
Merger Financing	28
Voting Agreement	29
Escrow Agreement	30
Non-Compete and Non-Disclosure Agreements	30
Consequences of the Merger; Plans for Manchester after the Merger	31
Conduct of Manchester’s Business if the Merger is not Completed	31
THE MERGER AGREEMENT (PROPOSAL NO. 1)	32
The Merger	32
Completion of the Merger	32
Certificate of Incorporation, By-Laws, Directors, and Officers of the Surviving Corporation	32
Merger Consideration	32
Payment Procedures	32
Treatment of Existing Stock Options	33
Representations and Warranties	33
Concept of Material Adverse Effect	35
Covenants	35
Conditions to Completing the Merger	40
Termination	41
Transaction Expenses and Termination Fees	42
Amendment and Waiver	43
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)	43
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS	44
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	45

i

WHERE YOU CAN FIND ADDITIONAL INFORMATION	46
SHAREHOLDER PROPOSALS	46
OTHER MATTERS	46

Annex A	–	Agreement and Plan of Merger, dated as of April 17, 2005, among Electrograph Holdings, Inc., CICE Acquisition Corp. and Manchester Technologies, Inc.
Annex B	–	Fairness Opinion of BB&T Capital Markets, a division of Scott & Stringfellow, Inc., dated April 17, 2005.
Annex C	–	Voting Agreement, dated as of April 17, 2005, by and among Electrograph Holdings, Inc. and Barry R. Steinberg.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all of the questions that may be important to you as a Manchester shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the Annexes to this proxy statement.

        References in this proxy statement to “Manchester,” the “Company,” “we,” “our” and “us” mean, unless the context indicates otherwise, Manchester Technologies, Inc.

Q:	What is the purpose of the special meeting?

A:	You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2005, by and among Electrograph Holdings, Inc., CICE Acquisition Corp., and Manchester, and the transactions contemplated thereby, including the merger, as more fully described in the accompanying proxy statement.

Q:	If Manchester completes the merger, what will I receive for my common stock?

A:	As a result of the merger, Manchester’s shareholders will receive $6.40 in cash, without interest, for each share of Company common stock they own. For example, if you own 100 shares of common stock, you will receive $640.00 in cash in exchange for your shares.

Q:	When and where is the special meeting?

A:	The special meeting will take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104 on July 29, 2005 at 9:30 a.m. New York time.

Q:	Who may attend the special meeting?

A:	All shareholders of the Company who owned shares on July 7, 2005, the record date for the special meeting, may attend. Just check the box on your proxy card.

Q:	Who may vote at the special meeting?

A:	Only holders of record of Manchester common stock as of the close of business on July 7, 2005, the record date for the special meeting, may vote at the special meeting. As of July 7, 2005, Manchester had approximately 8.5 million outstanding shares of common stock entitled to vote.

Q:	What vote is required to adopt the merger agreement and merger?

A:	New York law requires that the holders of two-thirds of the outstanding shares of Manchester common stock at the close of business on the record date vote to adopt the merger agreement and merger. Barry R. Steinberg, our Chairman and Chief Executive Officer, holds approximately 54.9% of the outstanding shares of Manchester common stock, and has entered into a voting agreement with Electrograph Holdings, Inc., pursuant to which, among other things, he has agreed to vote all of his shares in favor of adoption of the merger agreement and the merger.

Q:	Does the Manchester board of directors recommend voting in favor of the merger?

A:	Yes. After careful consideration, the Manchester board of directors determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, Manchester and its shareholders, and unanimously recommends that the Manchester shareholders vote to adopt the merger agreement and the merger. Please also see the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” on page 19.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the Annexes, please authorize your shares of Manchester common stock to be voted by marking, signing and dating the enclosed proxy card and returning it in the postage prepaid envelope provided as soon as possible. Do NOT enclose or return your stock certificates with the proxy card.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of Manchester shareholders, and vote your shares in person. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy card to us in accordance with the instructions listed on the proxy card. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a broker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted without a proxy from your broker.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:	What happens if I do not vote or return a proxy card?

A:	Because the required vote of our shareholders is based upon the number of outstanding shares of Manchester common stock entitled to vote rather than upon the number of shares actually voted, the failure to return your proxy card or to vote in person at the special meeting will have the same effect as a vote AGAINST the merger.

Q:	May I change my vote after I have delivered a proxy?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Manchester stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	How will my proxy be voted?

A:	If your proxy in the accompanying form is properly executed, returned to and received by Manchester prior to the special meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” adoption of the merger agreement and the merger.

Q:	What happens if I sell my shares of Manchester common stock before the special meeting?

A:	The record date for the special meeting is July 7, 2005, which is earlier than the date of the special meeting. If you held your shares of Manchester common stock on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of Manchester common stock after the record date for the special meeting but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for the shares of Manchester common stock you have sold. The right to receive the merger consideration will pass to the person who owns your shares of Manchester common stock when the merger is completed.

Q:	Will I owe taxes as a result of the exchange of Manchester’s common stock for cash in the merger?

A:	Generally, yes. Your receipt of the merger consideration for each share of Manchester common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. You are urged to consult your tax advisor about the specific tax consequences to you of the merger. See “The Merger — Material U.S. Federal Income Tax Consequences” starting on page 25.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	No. Holders of Manchester common stock are not entitled to appraisal rights under the New York Business Corporation Law in connection with the merger.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of Manchester’s common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to our shareholders adopting the merger agreement and the merger, we must satisfy all other closing conditions. We expect to complete the merger as soon as possible after the special meeting.

Q:	Should I send in my Manchester stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Manchester common stock for the per-share cash amount of $6.40, without interest, for each share of Manchester common stock you own. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	Where can I find more information about Manchester?

A:	We file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see the section of this proxy statement entitled “Where You Can Find Additional Information,” on page 46.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact: Manchester Technologies, Inc., 50 Marcus Boulevard, Hauppauge, NY, 11788, Attention: Corporate Secretary or call (631) 951-8100.

SUMMARY TERM SHEET

        This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. So that you fully understand the merger, the merger agreement and all the transactions contemplated thereby, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. In particular, you should carefully read the documents attached to this proxy statement, including the Agreement and Plan of Merger, dated as of April 17, 2005, among Manchester Technologies, Inc., Electrograph Holdings, Inc., and CICE Acquisition Corp. and the fairness opinion of BB&T Capital Markets, a division of Scott & Stringfellow, Inc. This summary and the balance of this proxy statement contain forward-looking statements about events that are not certain to occur as described or at all, and you should not place undue reliance on those statements. For a discussion of these forward-looking statements, please see “Cautionary Statement Concerning Forward-Looking Information” on page 45. In this proxy statement, the terms “Manchester,” the “Company,” “we,” “us,” and “our” refer to Manchester Technologies, Inc.

Purpose and Structure of the Merger (page 13)

        The principal purpose of the merger is to provide you with the opportunity to receive a cash price for your shares of common stock at a premium over the market price at which the common stock traded before announcement of the merger agreement and to maximize shareholder value.

What You Will Receive in the Merger (page 32)

        The merger involves the merger of CICE Acquisition Corp. with and into the Company, with the Company continuing as the surviving corporation. If the merger is completed, you will be entitled to receive $6.40 in cash, without interest, in exchange for each share of common stock that you own at the effective time of the merger.

The Participants (page 13)

        •      Manchester Technologies, Inc.

        Manchester Technologies, Inc., a New York corporation, is a distributor of display technology solutions and plasma display monitors through its subsidiary Electrograph Systems, Inc. and is a distributor of computer hardware, primarily to dealers and system integrators. Additional information about the Company and Electrograph Systems can be obtained by visiting the Company’s website located at http://www.e-manchester.com and Electrograph Systems’ website located at http://www.electrograph.com. The address of the Company’s principal executive offices is 50 Marcus Boulevard, Hauppauge, NY 11788. The Company’s telephone number is (631) 951-8100.

        •      Caxton-Iseman Capital, Inc.

        Caxton-Iseman Capital, Inc. is a New York-based private equity firm. Its portfolio companies include Ply Gem Industries, Inc., a manufacturer of vinyl building products with pro forma revenues of approximately $800 million; Anteon International Corporation (NYSE: ANT), an information technology provider to the Federal government with revenues of approximately $1.3 billion; and Buffets Inc., the leading owner and operator of buffet-style restaurants with revenues of approximately $930 million. The address of Caxton-Iseman is 500 Park Avenue, New York, NY 10022. Caxton-Iseman’s telephone number is (212) 752-1850.

        •      Electrograph Holdings, Inc. and CICE Acquisition Corp.

        Electrograph Holdings Inc. and CICE Acquisition Corp. were incorporated in Delaware and New York, respectively, on April 15, 2005 at the direction of investment partnerships controlled by the principals of Caxton-Iseman, solely for the purpose of completing the merger. Electrograph Investment Holdings, Inc., an affiliate of the principals of Caxton-Iseman, owns 100% of the outstanding capital stock of Electrograph Holdings and Electrograph Holdings owns 100% of the capital stock of CICE Acquisition Corp. Neither Electrograph Holdings nor CICE Acquisition Corp. has carried on any activities to date other than those incident to their formation and entering into the merger agreement and other agreements related to the merger. Electrograph Holdings’ and CICE Acquisition Corp.’s address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, NY 10022. Electrograph Holdings’ and CICE Acquisition Corp.’s telephone number is (212) 752-1850.

The Special Meeting (page 11)

        •      Date, Time, Place, and Purpose (page 11)

        The Company will hold a special meeting of shareholders on July 29, 2005 at 9:30 a.m., New York time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104. At the special meeting, holders of common stock will be asked to consider and vote on the proposal to adopt the merger agreement and the merger and related matters.

        •      Record Date and Outstanding Shares (page 11 )

        You are entitled to vote if you owned shares of common stock at the close of business on July 7, 2005. As of the record date, there were approximately 8.5 million shares of common stock outstanding and entitled to vote, held by approximately 40 record holders.

        •      Quorum (page 11)

        New York law and the Company’s by-laws provide that a quorum consists of the presence, in person or by proxy, of a majority of shares which are entitled to vote at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a shareholder holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to which instructions are not given with respect to adoption of the merger agreement and the merger. Shares represented by a properly signed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

        •      Vote Required (page 11)

        The affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote is required to adopt the merger agreement and the merger. You will be entitled to one vote per share that you owned on the record date. As of the record date, approximately 63% of the outstanding shares entitled to vote were held by the Company’s directors, executive officers and their affiliates. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger agreement and the merger. Furthermore, in connection with the merger agreement, Barry R. Steinberg, our Chairman and Chief Executive Officer, who is the record or beneficial owner of approximately 54.9% of the outstanding shares of common stock, entered into a voting agreement with Electrograph Holdings under which, among other things, he agreed to vote all of his shares of common stock in favor of adoption of the merger agreement and the merger.

        If a shareholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement and the merger, as will a broker non-vote, because holders of two-thirds of the Company’s outstanding shares of common stock entitled to vote must vote in favor of the proposal to adopt the merger agreement and the merger.

        The affirmative vote of a majority of the shares of common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. As a result, a broker non-vote will have no effect on any motion to adjourn or postpone the special meeting.

        •      Completing Your Proxy Card (page 11)

        After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed return envelope as soon as possible so that your shares of common stock are represented at the special meeting, even if you plan to attend the special meeting in person. If no specification is indicated, all of your shares of common stock represented by valid proxies that have been submitted will be voted “FOR” the adoption of the merger agreement and the merger. You may also vote in person by ballot at the special meeting.

        •      Revoking Your Proxy (page 11)

        Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	giving written notice of the revocation to the Company’s Secretary at Manchester Technologies, Inc. 50 Marcus Boulevard, Hauppauge, NY 11788;

•	by submitting another properly signed proxy with a later date;

•	voting in person at the meeting (if your shares are registered directly on our books and not held through a broker, bank, or other nominee); attendance at the special meeting will not in and of itself constitute a revocation of the proxy; or

•	if you have instructed your broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

Recommendation of the Board of Directors; Reasons for the Merger (page 19)

        •      Recommendation of the Board of Directors (page 19)

        The Board of Directors believes that the terms of the merger are fair to, and in the best interests of, the Company and its shareholders and unanimously recommends that the Company’s shareholders vote “FOR” adoption of the merger agreement and the merger.

        •      Our Reasons for the Merger (page 19)

        The Board of Directors determined to unanimously recommend adoption of the merger agreement and the merger based on its consideration of a number of factors, which are described in the section of the proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors.”

Fairness Opinion (page 20)

        The Board of Directors received the written opinion of BB&T Capital Markets, financial advisor to the Company, that, as of April 17, 2005 and based upon and subject to the matters stated in its opinion, the $6.40 per share in cash to be received by the Company’s shareholders in the merger was fair, from a financial point of view, to the Company’s shareholders. The full text of BB&T Capital Markets’ written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by BB&T Capital Markets, is attached as Annex B to this proxy statement. You are urged to, and should, read the opinion of BB&T Capital Markets carefully. In addition, the presentation of and the factors considered by BB&T Capital Markets in delivering its fairness opinion, as discussed under “The Merger — Opinion of Financial Advisor,” supported the Board of Directors’ determination to recommend, adoption of the merger agreement and the merger to the shareholders of the Company.

Interest of Certain Persons in the Merger (page 26)

        In considering the recommendations of the Board of Directors, you should be aware that some of the Company’s officers and directors have interests in the merger that present or may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. Such interests relate to or arise from, among other things:

•	Barry R. Steinberg and Seth Collins, current directors and officers of the Company, and Joel Stemple, a current director and former officer of the Company, collectively, beneficially own approximately 63.5% of the outstanding shares of common stock;

•	Some members of the Company’s management team will receive severance payments and other benefits upon completion of the merger;

•	Our five non-management directors will each receive bonuses in the amount of $20,000 in recognition of their services in connection with the merger;

•	Some directors and members of the Company’s management team hold vested, in-the-money options to purchase the Company’s common stock, which will be cancelled and cashed out in connection with the merger;

•	If the Company is unable to terminate its obligations under the capital lease for the property located at 160 Oser Avenue, Hauppauge, New York prior to the completion of the merger, Mr. Steinberg and the Company will each fund a portion of the $3 million escrow deposit required to be funded by them by the merger agreement, but if the Company is able to terminate these obligations within one year after the completion of the merger, Mr. Steinberg will be entitled to receive the $3 million escrow deposit, less the Company’s costs of disposing of its obligations under the above-referenced lease;

•	The existing indemnification rights of our present and former directors and officers for acts or omissions occurring before the completion of the merger will survive the merger for a period of six years;

•	Mr. Taylor will receive a $400,000 bonus from the Company and will remain the President of Electrograph Systems following the merger and will acquire capital stock of Electrograph Investment Holdings, Inc.; and

•	Some members of the Company’s management team will have continuing roles at the Company following the merger and will acquire capital stock (or options to acquire capital stock) of Electrograph Investment Holdings.

        The Board of Directors knew about these additional interests, and considered them, among other matters, when it adopted the merger agreement and the merger and determined that it is fair to, and in the best interests of, the Company and its shareholders.

Completion of the Merger (page 32)

        The merger will be completed upon the adoption of the merger agreement and the merger by the shareholders of the Company and the filing of a certificate of merger with the Secretary of State of the State of New York, or at such later time as agreed to by the Company and Electrograph Holdings.

Conditions that Must be Satisfied for the Merger to be Completed (page 40)

        None of the Company, Electrograph Holdings or CICE Acquisition Corp. is obligated to complete the merger unless several conditions are satisfied or waived, including, among others, the following:

•	the adoption of the merger agreement and the merger by holders of two-thirds of the outstanding shares of common stock;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

•	the absence of any legal prohibition against the merger.

        Furthermore, Electrograph Holdings, Inc. and CICE Acquisition Corp. are not obligated to consummate the merger unless several conditions are satisfied or waived, including, among others, the following:

•	the receipt by Electrograph Holdings of the amount of funds set forth in the debt commitment letter as a result of funding thereunder or as a result of funding from one or more alternative sources of financing;

•	the accuracy of our representations and warranties contained in the merger agreement, generally subject to such exceptions as would not result in a material adverse effect on the Company and its subsidiaries;

•	our compliance and performance in all material respects with all of our covenants and agreements contained in the merger agreement;

•	the absence of any material adverse effect on the Company and its subsidiaries since the date of the merger agreement;

•	the release of the Company’s obligations under specified real property leases of the Company and its subsidiaries;

•	any of certain specified transaction expenses of the Company in excess of $6 million shall have been paid by Mr. Steinberg, and all of the Company’s specified transaction expenses shall have been paid in full prior to the completion of the merger; and

•	subject to specified terms and conditions contained in the merger agreement, (i) the satisfaction, extinguishment and other discharge of all non-Electrograph Systems liabilities (other than non-Electrograph Systems liabilities that are, individually and in the aggregate, not material); (ii) the assignment, transfer or other disposal of all non-Electrograph Systems assets (other than non-Electrograph Systems assets that are, individually and in the aggregate, not material); and (iii) the winding down, settling the affairs of and termination of the operations of specified subsidiaries.

Merger Financing (page 28)

        It is estimated that approximately $55 million will be required to pay the aggregate cash consideration payable on the merger. This sum will be provided by a combination of equity financing, debt financing and available cash. Caxton-Iseman has entered into an equity commitment letter with Electrograph Holdings to invest or cause others to invest at least $21 million in the equity or other securities of Electrograph Holdings. Caxton-Iseman’s obligation under this commitment letter is subject to certain terms and conditions including the satisfaction of all of the conditions to the obligations of Electrograph Holdings.

        In addition, Electrograph Holdings has received a debt commitment letter from Antares Capital Corporation to provide a $42.5 million senior secured credit facility to Electrograph Systems (who will be the borrower under such facility immediately following the merger), a significant portion of which will be drawn upon to assist in the acquisition of the Company. The commitment of Antares Capital Corporation to provide the financing under the debt commitment letter expires on the earlier of the termination of the merger agreement and December 2, 2005 and is subject to customary conditions including:

•	the contribution of a minimum of $20.7 million of cash equity in the capital stock of Electrograph Holdings or subordinated debt;

•	the execution and delivery of mutually satisfactory definitive documentation; and

•	the absence of any event, fact, or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Prior to the completion of the merger, Electrograph Holdings may arrange for additional debt financing from one or more alternative sources to assist in the acquisition of the Company, which financing may be on terms more favorable to Electrograph Holdings and its affiliates than the Anatares debt financing. The obligation of Electrograph Holdings and CICE Acquisition Corp. to complete the merger is conditioned upon Electrograph Holdings’ ability to obtain the debt financing from Antares or from one or more alternative sources.

No Solicitation (page 37)

        The merger agreement contains restrictions on the ability of the Company and its affiliates and representatives to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire the Company or a significant interest in the Company. Notwithstanding these restrictions, under certain limited circumstances before the adoption of the merger agreement and the merger by our shareholders, the Board of Directors may respond to a bona fide, unsolicited, written proposal contemplating or otherwise relating to an acquisition transaction made on terms that the Board of Directors determines, in its good faith judgment, after consultation with its legal and financial advisors and taking into account specified factors, to be more favorable to the Company’s shareholders than the terms of the merger.

Termination of the Merger Agreement (page 41)

        The parties to the merger agreement may agree to terminate the merger agreement by mutual consent at any time before completing the merger, even after the Company’s shareholders have adopted the merger agreement and the merger.

        Either Electrograph Holdings or Manchester may terminate the merger agreement if:

•	the merger is not completed by December 2, 2005, unless the party seeking to terminate the agreement has caused the failure to complete the merger by failing to perform covenants or obligations under the merger agreement;

•	the other party has breached a material representation or warranty of that party contained in the merger agreement and the breach has not been cured after 20 days’ notice; or

•	the Company’s shareholders do not adopt the merger agreement and the merger at the special meeting or any adjournment or postponement thereof.

        Electrograph Holdings may terminate the merger agreement if the Board of Directors, in the good faith exercise of its fiduciary duties,

•	withdraws or adversely modifies its recommendation of the merger;

•	accepts or approves an acquisition offer from a third party; or

•	fails to recommend against acceptance of a third-party acquisition offer within 10 days after it is made.

        The Company may terminate the merger agreement if the Board of Directors:

•	withdraws or adversely modifies its recommendation of the merger; or

•	determines that an unsolicited third-party acquisition offer would result in a transaction more favorable to the Company’s shareholders than the merger and accepts or approves the third-party offer.

Termination Fee and Expense Reimbursement (page 42)

        The Company is required to pay $2.5 million to Electrograph Holdings and CICE Acquisition Corp. as a termination fee and reimbursement of expenses if there is a termination of the merger agreement under specified circumstances. Caxton-Iseman is required to pay the Company $2.5 million to the Company if there is a termination of the merger agreement under specified circumstances.

Material U.S. Federal Income Tax Consequences (page 25)

        The exchange of the Company’s common stock for cash in the merger will be a taxable event for U.S. federal income tax purposes. You will generally recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in the Company’s common stock you surrender in the merger. In addition, if the merger is completed, you will no longer be able to defer taxation until a later, voluntary sale of your shares. The federal income tax summary set forth below is based upon present law. You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for your common stock in the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable laws. See “The Merger — Material U.S. Federal Income Tax Consequences” below.

Dissenters’ Rights (page 28)

         Under New York law, dissenters’ rights are not available to shareholders of the Company. See “Dissenters’ Rights” below.

MARKETS AND MARKET PRICE

        The Company’s common stock is listed and principally traded on the Nasdaq National Market System under the symbol “MANC.”

        The following table shows, for the fiscal periods indicated, the reported high and low sale prices per share on the Nasdaq Stock Market for the Company’s common stock. The Company has not paid dividends during the periods presented.

	HIGH	LOW
2003
First Quarter	$2.430	$1.699
Second Quarter	2.240	1.759
Third Quarter	2.090	1.610
Fourth Quarter	2.500	1.710
2004
First Quarter	$3.500	$2.160
Second Quarter	4.330	2.840
Third Quarter	5.750	3.450
Fourth Quarter	4.910	3.210
2005
First Quarter	$5.35	$4.23
Second Quarter	12.38	4.01
Third Quarter	12.00	4.50
Fourth Quarter (through July 6, 2005)	6.54	6.18

        Set forth below are the high, low, and closing sale prices of the Company’s common stock on April 15, 2005, and July 6, 2005. April 15, 2005 was the last full trading day before the Company and principals of Caxton-Iseman announced the entry into the merger agreement. July 6, 2005 was the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement.

	COMPANY COMMON STOCK
	HIGH	LOW	CLOSE
April 15, 2005	5.05	4.50	4.71
July 6, 2005	6.32	6.26	6.26

        We urge you to obtain a current market quotation for the Company’s common stock before you vote or if you are considering changing your vote.

        We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the completion of the merger.

THE SPECIAL MEETING

General

        This proxy statement is being furnished to shareholders of the Company as part of the solicitation of proxies by the Company’s Board of Directors for use at the special meeting to be held on July 29, 2005, at 9:30 a.m., New York time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104. At the special meeting, holders of common stock will be asked to consider and vote upon a proposal to adopt the merger agreement and the merger.

Record Date and Outstanding Shares

        You are entitled to vote if you owned shares of our common stock at the close of business on July 7, 2005. As of the record date, there were approximately 8.5 million shares of common stock outstanding held by approximately 40 holders of record.

Quorum

        The presence of holders of a majority of the outstanding shares of common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. If you abstain from voting on the merger agreement and the merger, then your shares will be deemed present at the special meeting for purposes of determining a quorum. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote, then the shares covered by such non-vote will be deemed present at the special meeting for purposes of determining a quorum.

Vote Required

        The affirmative vote of two-thirds of the outstanding shares of common stock is required to adopt the merger agreement and the merger. Each shareholder is entitled to one vote per share. As of the record date, approximately 63% of the outstanding shares entitled to vote were held by the Company’s directors, executive officers and their affiliates. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger agreement and the merger. You may vote your shares by voting your proxy or by appearing at the special meeting and voting in person. Abstentions and “broker non-votes” will have the same effect as a vote against the merger agreement and the merger. A “broker non-vote” occurs when a shareholder holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to which instructions are not given with respect to the adoption of the merger agreement and the merger.

Completing Your Proxy Card

        After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed return envelope as soon as possible so that your shares of common stock are represented at the special meeting, even if you plan to attend the special meeting in person. If no specification is indicated, all of your shares of common stock represented by valid proxies that have been submitted will be voted “FOR” the adoption of the merger agreement and the merger. You may also vote in person by ballot at the special meeting.

Revoking Your Proxy

        Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	giving written notice of the revocation to the Company’s Secretary at Manchester Technologies, Inc. 50 Marcus Boulevard, Hauppauge, NY 11788;

•	by submitting another properly signed proxy with a later date;

•	voting in person at the meeting (if your shares are registered directly on our books and not held through a broker, bank, or other nominee); attendance at the special meeting will not in and of itself constitute a revocation of the proxy; or

•	if you have instructed your broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

Expenses of Proxy Solicitation

        The Company will pay the costs of soliciting proxies from shareholders. Directors, officers and regular employees may solicit proxies on behalf of the Company, without additional compensation, personally or by telephone, mail, or telecopy. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

Adjournments

        Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any proxies received by the Company will be voted in favor of an adjournment of the special meeting if the purpose of the adjournment is to provide additional time to solicit votes to adopt the merger agreement and the merger, unless the shareholder has voted against the merger proposal. Thus, proxies voting against the adoption of the merger agreement and the merger will not be used to vote for adjournment of the special meeting for the purpose of providing additional time to solicit votes to adopt the merger agreement and the merger. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders of the Company who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

Purpose and Structure of the Transaction

        The principal purpose of the merger is to provide you with the opportunity to receive a cash price for your shares of common stock at a premium over the market price at which the common stock traded before announcement of the merger agreement and to maximize shareholder value. The transaction has been structured as a merger of CICE Acquisition Corp. into the Company, with the Company continuing as the surviving corporation. If the transaction is completed, you will be entitled to receive $6.40 in cash, without interest, in exchange for each of the shares of common stock that you own at the effective time of the merger. The aggregate consideration to be paid in the merger for all of the outstanding shares of common stock is approximately $54.7 million.

        As a result of the merger, you will no longer have any continuing interest in the Company, the common stock will no longer be traded on The Nasdaq National Market and the registration of the common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s reporting obligations thereunder will be terminated. After the merger, Electrograph Holdings will be the sole shareholder of the Company.

The Participants

        Manchester Technologies, Inc. The Company, a New York corporation, is a distributor of display technology solutions and plasma display monitors through its subsidiary Electrograph Systems and is a distributor of computer hardware, primarily to dealers and system integrators. Additional information about the Company and Electrograph Systems can be obtained by visiting the Company’s website located at http://www.e-manchester.com and Electrograph Systems’ website located at http://www.electrograph.com. The address of the Company’s principal executive offices is 50 Marcus Boulevard, Hauppauge, NY 11788. The Company’s telephone number is (631) 951-8100.

        Caxton-Iseman Capital, Inc. Caxton-Iseman is a New York-based private equity firm. Its portfolio companies include Ply Gem Industries, Inc., a manufacturer of vinyl building products with pro forma revenues of approximately $800 million; Anteon International Corporation (NYSE: ANT), an information technology provider to the Federal government with revenues of approximately $1.3 billion; and Buffets Inc., the leading owner and operator of buffet-style restaurants with revenues of approximately $930 million. The address of Caxton-Iseman is 500 Park Avenue, New York, NY 10022. Caxton-Iseman’s telephone number is (212) 752-1850.

        Electrograph Holdings, Inc. and CICE Acquisition Corp. Electrograph Holdings and CICE Acquisition Corp. were incorporated at the direction of investment partnerships controlled by the principals of Caxton-Iseman in Delaware and New York, respectively, on April 15, 2005, solely for the purpose of completing the merger. Electrograph Investment Holdings, Inc., an affiliate of the principals of Caxton-Iseman, owns 100% of the capital stock of Electrograph Holdings and Electrograph Holdings owns 100% of the capital stock of CICE Acquisition Corp. Neither Electrograph Holdings nor CICE Acquisition Corp. has carried on any activities to date other than those incident to its formation and entering into the merger agreement and other agreements related to the merger. Electrograph Holdings’ address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, NY 10022. Electrograph Holdings’ and CICE Acquisition Corp.’s telephone number is (212) 752-1850.

Background of the Merger

        The Board of Directors and management review the Company’s strategic focus on a continuing basis. The Company’s strategic considerations have included acquiring other companies, internal growth, and the sale of the Company. Below is a description of the process management, the Board of Directors, and the Company engaged in prior to entering into the merger agreement pursuant to which the Company will be acquired pending adoption of the merger agreement and the merger by the Company’s shareholders.

        In May of 2003, the Company received an unsolicited offer to acquire the Company. Over the next several months, the potential acquiror conducted due diligence and the parties had numerous discussions and negotiated the terms of a potential transaction. Further, the potential acquiror’s counsel prepared a draft merger agreement, which our transaction counsel, Bryan Cave LLP (“Bryan Cave”), reviewed and revised.

        In connection with the potential transaction, the Company interviewed several firms to select a company to prepare a fairness opinion for the potential transaction. After interviewing each of these firms, the Company ultimately selected one, based in part on a Board member’s previous experience with such firm in connection with services performed for another company with which he was previously affiliated.

        In October 2003, discussions between the parties were terminated without reaching a definitive agreement.

        On October 29, 2003, the Company held a Board of Directors meeting. Among the topics discussed were the Company’s future, including possible strategic alternatives and methods for increasing shareholder value. At this meeting, in an effort to determine the value and marketability of the Company and its business lines, the Board of Directors approved the retention of an investment banker to identify potential suitors for the Company.

        The Board of Directors interviewed several firms in searching for an investment banking firm to solicit offers for the Company and its businesses. On December 2, 2003, the Company engaged Martin Wolf Securities LLC (“MWS”), a boutique investment bank, primarily because of its experience in representing information technology companies in connection with mergers and acquisitions. MWS was instructed to identify potential candidates who were interested in acquiring the Company or its end-user information technology and professional services business (the “Information Technology Business”) in order to increase shareholder value.

        On January 15, 2004, MWS sent a letter to 27 entities, all of whom were potential strategic buyers, to determine their interest in engaging in a transaction with the Company. MWS believed that 15 of the entities solicited might have an interest in acquiring the Company, as a whole, and 12 of the entities solicited might have an interest in acquiring the Information Technology Business. Of the 27 entities solicited, three entities expressed an interest in acquiring the entire Company and five entities expressed an interest in acquiring the Information Technology Business. Each of these entities executed non-disclosure agreements and was sent a confidential information memorandum concerning the Company. During February and March of 2004, MWS and certain representatives of the Company met with five of these entities to discuss a potential transaction. Through these meetings, it became apparent that none of these entities were interested in pursuing an acquisition of the entire Company.

        On March 30, 2004, MWS sent a letter to 23 private equity firms to gauge their interest in acquiring the Company. Five of these firms expressed an interest in pursuing a transaction with the Company. Each of these firms executed non-disclosure agreements and was sent a confidential memorandum concerning the Company.

        Through MWS’ marketing process, the Company determined that none of the entities interested in acquiring the Company, as a whole, were willing to pay a premium in a potential transaction. As a result, MWS and the Company determined that the best method to create shareholder value was to initially sell the Information Technology Business.

        In April, 2004, two entities emerged as potential candidates to acquire the Company’s Information Technology Business: ePlus Technology, Inc. (“ePlus”), a leading provider of enterprise cost management, and a company that engages in direct marketing of computer equipment and other consumer products and services. ePlus and the other company each conducted a due diligence investigation and both companies submitted bids for the acquisition of the Information Technology Business. The Board of Directors elected to sell its Information Technology Business to ePlus because it was offering a higher price for the business and the Board determined that a transaction with ePlus was more likely to close than a transaction with the other party.

        On May 28, 2004, the Company sold its Information Technology Business to ePlus for approximately $4.5 million. This transaction (i) generated value for the Company’s shareholders, (ii) allowed the Company to eliminate a business line that was generating losses and (iii) allowed the Company to focus on Electrograph Systems’ growing business line.

        During a special meeting of the Board of Directors on June 24, 2004, the Board of Directors further considered the Company’s strategic alternatives. Among the options considered were the acquisition of strategic competitors, continuing to operate as an independent public company and the further pursuit of the sale of the Company.

        On June 25, 2004, MWS, who had continued to search for an acquiror of the Company without the Company’s involvement, informed the Company of an oral indication of interest to acquire the Company from Pegasus Technology Ventures (“Pegasus”). On June 28, 2004, Pegasus executed a non-disclosure agreement with the Company. At this time, MWS also contacted a private equity firm and two potential strategic suitors for the Company that had previously indicated an interest in pursuing a transaction with the Company.

        On July 2, 2004, MWS forwarded to Pegasus an updated confidential information memorandum regarding the Company which reflected the sale of the Information Technology Business to ePlus. From July 2 through July 13, the Company engaged in numerous discussions with MWS regarding various matters in seeking a candidate to acquire the Company. On July 13, 2004, a private equity firm (the “Private Equity Firm”) expressed its interest in pursuing an acquisition of the Company to MWS.

        On July 22 and July 23, 2004, a representative of MWS visited the Company to review the Company’s business and financial condition and to discuss the potential acquisition of the Company. From July 24 through August 3, 2004, the Company prepared for an introductory meeting regarding a potential transaction with Pegasus, which took place on August 4, 2004 among the Company, MWS and Pegasus.

        On August 4, 2004, MWS e-mailed certain information regarding the Company to the Private Equity Firm in preparation for a conference call among the Company, MWS and the Private Equity Firm which took place on August 5, 2004. On August 6, 2004, a strategic firm (the “Strategic Firm”) orally expressed interest to MWS regarding the potential acquisition of the Company. Such firm executed and returned a nondisclosure agreement to MWS on August 10, 2004. On August 11, 2004, MWS had a conference call with the Strategic Firm and forwarded the firm certain information regarding the Company.

        On August 13, 2004, MWS received a letter of interest from Pegasus for the potential acquisition of the Company and was also notified by the Strategic Firm of its interest in pursuing an acquisition of the Company. MWS then provided the Strategic Firm with financial statements and other information regarding the Company. On August 17, 2004, MWS received a letter of interest from the Private Equity Firm for the potential acquisition of the Company and on August 23, 2004, the Company received a letter of interest from the Strategic Firm, which was also for the potential acquisition of the Company.

        On August 24, 2004, the Board of Directors held a special meeting to review the expressions of interest received by MWS. The Board then discussed the potential acquirors and the process by which negotiations might be conducted.

        On August 27, 2004, Pegasus received a letter of interest from Caxton-Iseman regarding a potential strategic partnership to acquire the Company. Caxton-Iseman was one of several companies that Pegasus had considered in seeking an investment with which to purchase the Company.

        On August 30, 2004, management of the Company engaged in a conference call with MWS to review the three letters of interest. After informally conferring with the members of the Board of Directors, management informed MWS that the Company would negotiate exclusively with Pegasus based upon a determination that Pegasus’ offer represented the most favorable offer to the Company and its shareholders. Factors considered by management were:

•	Pegasus’ letter of interest offered a price at a premium over market to the Company’s shareholders;

•	the Company believed that Caxton-Iseman was a reputable equity partner;

•	this offer presented less risk to the Company than an offer from the Strategic Firm based upon the fact that if a transaction was not consummated between the Company and the Strategic Firm, a direct competitor would then have confidential information regarding the Company;

•	the Company believed that a transaction with Pegasus would be in the best interest of the Company’s employees, as opposed to a transaction with the Strategic Firm, where duplicative business areas would likely result in layoffs; and

•	the Private Equity Firm offered less than Pegasus, and the Company’s management felt that they were less likely to consummate a transaction with the Private Equity Firm on terms and conditions that were satisfactory to the Company and its shareholders.

        Then, in conversations with each of Pegasus, the Private Equity Firm and the Strategic Firm, MWS communicated the Board of Directors’ determination to pursue negotiations with Pegasus. In the week following the decision, the Company, Pegasus, Caxton-Iseman and MWS engaged in calls to prepare for due diligence by Pegasus and Caxton-Iseman and a meeting between the Company and Caxton-Iseman.

        On September 8, 2004, a representative of MWS visited the Company for several days in preparation for a management presentation to Caxton–Iseman. On September 15, 2004, Seth Collins, the Executive Vice President of the Company (who was promoted to President of the Company on February 16, 2005), and Sam Taylor, the President of Electrograph Systems (who was elected to Executive Vice-President of the Company on March 10, 2005), met with MWS, Pegasus and Robert Ferris of Caxton-Iseman (Pegasus and Caxton-Iseman together referred to hereafter as the “Acquirors”) to discuss a potential transaction. On September 16, 2004, Caxton-Iseman informed MWS that they would like to proceed with transaction-based activities, including conducting due diligence and entering into an exclusivity arrangement with the Company.

        On September 22, 2004, the Company and Caxton-Iseman entered into a non-disclosure agreement. On September 23, 2004, the Company, with the assistance of Bryan Cave, sent a first draft of the merger agreement to Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel for the Acquirors. During the remainder of September, the Company and the Acquirors engaged in conference calls to discuss outstanding due diligence and business issues, the Company’s financial statements for the fiscal year ended July 31, 2004 and the budgeted forecast for the fiscal year ending July 31, 2005.

        From October 4 through October 8, 2004, the parties engaged in numerous conference calls to discuss the status of due diligence, the Company’s financial condition, and an estimated valuation for the Company. On October 8 and October 10, 2004, representatives of the Company, MWS and the Acquirors engaged in conference calls to discuss the parameters of the potential transaction, including a pricing formula, exclusivity terms and break-up fees.

        From October 12 through October 19, 2004, MWS engaged in conference calls with the Company and the Acquirors, separately and together, to discuss the terms of an Exclusivity and Expense Reimbursement Letter (the “Exclusivity Agreement”). The Exclusivity Agreement provided, among other things, that for a period of thirty days, the Company would negotiate a potential transaction on an exclusive basis with the Acquirors, and that the Company would provide the Acquirors with reasonable access to diligence materials and agreed upon employees, suppliers and customers of the Company. In addition, during this period, the Company, the Acquirors and their respective counsel negotiated the terms and conditions of the potential transaction. The Exclusivity Agreement also provided for the reimbursement of up to $300,000 of the Acquiror’s expenses incurred in connection with the transaction under specified circumstances.

        The Company held a special meeting of the Board of Directors on October 13, 2004 to review the potential transaction with the Acquirors, the pricing formula being contemplated for the transaction, the status of negotiations and the timeline for the transaction. At this meeting, the Board of Directors elected to continue with the due diligence process and negotiations and approved the Company’s execution of the Exclusivity Agreement which was subsequently executed on October 21, 2004. Following the execution of the Exclusivity Agreement, Barry R. Steinberg, our Chairman and Chief Executive Officer, received a letter from the Acquirors outlining the proposed material terms and conditions of a potential transaction among the parties.

        From October 22 through November 14, 2004, numerous conference calls were held among the Company, MWS and the Acquirors to, among other things, review due diligence matters, discuss terms and conditions of the proposed transaction and to discuss the Company’s financial projections. On November 18, 2004, Paul Weiss returned to the Company and Bryan Cave a revised draft of the merger agreement, which reflected their comments to the initial draft previously distributed by Bryan Cave. Thereafter, Bryan Cave and Acquirors’ counsel periodically exchanged revised drafts of the merger agreement and the ancillary transactional documents (including the voting agreement with Mr. Steinberg and the Caxton-Iseman equity commitment letter) as negotiations between the Company and the Acquirors continued.

        From November 19 through November 21, 2004, the Company engaged in numerous conference calls with Bryan Cave and separately with the Acquirors in an attempt to address (i) the significant unresolved matters in the merger agreement, including, among others, the definition of “Company Material Adverse Effect” and the restrictions on the Company’s operations prior to closing, (ii) the pending expiration of the Exclusivity Agreement, (iii) the potential risk that the Acquirors’ ability to obtain debt financing would be conditioned on events outside the Company’s control, (iv) concerns that the Company had because it was contemplated that the merger agreement would be between the Company and two newly formed companies without any assets, leaving the Company with little recourse in the event of a breach by the Acquirors, and (v) concerns that the Company would be unable to dispose of or obtain releases from certain of its capital leases. On November 23, 2004, with the approval of the Company’s Board of Directors, the Company and the Acquirors entered into an amendment of the Exclusivity Agreement, which extended the term of such agreement from November 20, 2004 to December 7, 2004. At such time, the Board of Directors also authorized the Company to enter into a further fifteen-day extension of the Exclusivity Agreement (to December 22), if the parties were continuing to make progress towards reaching a definitive agreement at that time. On November 23, 2004, the Company met with Bryan Cave to review the status of the transaction and the issues enumerated above, and also spoke with MWS to review the status of the transaction and outline an approach for future negotiations with the Acquirors. The Company continued to negotiate with the Acquirors regarding the merger agreement and resolve open due diligence items through November 30, 2004.

        In November 2004, the Company contacted BB&T Capital Markets to retain their services to advise the Company as to the fairness of the potential transaction to the Company’s shareholders from a financial point of view and to obtain an opinion to the same effect.

        On December 1, 2004, Messrs. Collins and Taylor met with potential lenders for the Acquirors. On December 2, 2004, Messrs. Collins and Taylor met with the Acquirors to discuss open issues and the continued retention of Mr. Taylor, as the Acquirors had expressed a desire to retain Mr. Taylor as the President of Electrograph Systems following the merger. Also on December 2, 2004, the Board of Directors met telephonically to confirm their prior decision to enter into a further extension of the Exclusivity Agreement.

        On December 3, 2004, the Company entered into a letter agreement to engage BB&T Capital Markets to render the Fairness Opinion. On December 6, 2004, the Company again amended the Exclusivity Agreement to extend its term from December 7, 2004 to December 22, 2004.

        On December 7, 2004, the Company met with Bryan Cave to review the significant open issues in the merger agreement and to consider the risks involved and the terms and conditions of the transaction. From December 8 through December 14, 2004, the Company engaged in numerous conference calls with Bryan Cave and the Acquirors regarding an employment contract for Mr. Taylor, the Company’s obligations under certain of its capital leases and various other terms and conditions contemplated for the transaction.

        On December 13, 2004, a special meeting of the Board of Directors was held to discuss the status of the transaction. The topics reviewed by the Board of Directors included the status of the negotiations with the Acquirors concerning the estimated price per share to be paid in the transaction, a transaction expense breakdown, and the issues relating to the Company’s lease and rent obligations discussed during the negotiations with the Acquirors.

        In addition, on December 13, 2004, the Company announced their earnings for the quarterly period ended October 31, 2004. Thereafter, the price per share for the Company’s common stock rose from a closing price of $4.81 per share on December 13, 2004 to a closing price of $8.00 per share on December 14, 2004. As a result of the increase in price of the Company’s shares, the Company indicated that it would not sell at the price previously discussed with the Acquirors, and the Acquirors indicated that they were not willing to increase their offer for the Company. Between December 14, 2004 and March 11, 2005, the date on which the Company released 2005 second quarter earnings, the Company’s stock traded between $5.70 and $12.38 per share.

        On December 16, 2004, the Board of Directors held a telephonic meeting to discuss the status of the transaction with the Acquirors and to review other strategic alternatives, including utilization of the Company’s excess working capital, engaging in other potential mergers and acquisitions, and a possible one-time shareholder dividend. The Board of Directors determined that management should consider its growth strategy and in furtherance of such consideration, they should contact investment bankers to discuss ways that they could assist the Company in developing its strategy.

        In January 2005, Mr. Steinberg, Mr. Collins and a representative of Bryan Cave met with two investment banking firms to determine whether the Company would hire either firm to assist the Company in evaluating its strategic alternatives. Additionally, from January through February, 2005, the Company continued to engage in informal discussions with the Acquirors regarding the financial condition and operations of the Company.

        In February 2005, the Company was contacted by a new private equity group which expressed interest in acquiring the Company. The price offered by this group at that time was below the public market price for the shares of the common stock. As a result, the Company rejected this offer. At a meeting of the Board of Directors on February 16, 2005, the Board of Directors reviewed, among other things, the status of discussions with the Acquirors and the private equity group. In addition, Mr. Collins gave a presentation to the Board of Directors which included a review of the current state of the Company’s business, various alternatives and potential growth opportunities.

        On February 21, 2005, the Company and Mr. Steinberg received a letter of interest from the private equity group, pursuant to which, among other things, the private equity group offered to acquire the shares of the Company owned by Mr. Steinberg, Mr. Collins and Mr. Stemple (the “Director Shareholders”). The Director Shareholders rejected this proposal because of the low price offered in comparison to the price at which the Company’s common stock was publicly trading, and the fact that the offer did not include the purchase of all of the outstanding shares of the Company’s common stock.

        On March 10, 2005, the Board of Directors held a regular meeting. At that meeting, the Board was informed that the Company was not actively pursuing any transactions to sell the Company, although, from time to time, the Company continued to have informal discussions with the Acquirors. In addition, the Board of Directors determined that it should continue to develop a strategy independent of the sale of the Company.

        On March 14, 2005, the day after the Company’s earnings for the quarterly period ended January 31, 2005 were released, the closing price of the Company’s common stock fell from $9.21 (the previous business day’s closing price) to $5.90 per share.

        On March 17, 2005, the Board of Directors of the Company and Mr. Steinberg received a revised letter of interest from the private equity group, pursuant to which the private equity group proposed a two-step merger for the acquisition of the Company. The private equity group proposed to initially acquire the shares of common stock owned by the Director Shareholders, and then to subsequently acquire, at an unspecified time, the remaining outstanding shares of common stock of the Company. After informally conferring with the other members of the Board of Directors, the Director Shareholders rejected this proposal based on the uncertainty as to if and when the second step of the proposed merger would occur and the complexity of the transaction. The Board of Directors also preferred to see if the transaction with the Acquirors would come to fruition rather than again incurring the time and expense of commencing due diligence and negotiations with a new party.

        On April 4, 2005, the Acquirors, through MWS, forwarded Mr. Steinberg a letter of intent expressing their interest to resume negotiations (from where they were left in December) for the acquisition of the Company on the terms set forth in the letter. After reviewing the letter, the Company instructed Bryan Cave to update the due diligence materials for the Acquirors and to renew negotiations in an attempt to reach a definitive agreement for the merger. From April 4 through April 17, 2005, the Company and the Acquirors and their respective counsel engaged in negotiations in an attempt to reach an agreement for the sale of the Company, continued the due diligence process and exchanged drafts of a proposed merger agreement. During these negotiations, the Acquirors continued to insist that, as a condition to the completion of the merger, the Company be released from its capital lease obligations. If the Company was unable to obtain such releases, the Acquirors were seeking to reduce the purchase price contemplated for the transaction. As a result of these discussions, the Company intensified its efforts to dispose of their capital lease obligations and was successful in doing so with respect to certain of its capital leases.

        On April 8, 2005, the Company held a special meeting by conference call with its Board of Directors to update the directors on the status of the negotiations and documentation of a possible transaction. During the meeting, the directors also discussed the Company’s concern regarding its ability to be relieved of its capital lease obligations for the property located at 160 Oser Avenue, Hauppauge, New York (the “Oser Lease”) on or prior to the completion of the proposed merger. As an alternative to a reduction in the purchase price which was contemplated for the transaction, the Board discussed a proposal by which Mr. Steinberg would place money into escrow at the completion of the merger to partially reimburse the Acquirors for the costs of disposing of the Oser Lease after the closing. The directors preliminarily agreed, subject to the status of negotiations with the Acquirors, to hold another meeting on April 17, 2005. On April 12, 2005, Bryan Cave forwarded to the Board of Directors by overnight mail substantially all of the transaction documents, including all material documents and the voting agreement with Mr. Steinberg, for their review. On April 13, 2005, Bryan Cave forwarded the directors by overnight mail the draft presentation and fairness opinion prepared by BB&T Capital Markets to be presented at the Board meeting called to review and vote on a transaction with the Acquirors.

        On April 15, 2005 representatives of the Acquirors met with representatives of the Company at the Company’s headquarters to discuss certain due diligence matters and open issues. In the course of discussions during the evening of April 15th, the parties agreed upon the $6.40 per share price to be paid to the Company’s shareholders. On April 15, 2005, the price per share for the Company’s common stock closed at $4.71.

        During the evening of April 16, 2005, representatives of the Company, the Acquirors and their respective counsel engaged in a conference call to resolve the final outstanding issues regarding the merger agreement and the ancillary transaction documents. The issues discussed included the definition of “Company Material Adverse Effect,” an indemnity by Mr. Steinberg with respect to certain specified transaction expenses, certain matters under the voting agreement to be entered into by Mr. Steinberg and Electrograph Holdings, the length of time that employees remaining with the Company after the completion of the merger would receive certain benefits and a non-compete and non-disclosure agreement to be entered into by Messrs. Steinberg and Collins.

        At 3:00 pm on April 17, 2005, all seven members of the Board of Directors met at the offices of Bryan Cave to consider whether to adopt the merger agreement and the merger. In attendance at the Board of Directors meeting were attorneys from Bryan Cave and David Roth of Kressel, Rothlein, Walsh and Roth LLC, the Company’s general counsel, and representatives of BB&T Capital Markets. The directors reviewed the history of the transaction and the Company’s strategic alternatives and the opportunities and challenges associated with each possible alternative. Mr. Collins also reviewed the Company’s history, prospects and the current and anticipated business environment in which the Company operated. Mr. Collins further presented an overview of the transaction, including the proposed expense indemnity and lease escrow arrangements with Mr. Steinberg (as further described in “Interests of Certain Persons in the Merger — Transaction Related Arrangements”). Bryan Cave advised the directors of their fiduciary duties and reviewed the terms of the merger agreement and certain other transactional documents. BB&T Capital Markets then delivered its oral and written opinion to the Board of Directors that as of April 17, 2005, and based upon BB&T Capital Markets’ analysis and review and in reliance on the accuracy and completeness of the information furnished to BB&T Capital Markets and subject to the conditions and assumptions set forth in BB&T Capital Markets’ opinion, the transaction consideration of $6.40 per share in cash to be paid to the Company’s shareholders, was fair, from a financial point of view, to the Company’s shareholders.

        At the meeting of the Board of Directors on April 17, 2005, the Compensation Committee, consisting of Messrs. Melnick, Rothlein and Shamash, met independently to discuss the severance payments proposed to be made to certain members of management (as further described in “Interests of Certain Persons in the Merger — Severance Payments and Benefits”) and the release of obligations under a Severance and Release Agreement, dated January 29, 2003 between the Company and Mr. Stemple (as further described in “Interest of Certain Persons in the Merger — Transaction Related Arrangements”). After discussion of these arrangements, the Compensation Committee unanimously approved them.

        In addition, at the Board meeting on April 17, 2005, Messrs. Melnick, Rothlein, Russell and Shamash met independently to review the proposed transaction because of the large financial interest in the transaction of Messrs. Steinberg, Stemple and Collins evidenced by their share ownership in the Company. Mr. Rothlein, although not an employee of the Company, is a partner of Kressel, Rothlein, Walsh and Roth LLC, the Company’s general counsel. After considering the fairness opinion and the various transaction documents, and following an extensive discussion of the transaction, such directors of the Company unanimously agreed to recommend the sale of the Company to the Acquirors and all of the transactions contemplated by the various agreements. The Company’s Board of Directors, after due consideration, then unanimously adopted the merger agreement, the merger and the transactions contemplated thereby. The Board of Directors also determined that the merger agreement, the merger, and the voting agreement were advisable, fair and in the best interests of the Company’s shareholders. The merger agreement was then executed by the Company, Electrograph Holdings and CICE Acquisition Corp. on the evening of April 17, 2005.

Reasons for the Merger; Recommendation of the Board Of Directors

        The Board of Directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, our shareholders. Accordingly, the full Board of Directors unanimously recommends that our shareholders adopt the merger agreement and the merger. The Company’s purpose for engaging in the merger is to allow the Company’s shareholders to realize the value of their investment in the Company in cash at a price that represents a premium to the market price of the Company’s common stock before the public announcement of the merger with Electrograph Holdings and CICE Acquisition Corp.

        In recommending adoption of the merger agreement and the merger, the Board of Directors consulted with our senior management, legal counsel and financial advisors and considered a number of factors that they believed supported their recommendation, including:

•	the merger, if consummated, would provide the Company’s shareholders a 35.9% premium for their shares compared to the closing price of our common stock on the trading date prior to the date the merger was announced and a 17.4% premium over the 5-day prior closing price, as set forth in the analysis of BB&T Capital Markets;

•	the Board of Directors’ belief, after considering the possible strategic alternatives to the merger, including continuing to operate as an independent public company and the risks attendant thereto, that a sale of the Company would maximize shareholder value;

•	the Board of Directors’ belief that, based on the process conducted by MWS and the Company, which sought interest in the Company from a substantial number of potential acquirors, no other buyer would be likely to provide a superior value to the shareholders;

•	the additional costs associated with remaining a public company as a result of the requirements placed upon public companies pursuant to the Sarbanes-Oxley Act of 2002, and the Board of Directors’ belief that a financial buyer would likely place a higher value on the Company’s business operations, assets, financial condition, operating results and prospects than would the public markets;

•	the presentation of BB&T Capital Markets at the April 17, 2005 Board of Directors meeting, including the opinion of BB&T Capital Markets as to the fairness, from a financial point of view, of the consideration being offered in the merger to the holders of the Company’s common stock;

•	the likelihood that the proposed acquisition would be consummated, in light of the past performance and reputation of Caxton-Iseman in making acquisitions;

•	the Board of Directors’ knowledge of the Company’s business, operations, assets, financial condition, operating results and prospects, which they considered in light of the premium offered under the terms of the merger agreement;

•	the fact that the consideration to be received by the Company’s shareholders in the merger would consist entirely of cash, creating certainty of value to the Company’s shareholders;

•	the terms of the merger agreement and related documents, including the parties’ representations and warranties, covenants and the conditions to their respective obligations;

•	the benefits to the Company’s employees from Electrograph Holdings and the surviving corporation’s covenant contained in the merger agreement to provide such employees who continue to be employees of the surviving corporation after the merger with certain employee benefits substantially similar to those they currently enjoy for at least one year after completion of the merger, so long as such costs do not exceed 110% of the cost of the employee benefits immediately before completion of the merger;

•	in the event of a breach of the merger agreement by Electrograph Holdings or CICE Acquisition Corp. that would give rise to a failure of the conditions related to the accuracy of representations and warranties or compliance with covenants and agreements and that has not been cured within 20 business days after receipt of written notice from the Company, Caxton-Iseman has agreed to pay the Company a termination fee of $2.5 million; and

•	the Board of Directors’ belief that the merger agreement, including the $2.5 million termination fee payable to Electrograph Holdings if the merger agreement is terminated for any of the reasons discussed in “The Merger Agreement -- Termination Fee and Expense Reimbursement”, should not unduly discourage superior third-party offers and that the Company, subject to certain conditions, may enter into a definitive agreement with a third-party in respect of a superior proposal simultaneously with the termination of the Merger Agreement.

        The Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

•	the obligation of Electrograph Holdings and CICE Acquisition Corp. to complete the merger is conditioned upon debt financing being made available to Electrograph Holdings; the debt financing may not be received by Electrograph Holdings for reasons beyond the control of the Company; see “The Merger -- Merger Financing” on page 28 for a discussion of the proposed financing and the funding conditions contained in the financing commitments;

•	that the Company is required to pay a termination fee and reimbursement of expenses in an amount equal to $2.5 million if the Company terminates the merger agreement under certain circumstances; it is possible that these provisions could discourage a third party from making a competing proposal to acquire the Company or reduce the price that a third party would pay to acquire the Company; see “Transaction Expenses and Termination Fees - Termination Fees” on page 42 for a discussion of the circumstances under which the Company is responsible to pay the termination fee;

•	that the Company’s ability to respond to an unsolicited inquiry, proposal or offer related to an acquisition transaction is very restricted; see “The Merger Agreement - Covenants - No Solicitation of Acquisition Proposals” on page 37 for a discussion of the restrictions upon the Company’s ability to respond to such unsolicited indications of interest;

•	that the cash consideration to be received by a shareholder will generally be taxable to the shareholder in an amount equal to the excess of $6.40 over the shareholder’s tax basis in his or her shares of the Company’s common stock;

•	the Company may incur significant risks and costs if the merger is not completed, including among others, the reconsideration by the Company of its strategic alternatives and future business strategy and potential employee attrition; and

•	following the merger, the Company’s shareholders will cease to participate in any future earnings growth of the Company or benefit from any increase in the value of the Company.

        In considering the merger, the Board of Directors adopted BB&T Capital Markets’ “Comparable Publicly-Traded Companies Analysis,” “Comparable Transaction Analysis” and “Discounted Cash Flow Analysis” as relevant measures to determine the going concern value of the Company. While the Board of Directors reviewed with BB&T Capital Markets Capital Markets its various financial analyses and reviewed with officers of the Company its historical and projected results, the Board of Directors did not independently generate its own separate financial analysis of the merger.

        After considering these factors, the Board of Directors concluded that the positive factors outweighed the negative factors. Because of the variety of factors considered, the Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together.

Opinion of BB&T Capital Markets

        Pursuant to an engagement letter dated December 3, 2004, the Board of Directors retained BB&T Capital Markets to deliver a fairness opinion to the Board of Directors in connection with a possible transaction between the Company and a third party. In accordance with the terms of the engagement letter, BB&T Capital Markets delivered its written opinion to the Board of Directors at a meeting of the Directors on April 17, 2005. BB&T Capital Markets, on the basis of its analyses and review and in reliance on the accuracy and completeness of the information furnished to it and subject to the conditions and assumptions noted below and in the full text of its opinion, rendered its opinion to the Company’s Board of Directors that, as of April 17, 2005, the cash consideration to be received by the Company’s shareholders pursuant to the merger agreement is fair, from a financial point of view, to such shareholders. The full text of such opinion, which is attached hereto as Annex B and incorporated herein by reference, sets forth a description of the procedures followed, assumptions made, matters considered, areas of reliance on others, and qualifications and limitations on the review undertaken in connection with such opinion.

        BB&T Capital Markets’ opinion was prepared for the information and assistance of the Board of Directors in connection with the Board of Directors’ consideration of the merger. BB&T Capital Markets’ opinion is limited to the fairness, from a financial point of view, to the shareholders, of the cash consideration to be received by the shareholders pursuant to the merger agreement. BB&T Capital Markets’ opinion does not address the relative merits of the merger contemplated by the merger agreement compared with other business strategies that may have been considered by the Company’s management or the Board of Directors. Nor does BB&T Capital Markets’ opinion address the merits of the underlying decision by the Company to enter into the merger, and the opinion does not constitute a recommendation to the shareholders as to how they should vote at the special meeting in connection with the merger. The summary description of the opinion set forth below is qualified in its entirety by the full text of such opinion, and such opinion should be read carefully and in its entirety in connection with this proxy statement. BB&T Capital Markets has consented to the inclusion of its opinion as an annex to this proxy statement. BB&T Capital Markets has also consented to the inclusion in this proxy statement of the summary of its opinion set forth below.

        In connection with its review of the merger and the preparation of its opinion, BB&T Capital Markets, among other things:

•	reviewed the merger agreement and discussed with management and representatives of the Company the proposed material terms of the merger;

•	reviewed, among other public information, the Company’s Annual Reports, Annual Reports on Form 10-K and related financial information for the fiscal years ended July 31, 2002, 2003, and 2004;

•	reviewed the Company’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2004 and January 31, 2005;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to BB&T Capital Markets by senior management of the Company;

•	considered the capitalization, liquidity and financial condition of the Company;

•	discussed with members of senior management of the Company the matters described above, as well as other matters concerning the Company’s businesses, operations and prospects;

•	reviewed the historical market prices and trading activity for the Company’s common stock and compared such prices and trading activity with those of certain publicly traded companies that BB&T Capital Markets deemed to be relevant;

•	compared the financial position and results of operations of the Company with those of certain publicly traded companies that BB&T Capital Markets deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other business combinations, to the extent publicly available, that BB&T Capital Markets deemed to be relevant;

•	reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement and five days prior to the announcement of such business combinations;

•	prepared a discounted cash flow analysis of the Company based upon the financial forecasts relating to the business earnings, cash flow, assets and prospects of the Company prepared by senior management; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as BB&T Capital Markets deemed to be material or otherwise necessary or appropriate to render its opinion, including BB&T Capital Markets’ assessment of economic, market and monetary conditions.

        Representatives of BB&T Capital Markets participated in a meeting of the Board of Directors held on April 17, 2005 at which the Board of Directors discussed and adopted the merger agreement and the merger and recommended the merger agreement and the merger to the shareholders for their adoption. At the meeting, BB&T Capital Markets delivered to the Board of Directors its written opinion that, based upon and subject to BB&T Capital Markets’ review of the foregoing financial and other information, its analysis described below, its experience as an investment banking firm and other factors BB&T Capital Markets deemed relevant, but subject to the limitations set forth below and in reliance on the assumptions set forth below, the cash consideration to be received by the shareholders pursuant to the merger agreement was, as of April 17, 2005, fair, from a financial point of view, to the shareholders.

        In conducting its review and rendering its opinion, BB&T Capital Markets discussed with members of management and representatives of the Company the background of the merger, the reasons and basis for the merger and the business and future prospects of the Company. BB&T Capital Markets relied upon and assumed the accuracy and completeness of the information furnished to it by or on behalf of the Company. BB&T Capital Markets did not attempt independently to verify such information, nor did BB&T Capital Markets make or receive any evaluation or independent appraisal of the assets or liabilities of the Company. BB&T Capital Markets further assumed, with the Company’s consent, that the financial forecasts provided to BB&T Capital Markets by the Company were reasonably prepared on a basis reflecting the best currently available judgments and good faith estimates of the Company’s management and that such financial forecasts will be realized in the amounts and at the times contemplated. BB&T Capital Markets expresses no opinion with respect to, and assumes no responsibility for, such financial forecasts or the estimates or judgments on which they are based. BB&T Capital Markets has taken into account its assessment of general economic, financial, market and industry conditions as they existed on and could be evaluated as of April 17, 2005, as well as its experience in business valuations in general. Although subsequent developments may affect its opinion, BB&T Capital Markets has no obligation to update, revise or reaffirm its opinion. BB&T Capital Markets has assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration or waiver thereof. In addition, BB&T Capital Markets has relied upon all legal advice given to the Board of Directors by its legal counsel. BB&T Capital Markets has also assumed that, in the course of obtaining legal, regulatory and third party consents for the merger, no restriction will be imposed that will adversely affect the terms of the merger or have a material adverse effect on the future results of operations or financial condition of the Company subsequent to the merger. In connection with the preparation of its opinion, BB&T Capital Markets was not authorized to solicit, nor did BB&T Capital Markets solicit, third parties regarding alternatives to the merger.

        Below is a summary of the material analyses performed by BB&T Capital Markets and reviewed with the Board of Directors in connection with the written opinion delivered on April 17, 2005.

        Comparable Public Company Analysis. As part of its analysis, BB&T Capital Markets compared financial information of the Company with corresponding publicly available information for a group of five publicly traded distributors of technology products that BB&T Capital Markets considered most comparable with the Company, which included: Ingram Micro, Inc., Synnex Corp., Tech Data Corp., Avnet, Inc. and Bell Microproducts. These companies are referred to below as the “comparable companies.”

        BB&T Capital Markets analyzed the relative performance of the Company by comparing market trading statistics for the Company with those of the comparable companies. The market trading information used was as of April 15, 2005. The market trading ratios used in the valuation analysis were:

•	Total Enterprise Value (TEV) to trailing twelve-months revenue, which is the ratio of total enterprise value (stock market equity value plus debt and preferred stock minus cash and marketable securities) to revenues for the latest twelve months. Equity based ratios such as the market value/net income ratio can be affected by the amount of a Company’s leverage or borrowings. The TEV to revenue ratio is a measurement of a firm’s performance before the effects of leverage and shows the total enterprise value of the firm for each dollar generated in revenues;

•	TEV to trailing twelve-months EBITDA, which is a ratio that represents a multiple of the EBITDA generated by a company for the latest twelve months. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is generally used as a proxy for cash flow. The magnitude of this ratio reflects a variety of company-specific factors, including historical and projected growth rates, predictability of earnings, size, trading liquidity, and research sponsorship. The TEV to EBITDA ratio is a measurement of a firm’s performance before the effects of leverage and shows the total enterprise value of the firm for each dollar generated in EBITDA; and

•	Market Capitalization to Adjusted Tangible Book Value, which is the ratio of the market value of a Company’s equity to tangible assets, excluding cash and cash equivalents held by a company on a specific date. This ratio is a measurement of a firm’s performance based on the tangible net assets available to the firm.

        The range of values in the table below represents the low and high valuation of the comparable public companies and the median value represents the median thereof. The Company’s implied equity value per fully diluted share is based on the median value of comparable public companies. An analysis of the multiples for the comparable companies yielded:

	Median Value	Range of Value	Implied Equity Value Per Share

TEV/Revenue	0.11x	0.10x to 0.26x	$3.98
TEV/EBITDA	7.5x	5.9x to 8.1x	$5.86
Market Cap/Adj. Tangible Book Value	1.83x	1.29x to 2.81x	$5.61

        BB&T Capital Markets applied a 23% control premium to the implied equity per share value for the Company derived from the comparable companies analysis to account for the fact that the trading multiples derived from the comparable companies represent a minority interest while the trading multiples derived from the merger represent a 100% interest in the Company. This adjustment for control premium should be viewed only as an approximation and reflects an historical premium in public takeovers as well as BB&T Capital Markets’ qualitative judgment and experience as to the significance of this variance between the Company and the comparable companies and not as a definitive indication of relative value. Furthermore, BB&T Capital Markets noted that the comparable companies are larger in many respects, generally distribute broader product lines and rely less on the success of display technology than the Company.

        Comparable Transactions Analysis. Using publicly available information for transactions completed in the last five years, BB&T Capital Markets has compiled a number of transactions involving companies in the technology distribution industry with characteristics similar to the Company. These transactions are referred to below as the “comparable transactions.” The public filings by the parties to the comparable transactions disclose some if not all relevant financial data.

        The selected transactions used in the analysis of distributors of technology products were (target/buyer):

•	Tech Pacific Group/Ingram Micro, Inc.;

•	EMJ Data Systems/Synnex Canada Ltd;

•	Daisytek Canada/EMJ Data Systems;

•	Primesource Corporation/Fuji Photo Film USA;

•	Kent Electronics Corp./Avnet, Inc.; and

•	Savoir Technology Group/Avnet, Inc.

        BB&T Capital Markets compared the relative performance of the Company to certain transaction multiples implied by the comparable transactions. In each comparable transaction, BB&T Capital Markets calculated for each target company:

•	TEV as a multiple of trailing twelve-months revenue; and

•	TEV as a multiple of trailing twelve-months EBITDA.

        The range of values in the table below represents the low and high valuation of the comparable transactions and the median value represents the median thereof. The Company’s implied equity value per fully diluted share is based on the median value of comparable transactions. This analysis of comparable transactions yielded:

	Median Value	Range of Value	Implied Equity Value Per Share

TEV/Revenue	0.22x	0.07x - 0.51x	$5.11
TEV/EBITDA	8.5x	4.2x - 14.6x	$5.22

        No company or transaction used in the comparable public company analysis, the comparable transactions analysis or the premiums paid analysis is identical to the Company or the merger. An analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies to which the Company and the merger are being compared and other factors that could affect the public trading value of such companies.

        Discounted Cash Flow Analysis. BB&T Capital Markets performed a discounted cash flow analysis based on financial projections provided to BB&T Capital Markets by the Company’s senior management.

        The discounted cash flow analysis is based on the projected future unlevered free cash flows of the Company, after taking into consideration capital expenditures and working capital requirements. These cash flows are discounted back to a present value at an appropriate rate and are added to a terminal value, which is determined by applying an earnings multiplier to the Company’s projected EBITDA in the third year and discounting that value back to the present. The discounted cash flow analysis yielded an equity value range of $4.22 per share to $4.58 per share with a median equity value of $4.32 per share using a range of discounted rates and an equity value range of $4.09 per share to $4.81 per share with a median equity value of $4.32 using a range of terminal multiples.

        The discounted cash flow analyses of the Company do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities of the Company may trade at the present or at any time in the future. The range of discount rates applied to the Company referred to above was based upon several factors, including BB&T Capital Markets’ knowledge of the Company and the industry in which it operates, the business risks of the Company and the overall interest rate environment as of April 17, 2005. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, perpetuity values and discount rates.

        Premiums Paid Analysis. In addition to the common valuation techniques discussed above, based on publicly available information, BB&T Capital Markets compared the premiums represented by the consideration to be paid to the shareholders pursuant to the merger agreement over the closing price per share of the Company’s common stock as of one trading day and five trading days prior to April 17, 2005, to the median premiums paid for appropriate comparable publicly traded companies.

        The premiums analysis of public company takeovers resulted in:

Premiums Paid in Selected Public Company Takeovers

Median Value
One Day Prior	22.7%
Five Days Prior	28.8%

         The premium of the offer by the Acquirors of $6.40 per share to the shareholders was:

Premiums Represented by $6.40 Offer Per Share Over the Company’s Share Price

Median Value
One Day Prior	35.9%
Five Days Prior	17.4%

        General.     While the foregoing summary describes the analyses and examinations that BB&T Capital Markets deemed material in arriving at its opinion, the summary does not purport to be a comprehensive description of all analyses and examinations actually conducted by BB&T Capital Markets in connection with its review of the merger and the preparation of its opinion. The preparation of a fairness opinion is a complex process and necessarily is not susceptible to partial analysis or summary description. Selecting portions of the analyses and of the factors considered by BB&T Capital Markets, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of BB&T Capital Markets to the Board of Directors on April 17, 2005. In addition, the preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires BB&T Capital Markets to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by BB&T Capital Markets with its review of the merger and the preparation of its opinion was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. In preparing its opinion, BB&T Capital Markets may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be BB&T Capital Markets’ view of the actual value of the Company. To the contrary, BB&T Capital Markets has expressed no opinion on the actual value of the Company, and its opinion extends only to its belief that the cash consideration is fair, from a financial point of view, to the shareholders.

        In performing its analyses, BB&T Capital Markets made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and BB&T Capital Markets. The analyses performed by BB&T Capital Markets are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be an appraisal or to reflect the prices at which the Company might actually be sold or the prices at which any of its securities may trade at any time in the future. BB&T Capital Markets used in its analyses various projections of future performance prepared by the management of the Company. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain or accurate as projected. Accordingly, actual results of these analyses are subject to substantial uncertainty and could vary significantly from those set forth in such projections.

        As described above, the opinion of BB&T Capital Markets delivered to the Board of Directors on April 17, 2005 and the accompanying presentation to the Board of Directors summarized above were among the many factors taken into consideration by the Board of Directors in making its determination to adopt the merger agreement and the merger, and to recommend the merger to the shareholders for their adoption. BB&T Capital Markets does not, however, make any recommendation to the shareholders (or to any other person or entity) as to whether such shareholders should vote for or against the merger.

        BB&T Capital Markets was selected by the Board of Directors to render a fairness opinion in connection with the transaction because of BB&T Capital Markets’ reputation and expertise as an investment banking firm. BB&T Capital Markets, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, BB&T Capital Markets may actively trade securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short term position in such securities.

        Pursuant to the engagement letter with BB&T Capital Markets, the Company agreed to pay BB&T Capital Markets: (1) $40,000 upon the signing of the engagement letter; and (2) an additional $110,000 upon delivery of its fairness opinion to the Board of Directors.

        In addition to any fees for professional services, the Company has agreed to reimburse BB&T Capital Markets, upon request, for certain reasonable out-of-pocket expenses incurred in connection with BB&T Capital Markets’ carrying out the terms of the engagement letter. The Company has also agreed to indemnify BB&T Capital Markets, to the fullest extent permitted by law or equity, against claims related to (i) the use of information provided to BB&T Capital Markets by the Company, its agents, representatives and advisors, (ii) any of the services rendered pursuant to the engagement letter or (iii) matters which are the subject of, or arise out of, the engagement of BB&T Capital Markets contemplated by the engagement letter, including liabilities under the federal securities laws.

        BB&T Capital Markets was not retained as an advisor or agent to the shareholders or any other person other than advisor to the Board of Directors. The Board of Directors and management determined the cash consideration to be received by the shareholders pursuant to the merger agreement in arm’s length negotiations. The Board of Directors did not impose any restrictions or limitations upon BB&T Capital Markets with respect to the investigations made or the procedures that BB&T Capital Markets followed in rendering its opinion.

        The foregoing summary does not purport to be a complete description of the analyses performed by BB&T Capital Markets or the terms of its engagement by the Company. The foregoing summary of the analyses performed by BB&T Capital Markets is qualified in its entirety by reference to the opinion of BB&T Capital Markets attached as Annex B to this proxy statement.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of the Company’s common stock. The discussion is based on the current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations, interpretive rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing accuracy of this discussion.

        Holders of the Company’s common stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to all shareholders in light of their particular circumstances or to shareholders who are subject to special treatment under the Internal Revenue Code; thus, for example, the discussion may not be applicable to insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals, or foreign entities. Other holders with special considerations include those who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who do not hold their shares of the Company’s common stock as a capital asset, who acquired their shares in connection with stock option plans or in other compensatory transactions, or who hold shares in a hedging transaction or as part of a straddle or conversion transaction. If a partnership or other pass-through entity holds shares of the Company’s common stock, the tax treatment of a partner or investor in such entity generally will depend on the status of the partner or investor and on the activities of such partnership or pass-through entity. This discussion does not address the tax treatment of any such partners or investors, and such persons should consult their tax advisors. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws, the tax consequences of the merger under estate and gift tax laws or the tax consequences of transactions effectuated before or after, or concurrently with, the merger. Nor does this discussion address the tax consequences of payments by the Company to the holders of the Company’s stock options or other stock-based awards or payments to the Company’s directors and officers.

        Neither CICE Acquisition Corp. nor the Company will request a ruling from the Internal Revenue Service in connection with the merger.

        Accordingly, holders of the Company’s common stock or stock options are urged to consult their own tax advisors with respect to the specific tax consequences of the merger in their particular circumstances.

        Receipt of cash for shares of the Company’s common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the merger will generally result in the following U.S. federal income tax consequences to the holders of Company’s common stock who hold that stock as a capital asset:

•	A holder of the Company’s common stock who receives cash for his or her common stock in the merger will generally recognize capital gain or loss in an amount equal to the excess of the cash received by the holder over the holder’s tax basis in his or her shares of the Company’s common stock. Capital losses are subject to limitations on deductibility. Gain or loss will be calculated separately for each block, with a “block” consisting of shares acquired at the same cost in a single transaction.

•	The capital gain or loss will generally be long-term capital gain or loss if the holder has held his or her shares of the Company’s common stock for more than one year.

•	Certain non-corporate holders of the Company’s common stock may be subject to backup withholding at a 28% rate on cash payments received in exchange for the Company’s common stock. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that the number is correct and that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, or is otherwise exempt from backup withholding.

        Generally it is not expected that the merger will have any material tax consequences to the Company.

        It is also not expected that the merger will have any material U.S. federal income tax consequences to CICE Acquisition Corp.

        The preceding discussion is not a complete analysis or discussion of all potential tax effects relevant to the merger. Holders of the Company’s common stock are urged to consult their own tax advisors as to the specific tax consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws, and the effects of any proposed changes in the tax laws.

Regulatory Approvals

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting periods have been satisfied. The Company and Caxton-Iseman each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission on May 16, 2005 and the waiting period expired on June 15, 2005.

        At the time of the closing or immediately thereafter, the Company shall file a duly executed certificate of merger, satisfying the requirements of Section 904 of the New York Business Corporation Law (the “NYBCL”), with the Secretary of State of the State of New York.

        Under the merger agreement, the Company and Electrograph Holdings have agreed to use their reasonable best efforts to obtain all required consents, approvals, and authorizations in connection with the transactions contemplated by the merger agreement.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Company’s Board of Directors in favor of the merger, shareholders of the Company should be aware that members of the Company’s Board of Directors and officers of the Company have interests in the merger that are different from or in addition to the interests of the shareholders.

        The officers and directors of the Company will exchange all of their shares of common stock for the same $6.40 per share purchase price to be paid to the shareholders generally. However, in considering the recommendation of the Board of Directors, you should be aware that some of the Company’s officers and directors beneficially own a substantial amount of common stock (see “Principal Shareholders and Stock Ownership of Management and Others” on page 44). When making the determination to adopt and recommend adoption of the merger agreement and the merger to the Company’s shareholders, the Board of Directors took this fact into consideration, as well as the interests described below.

        Voting Agreement. Concurrently with the execution of the merger agreement, and as a condition to the willingness of Electrograph Holdings to enter into the merger agreement, Barry R. Steinberg, our Chairman and Chief Executive Officer who is also the record or beneficial owner of approximately 54.9% of the outstanding shares of common stock, entered into the voting agreement with Electrograph Holdings. For a summary of the terms of the voting agreement, see “The Merger—Voting Agreement” on page 29. The Board of Directors of the Company has determined that the voting agreement is advisable and fair to and in the best interest of the Company and its shareholders, and in connection therewith, approved the voting agreement and the transactions contemplated thereby.

        Employment Agreement and Executive Participation Agreement. Concurrently with the execution of the merger agreement, and as a condition to the willingness of Electrograph Holdings and the CICE Acquisition Corp. to enter into the merger agreement, Sam Taylor entered into (i) an employment agreement with Electrograph Systems and (ii) an executive participation agreement with Electrograph Investment Holdings, pursuant to which he will purchase a portion of the common and preferred equity in Electrograph Investment Holdings. The effectiveness of both of these agreements is conditioned upon consummation of the merger.

        Treatment of Options. Some of our directors and officers hold options to acquire shares of our common stock under our stock option plans. The merger agreement provides that any stock option outstanding immediately prior to the completion of the merger, including options granted under the Company’s Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan and the Company’s Incentive and Non-Incentive Stock Option Plan, as amended through July 27, 2001, whether or not then exercisable or vested, will be terminated and cancelled immediately prior to the completion of the merger. Each holder of a cancelled option that has an exercise price per share less than $6.40 and that is vested immediately prior to the completion of the merger, will have the right to receive from the Company a cash payment (less applicable federal, state and local withholding taxes) in an amount equal to $6.40 minus the applicable exercise price per share of the option, multiplied by the number of shares of common stock for which such option was exercisable immediately prior to its cancellation. Each option that, immediately prior to the completion of the merger, is not vested or that is vested but has an exercise price greater or equal to $6.40 will be automatically cancelled without compensation at the completion of the merger.

        Indemnification and Insurance. Pursuant to the merger agreement, for six years after the completion of the merger, the Company as the surviving corporation will indemnify and hold harmless our present and former officers and directors for acts or omissions occurring before the completion of the merger to the extent provided under our articles of incorporation and by-laws and as provided in the indemnification agreements between the Company and the indemnified persons that are counterparties thereto. For six years after the completion of the merger, the Company as the surviving corporation will maintain in effect the existing directors’ and officers’ liability insurance maintained by the Company for the benefit of the indemnified persons with respect to acts or omissions occurring prior to the completion of the merger; provided, however, that Electrograph Holdings may substitute the insurance carrier of the existing policy with a policy of no less favorable coverage from an insurance carrier that has a financial strength rating that is equal to or better than the existing policy. The parties have agreed that, prior to the completion of the merger, the annual premiums for the existing policy will be prepaid in full for the six year term, with the Company and Electrograph Holdings equally sharing the total amount of the prepayment.

        Severance and Benefit Payments. The Company has agreed to make severance and other benefit payments to certain senior executives in connection with the termination of their employment with the Company. Mr. Steinberg, the Chairman of the Board of Directors and Chief Executive Officer of the Company will receive $40,000 in health insurance payments and title to a car which has a book value of approximately $72,500. Mr. Collins, the President and Secretary of the Company, will receive $500,000 in severance payments and $40,000 in health insurance payments and title to a car which has a book value of approximately $20,000. Mr. Yaish, the Vice-President of Finance, Chief Financial Officer and Assistant Secretary of the Company, will receive $300,000 in severance payments, $40,000 in health insurance payments and $40,000 in car payments. The foregoing payments will be made immediately prior to the completion of the merger. The Compensation Committee of the Board of Directors has approved each of these payments.

         Non-Management Director Bonuses. Messrs. Melnick, Rothlein, Russell, Shamash and Stemple, our five non-management directors, will each receive bonuses in the amount of $20,000 in recognition of their services in connection with the merger.

        Barry R. Steinberg Disability and Long Term Care Insurance. The Company has agreed to allow Barry R. Steinberg to retain his disability and long term care insurance by assuming the obligation for payment of premiums associated with such policy. This policy would otherwise have been terminated following the completion of the merger.

        Release of Obligations owed to Joel Stemple. The Company has agreed to provide Joel Stemple, a Director and former officer of the Company, $60,000 in health insurance payments and $40,000 in car payments in exchange for a release of the obligations owed by the Company to him pursuant to the Severance and Release Agreement, dated January 29, 2003, between Mr. Stemple and the Company. Such payment is to be made prior to the completion of the merger. Under Mr. Stemple’s severance agreement, he was to receive (i) the sum of $62,000 per annum paid in bi-weekly installments through July 31, 2007 and (ii) medical and hospital insurance at no cost to him through July 31, 2008. The Compensation Committee of the Board of Directors has approved these settlement payments.

        Sam Taylor Bonus Payment. The Company has agreed to pay Sam Taylor, Executive Vice President of the Company and President of Electrograph Systems, a bonus of $400,000 in connection with the prior service he rendered to the Company. The Compensation Committee has approved this payment which will be made upon, and is subject to, consummation of the merger.

        Other Transaction Related Arrangements.

•	Mr. Steinberg, the Company’s Chairman and Chief Executive Officer, has agreed to indemnify Electrograph Holdings and CICE Acquisition Corp. in the event that specified transaction expenses incurred by the Company exceed $6 million. The indemnification provided by Mr. Steinberg terminates upon the completion of the merger.

•	Under the terms of the merger agreement, the Company has agreed to use its commercially reasonable efforts to be replaced by one or more persons or otherwise be released from all of its obligations under the Oser Lease on or prior to the completion of the merger. In the event the Company is not replaced or otherwise released from its obligations under the Oser Lease on or prior to the completion of the merger, Mr. Steinberg has agreed to place up to $1.5 million of the payment he will receive in the merger for his shares of common stock in an escrow account as described below. This holdback of the payment to Mr. Steinberg is designed to partially reimburse the Acquirors for the costs of disposing of the Oser Lease after the completion of the merger and is in lieu of what otherwise would have been a reduction in the consideration to be paid to all of the shareholders of the Company for their shares of common stock.

Pursuant to the merger agreement, if the obligations under the Oser Lease have not been terminated on or prior to the completion of the merger, at the effective time of the merger, Mr. Steinberg and Electrograph Holdings will enter into an escrow agreement with an escrow agent mutually agreeable to the parties. For a summary of the terms of the escrow agreement, see “The Merger--Escrow Agreement” on page 30.

Dissenters’ Rights

        Pursuant to Section 910 of the NYBCL, shareholders of the Company will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated, because the Company’s common stock was listed on the Nasdaq National Market on the record date.

        Section 910 of the NYBCL, provides that a dissenting shareholder’s right to receive payment of the fair value of his shares under Section 623 of the NYBCL is not available to a shareholder of shares of any class or series of stock, which shares or depository receipts in respect thereof, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger.

Merger Financing

        It is estimated that approximately $55 million will be required to pay the aggregate cash consideration payable in the merger. This sum will be provided by a combination of equity financing, debt financing and available cash. Caxton-Iseman has entered into an equity commitment letter with Electrograph Holdings to invest or cause others to invest at least $21 million in the equity or other securities of Electrograph Holdings. Caxton-Iseman’s obligation under this commitment letter is subject to certain terms and conditions including the satisfaction of all of the conditions to the obligations of Electrograph Holdings.

        In addition, Electrograph Holdings has received a debt commitment letter from Antares Capital Corporation to provide a $42.5 million senior secured credit facility to Electrograph Systems (who will be the borrower under such facility immediately following the merger), a significant portion of which will be drawn upon to assist in the acquisition of the Company. The commitment of Antares Capital Corporation to provide the financing under the debt commitment letter expires on the earlier of the termination of the merger agreement and December 2, 2005 and is subject to customary conditions including:

•	the contribution of a minimum of $20.7 million of cash equity in the capital stock of Electrograph Holdings or subordinated debt;

•	the execution and delivery of mutually satisfactory definitive documentation by Electrograph Holdings and Antares; and

•	the absence of any event, fact, or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in “The Merger Agreement--Concept of Company Material Adverse Effect”).

        Prior to the completion of the merger, Electrograph Holdings may arrange for additional debt financing from one or more alternative sources to assist in the acquisition of the Company, which financing may be on terms more favorable to Electrograph Holdings and its affiliates than the Antares debt financing. The obligation of Electrograph Holdings and CICE Acquisition Corp. to complete the merger is conditioned upon Electrograph Holdings’ ability to obtain the debt financing from Antares or from one or more alternative sources.

Voting Agreement

        Concurrently with the execution of the merger agreement, Barry R. Steinberg, who is the record or beneficial owner of approximately 54.9% of the outstanding shares of common stock, entered into a voting agreement with Electrograph Holdings under which, among other things, he agreed to vote all of his shares of common stock, including shares acquired after the execution of the voting agreement, in each case subject to his fiduciary duties to the Company’s shareholders as provided by the merger agreement or under applicable legal requirements in his capacity as a director of the Company:

•	in favor of adoption of the merger agreement, the merger and any other action or approval required in furtherance of the merger;

•	against any action, proposal or agreement that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the merger agreement or the timely consummation of the transactions contemplated by the merger agreement; and

•	against any action, proposal or agreement that would result in any breach of a representation, warranty, covenant or agreement of the Company under the merger agreement. Mr. Steinberg also agreed to take other actions in furtherance of the transactions contemplated by the merger agreement.

        Mr. Steinberg has also agreed that he will not:

•	enter into any contract (including any voting agreement) with respect to his shares of common stock, or deposit any of his shares of common stock into any voting trust; or grant any proxy or power of attorney with respect to any of his shares of common stock; or

•	sell, transfer, assign, give, tender, offer, exchange, encumber, pledge or hypothecate his shares of common stock without the prior written consent of Electrograph Holdings.

        In addition, Mr. Steinberg has also agreed not to, and not to permit any of his affiliates (other than the Company and its directors, to the extent permitted by the merger agreement) to:

•	solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an acquisition transaction;

•	furnish any information regarding the Company or its subsidiaries to, or engage in discussions or negotiations with, any person who has made or indicated an intention to make any inquiry, proposal or offer related to an acquisition transaction;

•	approve, endorse or recommend any proposal or offer related to an acquisition transaction;

•	make or authorize any statement, recommendation or solicitation in support of any proposal or offer related to an acquisition transaction;

•	enter into any letter of intent, agreement in principle, or other document or contract the purpose of which is to effect an acquisition transaction;

•	become a member of a group for the purpose of opposing or competing with the transactions contemplated by the merger agreement; and

•	issue any press release or public statement with respect to the voting agreement, merger agreement or the transactions contemplated thereby without the prior written consent of Electrograph Holdings.

        The voting agreement does not limit or affect the ability of Mr. Steinberg from taking certain actions in his capacity as a director in response to an unsolicited bona fide takeover proposal to the extent that the Company is permitted to take such actions under the merger agreement. See “The Merger Agreement – Covenants – No Solicitation of Acquisition Proposals” on page 37.

        The voting agreement will terminate upon the earliest of:

•	the effective time of the merger; or

•	the later of (x) the termination of the merger agreement pursuant to its terms and if applicable, (y) the receipt by Electrograph Holdings of the termination fee.

        The Board of Directors has determined that the voting agreement is advisable and fair to, and in the best interests of the Company and its shareholders, and unanimously approved the voting agreement.

        The statements made in this proxy statement summarizing the voting agreement are qualified in their entirety by reference to the text of the voting agreement, and are expressly made subject to the more complete information set forth therein. The full text of the voting agreement is attached as Annex C to this proxy statement and should be read in its entirety.

Escrow Agreement

        Mr. Steinberg and Electrograph Holdings have agreed that they will enter into an escrow agreement simultaneously with the completion of the merger if the obligations under the Oser Lease have not been terminated in accordance with the terms set forth in the merger agreement on or prior to the completion of the merger. Pursuant to the escrow agreement, $3 million will be deposited in an escrow account with an escrow agent mutually acceptable to both parties. The escrow will be funded as follows:

•	$1.5 million will be withheld from the amount of cash payable to Mr. Steinberg for his shares of common stock upon completion of the Merger and placed in the escrow account; and

•	the Company will place $1.5 million in an escrow account.

        Notwithstanding the foregoing, the amount withheld from Mr. Steinberg’s payment for his shares of common stock will be decreased by the amount, if any, by which specified transaction expenses incurred by the Company are less then $6 million. In such instance, the amount of funds placed into the escrow account by the Company will be increased by a like amount so that a total of $3 million will be placed into the escrow account at the completion of the merger.

        The terms of the escrow agreement provide that the funds placed in the escrow account will be retained in the account until the earlier of (i) the date that the Company is relieved of all of its obligations under the Oser Lease without resulting in any further liabilities or obligations of any kind to Electrograph Holdings or any of its subsidiaries, or (ii) the first anniversary of the date of the escrow agreement. The escrow agreement will provide that, in the event the Company is replaced or otherwise released from its obligations under the Oser Lease prior to the first anniversary of the escrow agreement, Mr. Steinberg will be entitled to receive all of the funds in the escrow account, less the costs incurred by the Company in obtaining such replacement or release. Accordingly, Mr. Steinberg may receive an amount greater than the $1.5 million (or such lesser amount) that he deposited in escrow. If the Company is not replaced or otherwise released from its obligations under the Oser Lease prior to the first anniversary of the escrow agreement, all of the funds in the escrow account will be released to the Company.

Non-Compete and Non-Disclosure Agreements

        Concurrently with the execution of the merger agreement, Barry R. Steinberg and Seth Collins each entered into a non-compete and non-disclosure agreement with Electrograph Holdings and CICE Acquisition Corp.

        Following completion of the merger, Mr. Steinberg and Mr. Collins have agreed for a period of four and two years respectively, not to:

•	engage, directly or indirectly, in the business conducted by the Company;

•	render any services related to the business conducted by the Company to or for any person engaged in the business conducted by the Company;

•	become interested in any person engaged in the business conducted by the Company, whether directly or indirectly, except that they may passively own, solely as an investment, up to 1% of any class of publicly traded equity security of a corporation engaged in the business conducted by the Company;

•	hire, solicit or encourage to leave the employment of the Company or Electrograph Holdings or any of their respective subsidiaries, or hire within a year of their leaving, any officer, employee, consultant or other person, subject to specified exceptions; or

•	induce or otherwise cause any customer, supplier, licensor, licensee, landlord or any other person with whom the Company, Electrograph Holdings, or any of their respective subsidiaries has a business relationship, to discontinue or alter such business relationship.

        Messrs. Steinberg and Collins have agreed to keep confidential any and all information relating to the business conducted by the Company, Electrograph Holdings or their respective subsidiaries.

        Furthermore, Mr. Steinberg has agreed to indemnify Electrograph Holdings and CICE Acquisition Corp. in the event that specified transaction expenses incurred by the Company exceed $6 million. The indemnification provided by Mr. Steinberg terminates upon the completion of the merger.

Consequences of the Merger; Plans for Manchester after the Merger

        As a result of the completion of the merger:

•	all of the common stock of the Company will be owned by Electrograph Holdings, substantially all of the capital stock of which will be owned indirectly by investment partnerships controlled by the principals of Caxton-Iseman;

•	the current shareholders of the Company will not participate in the Company’s future earnings and growth; and

•	The Company’s common stock will no longer be traded on the Nasdaq National Market System, price quotations will no longer be available and the registration of common stock under the Exchange Act will be terminated.

Conduct of Manchester’s Business if the Merger is not Completed

        If the merger is not completed, we intend to continue to operate our business substantially in the manner it is operated today. From time to time, we will evaluate and review the Company’s business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic transactions and financial alternatives to maximize shareholder value.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

        The following is a summary of the material provisions of the merger agreement. Because this summary is not a complete description of the merger agreement, we urge you to read the merger agreement in its entirety for a complete description of the terms and conditions of the merger. We attach a copy of the merger agreement to this proxy statement as Annex A.

        The representations, warranties and covenants made by the parties in the merger agreement are qualified, including by information in the disclosure letter that the Company delivered to Electrograph Holdings in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts. Shareholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Electrograph Holdings or CICE Acquisition Corp. or any of their respective affiliates.

The Merger

        The merger agreement provides that CICE Acquisition Corp., a wholly-owned subsidiary of Electrograph Holdings, will merge with and into the Company. At the completion of the merger, CICE Acquisition Corp. will cease to exist and the Company will be the surviving corporation in the merger and will become a wholly owned subsidiary of Electrograph Holdings.

Completion of the Merger

        Unless the parties to the merger agreement agree otherwise, the closing of the merger will take place after all of the conditions to the merger have been fulfilled or waived. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of New York or such other time as Electrograph Holdings and the Company mutually agree and include in the certificate of merger.

Certificate of Incorporation, By-Laws, Directors, and Officers of the Surviving Corporation

        When the merger is completed:

•	the certificate of incorporation of the Company will be amended and restated and will become the certificate of incorporation of the surviving corporation;

•	the by-laws of the Company will be amended and restated and will become the by-laws of the surviving corporation;

•	the directors of the CICE Acquisition Corp. immediately prior to the effectiveness of the merger will become the directors of the surviving corporation; and

•	the officers of the CICE Acquisition Corp. immediately prior to the effectiveness of the merger will become the officers of the surviving corporation.

        None of the officers or directors of CICE Acquisition Corp. is currently affiliated with the Company.

Merger Consideration

        Upon completion of the merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $6.40 in cash, without interest, and canceled and retired and cease to exist.

Payment Procedures

        Immediately prior to the effective time of the merger, Electrograph Holdings will deposit with an exchange agent mutually agreeable to Electrograph Holdings and the Company an amount of cash sufficient to pay the merger consideration to each of our shareholders.

        Promptly after completion of the merger, the exchange agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration.

        You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the exchange agent without an executed letter of transmittal.

        You will not be entitled to receive the merger consideration until you surrender your stock certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires in accordance with the instructions sent by the paying agent. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

        No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates.

        At the effective time of the merger, we will close our stock ledger. After that time, if you present common stock certificates to the surviving corporation, the surviving corporation will cancel them in exchange for cash as described in this section.

        The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed.

        After completion of the merger, subject to the right to surrender your stock certificate in exchange for payment of the merger consideration, you will cease to have any rights as a Company shareholder.

        After the expiration of 360 days following the date of the completion of the merger, and upon the demand of Electrograph Holdings, the exchange agent will return to Electrograph Holdings all funds that remain unclaimed by the Company’s shareholders. At such time, the exchange agent’s duties will terminate, and shareholders may then surrender their certificates to the surviving corporation and, subject to applicable abandoned property laws, escheat and similar laws, will be entitled to receive the merger consideration without interest. None of Electrograph Holdings, the surviving corporation or the exchange agent will be liable to shareholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, escheat and similar laws.

Treatment of Existing Stock Options

        The merger agreement provides that, unless otherwise agreed in writing, any option to purchase the Company’s common stock outstanding immediately prior to the completion of the merger, including options granted under the Company’s Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan and the Company’s Incentive and Non-Incentive Stock Option Plan, as amended through July 27, 2001, whether or not then exercisable or vested, will be terminated and cancelled immediately prior to the completion of the merger. Each holder of a cancelled option that has an exercise price per share less than $6.40 and that is vested immediately prior to the completion of the merger, shall have the right to receive from the Company a cash payment (less applicable federal, state and local withholding taxes) in an amount equal to $6.40 minus the applicable exercise price per share of the option, multiplied by the number of shares of common stock for which such option was exercisable immediately prior to its cancellation. Each option that, immediately prior to the completion of the merger, is not vested or that is vested but has an exercise price greater or equal to $6.40 will be automatically cancelled without compensation at the completion of the merger. The Company has agreed to obtain releases from all of the holders of options to be cancelled in accordance with the terms of the merger agreement.

Representations and Warranties

        The merger agreement contains various customary representations and warranties by the Company to Electrograph Holdings and CICE Acquisition Corp., some of which are subject to exceptions disclosed in a letter to Electrograph Holdings and to customary qualifications, including knowledge, materiality and Company Material Adverse Effect. The representations and warranties made by the Company relate to, among other matters:

•	due organization, good standing and qualification;

•	corporate power and authority and binding nature of agreement;

•	capital structure;

•	Securities and Exchange Commission (“SEC”) filings and financial statements;

•	disclosure controls and procedures;

•	absence of certain changes and other events since January 31, 2005;

•	proprietary assets;

•	matters relating to material contracts;

•	leased properties;

•	absence of undisclosed liabilities;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters and benefits plans;

•	environmental matters;

•	legal proceedings and orders;

•	vote required by the Company’s shareholders to adopt the merger agreement and the merger;

•	conflicts between the merger agreement and the Company’s and its subsidiaries’ organizational documents, certain contracts, or applicable law;

•	required governmental filings;

•	delivery of a fairness opinion from the Company’s financial advisor;

•	brokers engaged in connection with the merger;

•	related party transactions;

•	personal property;

•	real property;

•	compliance with laws;

•	insurance;

•	applicability of takeover statutes to the merger;

•	material suppliers and material customers;

•	transaction fees; and

•	information supplied by the Company in this proxy statement.

        The merger agreement also contains various representations and warranties by Electrograph Holdings and CICE Acquisition Corp. to the Company, some of which are subject to customary qualifications, including knowledge, materiality and material adverse effect. The representations and warranties made by Electrograph Holdings and CICE Acquisition Corp. relate to, among other matters:

•	due organization, good standing, and qualification;

•	corporate power and authority and binding nature of the agreement;

•	conflicts between the merger agreement and each of Electrograph Holdings’ and CICE Acquisition Corp.’s organizational documents, certain contracts, or applicable law;

•	required governmental filings;

•	information supplied by Electrograph Holdings for inclusion or incorporation by reference in this proxy statement;

•	formation of CICE Acquisition Corp.;

•	financing; and

•	investigation of the Company by Electrograph Holdings.

        The representations and warranties contained in the merger agreement are complicated and not easily summarized. Please carefully read Sections 2 and 3 of the merger agreement for a full statement of the representations and warranties of the parties. The representations and warranties terminate upon the completion of the merger.

Concept of Company Material Adverse Effect

        Certain of the Company’s representations and warranties contained in the merger agreement are qualified by the concept of “Company Material Adverse Effect.” This concept also applies to some of the covenants and conditions to the merger described under “Covenants” and “Conditions to Completing the Merger” below, as well as to termination of the merger agreement for breaches of representations and warranties discussed under “Termination” below. For purposes of the merger agreement, the concept of Company Material Adverse Effect means any adverse effect on the business, condition (financial or otherwise) or results of operation, assets, liabilities, operations or financial performance of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement. As it applies to the Company, the concept of Company Material Adverse Effect excludes:

•	any change in and of itself in the market price or trading volume of the Company’s common stock after April 17, 2005;

•	changes in general economic conditions in the United States or abroad (including, without limitation, any effect that acts of terrorism or outbreak of war have on such general economic conditions); or

•	legal, governmental or regulatory factors (including, without limitation, any effect that acts of terrorism or outbreak of war have on such legal, governmental or regulatory factors) generally affecting companies in the Company’s industry.

Covenants

        Conduct Of the Company’s Business before Consummation of the Merger. The Company has agreed that, from the date of the merger agreement through the completion of the merger, the Company and its subsidiaries will conduct their operations only in the ordinary course of business and in material compliance with all applicable laws and regulations and the requirements of their contracts. In addition, the Company and its subsidiaries agreed to use commercially reasonable efforts to preserve intact their current respective business organizations, to keep available the services of their present officers and employees, and to maintain their relations and good will with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other individuals and entities having business relationships with them. The Company and its subsidiaries have also agreed to:

•	provide all notices, assurances and support required by any material contract relating to any proprietary asset in order to ensure that no condition under such contract occurs which could result in, or could increase the likelihood of any transfer by the Company or any of its subsidiaries of any proprietary asset;

•	make all filings and payments necessary or reasonable to keep all registered or issued proprietary assets that are material to and used in the business of the Company or its subsidiaries in full force and effect;

•	keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of the merger agreement covering all material assets of the Company and its subsidiaries; and

•	to the extent reasonably requested by Electrograph Holdings, cause officers of the Company to report regularly to Electrograph Holdings concerning the status of the Company’s and subsidiaries’ respective businesses.

        However, the Company is permitted and obligated, subject to the terms and conditions described below, to dispose of certain assets and liabilities, which are classified as “Non-Electrograph Systems Assets” and “Non-Electrograph Systems Liabilities.” Non-Electrograph Systems Assets consist of any assets of the Company or its subsidiaries that are not used in connection with the conduct or operation of the business of Electrograph Systems, excluding however, certain real property leases, leases assigned to third parties, and assets used in connection with the conduct or operation of the business of Champion Vision, Inc. Non-Electrograph Systems Liabilities consist of any liabilities or other obligations of the Company or its subsidiaries that were not incurred or otherwise assumed in connection with the conduct or operation of the business of Electrograph Systems, excluding however, certain real property leases, leases assigned to third parties, guarantees provided by the Company or any of its subsidiaries of obligations or other liabilities of Electrograph Systems, and liabilities used in connection with the conduct or operation of the business of Champion Vision, Inc. No such disposition may result in additional indebtedness to the Company or any of its subsidiaries, detrimentally affect the ability to conduct or operate the business of Electrograph Systems, result in any further liability or obligation to Electrograph Holdings or any of its subsidiaries, or be made to or with a related party or affiliate of the Company and its subsidiaries. Further, the Company is restricted from disposing of any Non-Electrograph Systems Liabilities for more than fair market value or any Non-Electrograph Systems Assets for less than fair market value.

        The Company has agreed that, from April 17, 2004 through the completion of the merger, subject to specified exceptions, and except to the extent the merger agreement contemplates otherwise or unless it obtains the prior written consent of Electrograph Holdings, that it will not take or permit its subsidiaries to take, any of the following actions:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, issue, deliver, grant or authorize the sale, issuance, delivery or grant of any capital stock or other security, any stock right, stock options or equity-based compensation awards, including any awards under the Company’s 2005 Incentive Compensation Plan, any instrument convertible into or exchangeable for any capital stock or other security, or enter into any contract with respect to the sale, voting, repurchase, or registration of any capital stock or other securities;

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any agreement evidencing any stock option or otherwise modify any of the terms of any outstanding option or related contract;

•	amend or permit the adoption of any amendment to any of its or its subsidiaries organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	acquire any equity interest or other interest in any other entity;

•	make capital expenditures that exceed $250,000 in the aggregate;

•	enter into any contract, or modify or amend any existing contract providing for severance or termination pay, indemnification of officers or directors, or benefits which are contingent upon the occurrence of a transaction involving the Company of the nature contemplated by the merger agreement;

•	purchase, lease, license, or otherwise acquire any right or other asset from any other person or sell, transfer, convey, pledge, encumber, grant a security interest in or otherwise dispose of, or lease or license, any right or other asset to another person, or waive, relinquish or otherwise impair any material right or any duties or obligations of confidentiality;

•	abandon or fail to enforce any proprietary assets that are material to and used in the business, operations or products of the Company and its subsidiaries;

•	lend money or other property to any person or incur or guarantee any indebtedness;

•	incur, assume or prepay any indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity;

•	enter into, terminate, cancel or request any material change in any material contacts;

•	waive, release, assign, settle, or compromise any material legal proceedings;

•	establish, adopt, amend, terminate, or make contributions to employee benefit plans;

•	pay any bonus or make any profit-sharing or similar payment to, or increase hourly wage rates, salary, commissions, fringe benefits or other compensation to any present or former directors, officers or employees;

•	change any methods of accounting or tax or accounting practices;

•	make or revoke any material tax elections or file any amended tax returns;

•	satisfy, extinguish or discharge any Non-Electrograph Systems Liabilities that are current liabilities of the Company or its subsidiaries for more than fair market value;

•	sell, assign, transfer, or dispose of any Non-Electrograph Systems Assets that are current assets of the Company or its subsidiaries for less than fair market value;

•	incur or assume any liabilities or obligations in connection with certain operations which are required to be terminated prior to the consummation of the merger; or

•	take or agree to take any action which would result in a material breach by the Company of any of its representations, warranties or covenants.

        During this period, the Company is also required to, among other things, prepare and timely file all required tax returns, pay all taxes due and payable and terminate certain tax sharing agreements. Further, the Company is subject to a $5 million limit on the amount of inventory that it is permitted to purchase in any single or series of related transactions with any single vendor.

        The agreements relating to the conduct of the Company’s business are complicated and not easily summarized. You should carefully read Section 4.1 of the merger agreement under the heading “Certain Covenants of the Company — Operation of the Company’s Business.”

        No Solicitation of Acquisition Proposals. The Company has agreed that it will not, and that it will not permit any of its subsidiaries or any of their officers, directors, employees, affiliates, agents, attorneys, accountants, advisors and other authorized representatives to, directly or indirectly:

•	solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an acquisition transaction (see below for definition of acquisition transaction);

•	furnish any information regarding the Company and its subsidiaries to any person that has made or indicated an intention to make any inquiry, proposal or offer related to an acquisition transaction;

•	engage in discussions or negotiations with any person that has made or indicated an intention to make any inquiry, proposal or offer related to any acquisition transaction;

•	approve, endorse or recommend any proposal or offer related to an acquisition transaction;

•	make or authorize any statement, recommendation or solicitation in support of any proposal or offer related to an acquisition transaction; or

•	enter into any letter of intent, agreement in principle or similar document or any contract having a primary purpose of effectuating, or which would effect, any acquisition transaction.

        For purposes of the merger agreement, an “acquisition transaction” means any transaction or series of transactions involving any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which:

•	the Company or any of its subsidiaries is a constituent corporation;

•	a person, entity or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, in a single or series of related transactions, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; or

•	the Company or any of its subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries.

        Acquisition transaction also means any sale or disposition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets the Company or any of its subsidiaries, other than in the ordinary course of business; or any liquidation or dissolution of the Company or any of its subsidiaries.

        However, prior to the adoption of the merger agreement and the merger by the shareholders of the Company, the Company may provide nonpublic information regarding it and its subsidiaries in response to a request by a person who has made a superior offer if:

•	the Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligations to the Company’s shareholders under applicable law and regulations; and

•	the Company receives from such person an executed confidentiality agreement.

        For purposes of the merger agreement, “superior offer” means a bona fide, unsolicited, written proposal contemplating or otherwise relating to an acquisition transaction made on terms that the Board of Directors determines, in its good faith judgment, after consultation with its legal and financial advisors and after taking into account any conditions to, and risks of, consummation and financing contingencies and giving consideration to the enumerated items in Section 717(b) of the New York Business Corporation Law, to be more favorable to the Company’s shareholders than the terms of the merger.

        Notwithstanding the foregoing, the Board of Directors is permitted to disclose to the Company’s shareholders a position with respect to a takeover proposal as required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

        In the event the Company receives an inquiry or proposal or offer or any request for nonpublic information with respect to it or any of its subsidiaries relating to an acquisition transaction, the Company is required, within two business days, to advise Electrograph Holdings of the identity of such person or entity and provide a copy of such inquiry, proposal, offer or request if available or a detailed description if not available, and to keep Electrograph Holdings reasonably informed on a current basis of the material terms and status thereof and any related material communications.

        Proxy Statement; Special Meeting. The Company has agreed to call and hold the special meeting described in this proxy statement and to recommend through the Board of Directors that its shareholders vote to adopt the merger agreement and the merger at the special meeting. The Company also agreed to include the Board of Directors’ recommendation in this proxy statement.

        The Company agreed to provide Electrograph Holdings with a reasonable opportunity to review and comment on any amendment or supplement to the proxy statement prior to filing it with the SEC, to promptly notify Electrograph Holdings of the receipt of any comments or requests for amendments or supplements to this proxy statement by the SEC, and to provide Electrograph Holdings with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement.

        The Company agreed in the merger agreement that (a) the Board of Directors will not withdraw or modify their recommendation of the adoption of the merger agreement by the Company’s shareholders in a manner adverse to Electrograph Holdings, and (b) neither the Board of Directors nor any committee thereof, will adopt or propose a resolution to withdraw or modify the Board of Directors’ resolution in a manner adverse to Electrograph Holdings. However, prior to the adoption of the merger agreement and the merger by the Company’s shareholders, the recommendation of the Board of Directors to adopt the merger agreement and the merger may be withdrawn or modified in a manner adverse to Electrograph Holdings if (x) a superior offer is made to the Company and not withdrawn, and (y) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that, in light of such superior offer, taking such action is required for the members of the Board of Directors to comply with their fiduciary duties to the shareholders under applicable law. The Company must notify Electrograph Holdings in writing that it intends to take such action, and the recommendation of the Board of Directors may not be withdrawn or modified in a manner adverse to Electrograph Holdings for at least two business days after Electrograph Holdings receives such notice.

        Regulatory Approvals. The Company and Electrograph Holdings agreed to each use their reasonable best efforts to obtain any consents, approvals or other authorizations and make any filings and notifications required in connection with the transactions contemplated by the merger agreement, and to make all submissions required or deemed appropriate, under the Securities Act of 1933, as amended, the Exchange Act, the HSR Act, the NYBCL, the rules and regulations of the Nasdaq National Market and any other applicable legal requirements. The Company and Electrograph Holdings have agreed to cooperate and consult with each other in connection with obtaining such consents, approvals and authorizations and the making of all such filings and notifications.

        Additional Agreements. The Company, Electrograph Holdings and CICE Acquisition Corp. have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to ensure that the conditions to the merger are satisfied, and to complete the transactions contemplated by the merger agreement as promptly as practicable. The Company and Electrograph Holdings have agreed that neither they nor their subsidiaries shall take any action that could reasonably be expected to result in the delay or failure to satisfy any of the conditions to the merger.

        Access and Investigation. Between April 17, 2005 and the completion of the merger, the Company has agreed to provide Electrograph Holdings and its representatives with reasonable access to the Company’s representatives, personnel, properties, assets, books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries.

        Employee Benefits. Electrograph Holdings and the Company as the surviving corporation have agreed that, for a period of 12 months after the completion of the merger, the surviving corporation shall provide all employees of the surviving corporation and its Subsidiaries with compensation and employee benefits (other than severance, equity-based compensation, deal-based payments or non-qualified deferred compensation) that are substantially similar to the compensation and employee benefits provided to the employees of the Company and its subsidiaries immediately prior to the completion of the merger under the Company’s employee benefit plans, provided, however, that the costs of providing such benefits shall not exceed 110% of the costs of providing such benefits pursuant to the relevant employee benefit plans of the Company and its subsidiaries immediately prior to the consummation of the merger.

        Indemnification and Directors’ and Officers’ Insurance. The merger agreement provides that all rights to indemnification, including the advancement of expenses, existing in favor of those persons who are or were directors and officers of the Company for acts and omissions occurring prior to the completion of the merger, will survive the merger and will be observed by the surviving corporation, and Electrograph Holdings will take all action necessary to cause the surviving corporation to observe such rights, to the fullest extent permitted by New York law for a period of not less than six years after the completion of the merger.

        The surviving corporation is also obligated either to maintain, for a period of six years after the completion of the merger, the Company’s existing directors’ and officers’ liability insurance or to obtain directors’ and officers’ liability insurance that is of no less favorable coverage from a carrier of equal or higher financial strength rating. Prior to the completion of the merger, the annual premiums of the existing policy for such six year period will be prepaid in full, with the Company and Electrograph Holdings sharing equally the amount of such prepayment.

         Other Covenants. The Company has also agreed to:

•	not settle or offer to settle any legal proceedings by any shareholders against the Company arising out of the merger without the prior written consent of Electrograph Holdings;

•	not cooperate with any person seeking to restrain, enjoin, prohibit or otherwise oppose the merger and the Company has further agreed to cooperate with Electrograph Holdings and CICE Acquisition Corp. to resist any such effort;

•	reasonably cooperate with Electrograph Holdings and its affiliates in order to allow Electrograph Holdings to obtain the financing necessary to consummate the merger (including providing information to Electrograph Holdings, meeting with potential lenders and financing sources and assisting with the preparation of collateral audits and inventory appraisals and the obtaining of consents from and agreements with suppliers);

•	pay or cause to be paid or otherwise released or terminated all indebtedness of the Company and its subsidiaries;

•	cause the Company and its subsidiaries to be replaced by one or more individuals or entities, other than the Company, its subsidiaries or any of their affiliates, from all obligations the Company or any of its subsidiaries may have with respect to specified leased properties;

•	abandon in place or remove an underground storage tank at one of its leased properties;

•	not incur certain specified transaction expenses in excess of $6 million, provided that any such amounts in excess of $6 million shall be paid by Mr. Steinberg, and all transaction expenses shall be paid at or prior to closing; and

•	(i) satisfy, extinguish, and otherwise discharge all Non-Electrograph Systems Liabilities (other than Non-Electrograph Systems Liabilities that are, individually and in the aggregate, not material), (ii) sell, assign, transfer or otherwise dispose of all Non-Electrograph Systems Assets (other than Non-Electrograph Systems Assets that are, individually and in the aggregate, not material), and (iii) wind down, settle the affairs of and terminate the operations of specified subsidiaries of the Company; provided, however, that none of the foregoing actions may result in additional indebtedness to the Company or any of its subsidiaries, detrimentally affect the ability to conduct or operate the business of Electrograph Systems, result in any further liability or obligation to Electrograph Holdings or any of its subsidiaries, be made to or with a related party or affiliate of the Company and its subsidiaries, result in a disposition of Non-Electrograph Systems Liabilities for more than fair market value or Non-Electrograph Systems Assets for less than fair market value.

        Please see Sections 4 and 5 of the merger agreement for a full statement of the covenants of the parties before and after the completion of the merger.

Conditions to Completing the Merger

        The parties’ respective obligations to consummate the merger are subject to the prior satisfaction or waiver (to the extent permitted by applicable law) of each of the following conditions:

•	adoption of the merger agreement and the merger by the holders of two-thirds of the outstanding shares of common stock;

•	the expiration or termination of the waiting period required under the HSR Act;

•	the obtaining of all consents, approvals, and authorizations of any governmental body required to consummate the merger; and

•	the absence of any legal prohibition against the merger.

        Conditions to Electrograph Holdings’ and CICE Acquisition Corp.’s Obligation. The obligation of Electrograph Holdings and CICE Acquisition Corp. to complete the merger is also subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of the Company in the merger agreement, without giving effect to any limitation or qualification therein as to materiality or Company Material Adverse Effect (or similar concept), as of the date of the merger agreement and as of the date of completion of the merger as if made on and as of such date (except as to certain representations and warranties made as of a specific date, which must be true and correct as of such date), other than breaches or inaccuracies in any such representations or warranties that have not had, and would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect;

•	the compliance or performance by the Company of its covenants and obligations in the merger agreement required to be complied with or performed in all material respects at or prior to the completion of the merger;

•	the absence of any event, fact or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect since the date of the merger agreement, and the retention of the business at substantially similar levels of Electrograph Systems’ top five suppliers and any customer or groups of customers accounting for at least 10% of the gross profit of the Company and its subsidiaries for the seven months ending February 28, 2005;

•	the receipt of a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, confirming that the conditions to the Company’s obligation have been met;

•	the absence of any pending or threatened legal proceedings relating to the merger or any of the other transactions contemplated by the merger agreement;

•	the obtaining by the Company of releases from stock option holders who will not receive any cash consideration for the cancellation of their stock options;

•	the receipt by Electrograph Holdings of the amount of funds set forth in the debt commitment letter as a result of funding thereunder or as a result of funding from one or more alternative sources of financing;

•	the termination of the Company’s Loan Agreement, dated March 21, 2005, with Citibank, N.A. and of specified inventory financing arrangements and the release of the Company and its subsidiaries as a borrower or guarantor, as applicable, under such loan agreement and inventory financing arrangements;

•	the receipt of written resignation letters from each of the directors and officers of the Company and its subsidiaries;

•	the effectiveness of the employment agreement with Mr. Taylor and each of the non-compete and non-disclosure agreements with Messrs. Steinberg and Collins;

•	the termination of specified individuals’ employment with the Company;

•	the settlement of obligations owed to Mr. Stemple pursuant to the Severance and Release Agreement, dated January 29, 2003, between Mr. Stemple and the Company;

•	the release of the Company’s obligations under specified real property leases of the Company and its subsidiaries;

•	if necessary, the due execution and delivery by Mr. Steinberg, the Company and an escrow agent to be mutually agreeable to the parties of the escrow agreement;

•	the Company’s specified transaction expenses have not exceeded $6 million, and have been paid in full prior to the completion of the merger; and

•	subject to specified terms and conditions contained in the merger agreement, the Company will have (i) satisfied, extinguished and otherwise discharged all Non-Electrograph Systems Liabilities (other than Non-Electrograph Systems Liabilities that are, individually and in the aggregate, not material); (ii) sold, assigned, transferred or otherwise disposed of all Non-Electrograph Systems Assets (other than Non-Electrograph Systems Assets that are, individually and in the aggregate, not material); and (iii) wound down, settled the affairs of and terminated the operations of specified subsidiaries.

        Conditions to the Company’s Obligation. The obligation of the Company to complete the merger is also subject to the satisfaction or waiver of the following conditions:

•	the accuracy of representations and warranties of Electrograph Holdings in the merger agreement, without giving effect to any limitation or qualification therein as to materiality or material adverse effect (or similar concept) as of the date of the merger agreement and as of the date of completion of the merger as if made on and as of such date (except as to such representations and warranties made as of a specific date, which must be true and correct as of such date), other than breaches of or inaccuracies in any such representations or warranties that have not had, and would not reasonably be expected to have, individually and in the aggregate, an effect on the ability of Electrograph Holdings to pay the aggregate price per share for all shares of the Company’s common stock outstanding immediately prior to the completion of the merger and to consummate the transactions contemplated by the merger agreement;

•	the compliance or performance by Electrograph Holdings and CICE Acquisition Corp. of their covenants and obligations in the merger agreement required to be complied with or performed in all material respects at or prior to the completion of the merger; and

•	the receipt of a certificate executed on behalf of Electrograph Holdings, by an executive officer of Electrograph Holdings, confirming that the conditions precedent to the Company’s obligation have been satisfied.

        Please refer to Sections 6 and 7 of the merger agreement for a full statement of the conditions to completing the merger.

Termination

        The merger agreement may be terminated by Electrograph Holdings or the Company prior to the completion of the merger:

•	by mutual written consent of Electrograph Holdings and the Company;

•	if the merger is not completed by December 2, 2005, unless the failure to complete the merger is primarily attributable to a failure on the part of the party seeking to terminate the agreement to fulfill its obligations under the merger agreement;

•	if any governmental or judicial order restrains or otherwise prohibits the completion of the merger and such order has become final and nonappealable; or

•	the Company’s shareholders do not adopt the merger agreement and the merger at the special meeting or any adjournment or postponement thereof.

        Electrograph Holdings may terminate the merger agreement:

•	if the Board of Directors of the Company has withdrawn or modified, in a manner adverse to Electrograph Holdings, its recommendation for the adoption of the merger agreement and the merger by the Company’s shareholders;

•	(i) if the Board of Directors of the Company approves, endorses or recommends a superior offer, (ii) the Company enters into a written agreement (whether binding or non-binding) relating to a superior offer, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement, or (iv) the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

•	if the Board of Directors of the Company exempts any person or entity other than Electrograph Holdings from the restrictions on business combinations in Section 912 of the NYBCL; or

•	if the Company breaches any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the conditions relating to accuracy of representations and warranties or compliance with covenants and agreements and has not cured such breach within 20 business days after receipt of written notice of such breach from Electrograph Holdings.

        The Company may terminate the merger agreement:

•	if the Board of Directors of the Company approves and authorizes the Company to enter into, a definitive agreement providing for the implementation of a superior offer, but only so long as (i) the Company’s shareholders have not yet adopted the merger agreement and the merger, (ii) the Company is not then and has not been in breach of any of its obligations described under “--No Solicitation of Acquisition Proposals”, (iii) the Board of Directors has determined in good faith, after consultation with its financial and legal advisors, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duty under applicable law, (iv) the Company has notified Electrograph Holdings in writing that it intends to enter into such definitive agreement, (v) Electrograph Holdings does not, within two business days following its receipt of such notice, make an offer which the Board of Directors determines in good faith, after consultation with its financial and legal advisors, to be as favorable to the Company’s shareholders as the superior offer and (vi) such termination occurs within two business days following the two business day period referred to in clause (v); or

•	if Electrograph Holdings breaches any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the conditions relating to accuracy of representations and warranties or compliance with covenants and agreements and has not cured such breach within 20 business days after receipt of written notice of such breach from Company.

Transaction Expenses and Termination Fees

        Transaction Expenses. All fees and expenses incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring such expenses, whether or not the merger is consummated, with the exception of the cost of the filing fee required under the HSR Act, which shall be paid 50% by Electrograph Holdings and 50% by the Company.

        Termination Fees. The Company and has agreed to pay a termination fee of $2,500,000 to Electrograph Holdings if the merger agreement is terminated:

•	by the Company if the Board of Directors of the Company approves and authorizes the Company to enter into, a definitive agreement providing for the implementation of a superior offer, but only so long as (i) the Company’s shareholders have not yet adopted the merger agreement and merger, (ii) the Company is not then and has not been in breach of any of its obligations described under “--No Solicitation of Acquisition Proposals”, (iii) the Board of Directors has determined in good faith, after consultation with its financial and legal advisors, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duty under applicable law, (iv) the Company has notified Electrograph Holdings in writing that it intends to enter into such definitive agreement, (v) Electrograph Holdings does not, within two business days following its receipt of such notice, make an offer which the Board of Directors determines in good faith, after consultation with its financial and legal advisors, to be as favorable to the Company’s shareholders as the superior offer and (vi) such termination occurs within two business days following the two business day period referred to in clause (v);

•	by Electrograph Holdings if the Board of Directors of the Company has withdrawn or modified, in a manner adverse to Electrograph Holdings, its recommendation for the adoption of the merger agreement and the merger by the Company’s shareholders;

•	by Electrograph Holdings if (i) the Board of Directors of the Company approves, endorses or recommends a superior offer, (ii) the Company enters into a written agreement (whether binding or non-binding) relating to a superior offer, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement, or (iv) the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

•	by Electrograph Holdings if the Board of Directors of the Company exempts any person or entity other than Electrograph Holdings from the restrictions on business combinations in Section 912 of the NYBCL; or

•	by Electrograph Holdings if the Company willfully breaches any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the conditions relating to accuracy of representations and warranties or compliance with covenants and agreements and has not cured such breach within 20 business days after receipt of written notice of such breach from Electrograph Holdings.

        The Company must also pay a termination fee of $2.5 million to Electrograph Holdings if (i) a proposal or offer shall have been made or proposed to the Company or its shareholders or otherwise publicly announced (whether or not conditional); (ii) the merger agreement is terminated by either Electrograph Holdings or the Company because the merger is not completed by December 2, 2005 or because the Company’s shareholders do not adopt the merger agreement and the merger, and (iii) within 12 months following the date of such termination, the Company and its subsidiaries enter into a written agreement (whether binding or non-binding) providing for the implementation of a proposal or offer related to an acquisition transaction or the Company consummates any proposal or offer related to an acquisition transaction.

        In the equity commitment letter, Caxton-Iseman has agreed to pay the Company a termination fee of $2.5 million if Electrograph Holdings or CICE Acquisition Corp. breaches any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the conditions relating to accuracy of representations and warranties or compliance with covenants and agreements and has not cured such breach within 20 business days after receipt of written notice of such breach from Company.

Amendment and Waiver

        The merger agreement may be amended with the approval of the respective Boards of Directors of the Company and Electrograph Holdings at any time (whether before or after adoption of the merger agreement by the shareholders of the Company). After any such adoption of the merger agreement and merger by the Company’s shareholders, however, no amendment may be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. The Company and Electrograph Holdings may waive any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, but only by an instrument in writing executed by the party waiving compliance.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

        The Company is asking its shareholders to grant the proxy holder the authority to vote, in their sole discretion, to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

PRINCIPAL SHAREHOLDERS
AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

        The following table sets forth the beneficial ownership of the Company’s common stock, as of July 5, 2005, with respect to the executive officers of the Company, members of the Board of Directors of the Company, and each person who is known by us to beneficially own 5% or more of our common stock. Unless otherwise indicated, the address for each of the Company’s officers and directors is c/o Manchester Technologies, Inc., 50 Marcus Boulevard, Hauppauge, New York 11788.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares Owned(1)
Barry R. Steinberg(2)	4,690,201	54.9%
Joel G. Stemple	626,263	7.3%
Seth Collins(3)(4)	115,000	1.3%
Sam Taylor(4)	138,198	1.6%
Joel Rothlein(4)	50,000	1.0%
Michael E. Russell(4)	50,000	1.0%
Elan Yaish(4)	50,000	1.0%
Yacov A. Shamash(4)	10,000	*
Jeffrey Melnick	—	—
Dimensional Fund Advisors Inc.(5)	549,700	6.4%
All named executive officers, director nominees and directors as a group (9 persons)(6)	5,729,662	64.4%

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable within 60 days of July 5, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite each such shareholder’s name.

(2)

Excludes 59,000 shares owned by Mrs. Sheryl Collins, a daughter of Mr. Steinberg and wife of Mr. Collins, which shares were purchased with the proceeds of a loan from Mr. Steinberg. As reported on Schedule 13D filed on March 24, 1997, as amended, Mr. Steinberg and Mrs. Collins each disclaim beneficial ownership of the common stock owned by the other.

(3)	Includes 59,000 shares of common stock owned by Mrs. Collins, as to which Mr. Collins disclaims beneficial ownership.

(4)

Includes options exercisable at or within 60 days to purchase 50,000 shares (Mr. Yaish); 56,000 (Mr. Collins); 136,498 (Mr. Taylor); 50,000 shares (Messrs. Rothlein and Russell); and 10,000 shares (Mr. Shamash).

(5)

Based solely on a Schedule 13G filed with the SEC on February 9, 2005, by Dimensional Fund Advisors Inc., a registered investment adviser (“Dimensional”). Dimensional has sole voting and dispositive power over the shares. The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Percentage of ownership based on 8,542,448 shares of common stock issued and outstanding on May 18, 2005.

(6)	See notes 1 through 4 above.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

        This proxy statement contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements contained in this proxy statement: failure to consummate the merger; failure of the Company’s shareholders to adopt the merger agreement and the merger; the occurrence or existence of any event, fact or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; the imposition of any government conditions to the closing of the proposed transaction; the failure by the Company or Electrograph Holdings to satisfy other conditions to the completion of the merger as set forth in the merger agreement; the failure of Electrograph Holdings to obtain debt and equity financing; the failure of the Company to collect from Caxton-Iseman the termination fee of $2.5 million following an event that gives rise to an obligation to pay such termination fee; or the Company’s obligation to pay a termination fee of $2.5 million to Electrograph Holdings and CICE Acquisition Corp. following an event that gives rise to an obligation to pay such termination fee. Additional factors that may affect the future results of the Company are set forth in the Company’s filings with the SEC, which are available at www.e-manchester.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. These materials can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these materials can also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or free of charge by visiting the SEC’s web site at www.sec.gov. The Company’s common stock is traded on the Nasdaq National Market under the symbol “MANC.”

        We would be happy to provide you with copies of our filings with the SEC. Please direct your request for any such document to:

MANCHESTER TECHNOLOGIES, INC.
50 MARCUS BOULEVARD
HAUPPAUGE, NY 11788
(631) 951-8100
Attention: Corporate Secretary

        The Company will send any document so requested to the requesting shareholder by first-class mail or other equally prompt means within one day of receiving the request.

SHAREHOLDER PROPOSALS

        The Company will hold a 2006 annual meeting of shareholders only if the merger is not completed.

        If the merger is not completed, pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable rules of the SEC. For a shareholder proposal to be included in the Company’s proxy materials for the 2006 Annual Meeting of Shareholders, the proposal must be received at our offices located at Manchester Technologies, Inc., 50 Marcus Boulevard, Hauppauge, New York 11788, addressed to the Secretary, not later than October 26, 2005.

OTHER MATTERS

        We have not authorized anyone to give you any information or to make any representation about the merger or our company that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

        The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

        A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

        The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While the Company does not utilize householding, some intermediaries may be “householding” the Company’s proxy materials. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement to multiple shareholders in your household, the Company will promptly deliver a separate copy of each of these documents to you if you send a written request to Manchester Technologies, Inc., 50 Marcus Boulevard, Hauppauge, NY 11788 Attention: Corporate Secretary. See also “Where You Can Find Additional Information” above.

Annex A

AGREEMENT AND PLAN OF MERGER

among:

ELECTROGRAPH HOLDINGS, INC.,
a Delaware corporation;

CICE ACQUISITION CORP.,
a New York corporation; and

MANCHESTER TECHNOLOGIES, INC.,
a New York corporation

Dated as of April 17, 2005

PAGE

SECTION 1.	DESCRIPTION OF TRANSACTION	A-2
1.1	Merger of Merger Sub into the Company	A-2
1.2	Effect of the Merger	A-2
1.3	Closing; Effective Time	A-2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-2
1.5	Conversion of Shares	A-3
1.6	Escrow Account	A-3
1.7	Closing of the Company’s Transfer Books	A-4
1.8	Payment of Price Per Share; Exchange of Company Stock Certificates	A-4
1.9	Company Options	A-6
1.10	Further Action	A-7
1.11	Adjustment to Company Common Stock	A-7
1.12	Dissenter’s Rights	A-7
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-8
2.1	Due Organization; Subsidiaries	A-8
2.2	Authority; Binding Nature of Agreement	A-8
2.3	Capitalization, Etc.	A-9
2.4	SEC Filings; Financial Statements	A-10
2.5	SEC Disclosure Controls and Procedures	A-11
2.6	Absence of Changes	A-12
2.7	Proprietary Assets	A-12
2.8	Material Contracts	A-13
2.9	Liabilities	A-15
2.10	Governmental Authorizations	A-16
2.11	Tax Matters	A-16
2.12	Employee and Labor Matters; Benefit Plans	A-17
2.13	Environmental Matters	A-20
2.14	Legal Proceedings; Orders	A-20
2.15	Vote Required	A-20
2.16	Non-Contravention	A-21

A-i

(Continued)

PAGE

2.17	Governmental Filings	A-22
2.18	Fairness Opinion	A-22
2.19	Broker	A-22
2.20	Related Party Transactions	A-22
2.21	Personal Property	A-23
2.22	Real Property	A-23
2.23	Compliance with Laws	A-24
2.24	Insurance	A-24
2.25	Takeover Statutes	A-24
2.26	Material Suppliers and Material Customers	A-25
2.27	Transaction Fees	A-25
2.28	Full Disclosure	A-25
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-25
3.1	Due Organization; Subsidiaries	A-25
3.2	Authority; Binding Nature of Agreement	A-25
3.3	Non-Contravention	A-26
3.4	Governmental Filings	A-26
3.5	Full Disclosure	A-26
3.6	Merger Sub Formation	A-26
3.7	Financing	A-27
3.8	Investigation; Acknowledgment	A-27
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY	A-28
4.1	Operation of the Company’s Business	A-28
4.2	No Solicitation	A-31
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	A-32
5.1	Proxy Statement	A-32
5.2	Company Shareholders’ Meeting	A-33
5.3	Regulatory Approvals	A-33
5.4	Indemnification of Officers and Directors	A-34
5.5	Additional Agreements	A-35

A-ii

(Continued)

PAGE

5.6	Disclosure	A-36
5.7	Confidentiality	A-36
5.8	Access and Investigation	A-36
5.9	Stock Exchange De-listing	A-37
5.10	Employees and Employee Benefits	A-37
5.11	Takeover Statutes	A-37
5.12	Defense of Litigation	A-38
5.13	Actions With Respect to Financing	A-38
5.14	Payment in Full of Acquired Company Indebtedness	A-38
5.15	Release of Obligations under Designated Real Property Leases	A-38
5.16	Release of Obligations under Oser Lease	A-39
5.17	Customers and Suppliers	A-39
5.18	Tank Closure	A-40
5.19	Transaction Expenses	A-40
5.20	Terminating Operations	A-40
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	A-40
6.1	Accuracy of Representations	A-40
6.2	Performance of Covenants	A-41
6.3	Shareholder Approval	A-41
6.4	Antitrust	A-41
6.5	Consents	A-41
6.6	Company Material Adverse Effect	A-41
6.7	Agreements and Documents	A-41
6.8	No Restraints	A-41
6.9	No Governmental Litigation	A-41
6.10	Releases from Certain Option Holders	A-42
6.11	Dissenting Shares	A-42
6.12	Funding	A-42
6.13	Termination of the Loan Agreement and Inventory Financing Arrangements	A-42

A-iii

(Continued)

PAGE

6.14	Director and Officer Resignations	A-42
6.15	Taylor Employment Agreement and Non-Compete and Non-Disclosure Agreements	A-42
6.16	Actions with Respect to Certain Employees	A-42
6.17	Termination of Related Party Transactions	A-42
6.18	Release of Obligations under the Designated Real Property Leases	A-42
6.19	Delivery of Escrow Agreement	A-42
6.20	Transaction Expenses	A-43
6.21	Terminating Operations	A-43
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	A-43
7.1	Accuracy of Representations	A-43
7.2	Performance of Covenants	A-43
7.3	Shareholder Approval	A-43
7.4	Antitrust	A-43
7.5	Consents	A-43
7.6	Documents	A-44
7.7	No Restraints	A-44
SECTION 8.	TERMINATION	A-44
8.1	Termination	A-44
8.2	Effect of Termination	A-45
8.3	Termination Fees	A-46
SECTION 9.	MISCELLANEOUS PROVISIONS	A-47
9.1	Amendment	A-47
9.2	Waiver	A-47
9.3	Non-survival of Representations and Warranties	A-47
9.4	Entire Agreement	A-47
9.5	APPLICABLE LAW; JURISDICTION	A-48
9.6	Attorneys’ Fees	A-48
9.7	Assignability	A-48
9.8	Notices	A-49

A-iv

(Continued)

PAGE

9.9	Counterparts	A-50
9.10	No Third-Party Beneficiaries	A-50
9.11	Severability	A-50
9.12	Construction	A-50
9.13	Remedies	A-50
9.14	Specific Performance	A-50
9.15	WAIVER OF JURY TRIAL	A-51

Exhibit A	Certain Definitions
Exhibit B	Voting Agreement
Exhibit C	Taylor Employment Agreement
Exhibit D	Non-Compete and Non-Disclosure Agreements
Exhibit E	Escrow Agreement
Exhibit F	Certificate of Incorporation of Surviving Corporation
Exhibit G	Bylaws of Surviving Corporation
Exhibit H	Option Cancellation and Release
Exhibit I	Release
Exhibit J	Surrender Agreement
Exhibit K	Assignment and Assumption Agreement

A-v

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of April 17, 2005, by and among ELECTROGRAPH HOLDINGS, INC., a Delaware corporation (“Parent”); CICE ACQUISITION CORP., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and MANCHESTER TECHNOLOGIES, INC., a New York corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the New York Business Corporation Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

        WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have adopted this Agreement and the board of directors of the Company has determined that the Merger, this Agreement, the Voting Agreement, each of the Ancillary Agreements to which the Company is a party, and the transactions contemplated by this Agreement and such Ancillary Agreements, are advisable and fair to and in the best interests of the Company and its shareholders.

        WHEREAS, the board of directors of the Company has resolved to recommend to its shareholders adoption of this Agreement and the transactions contemplated hereby.

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Barry R. Steinberg, who is the record or beneficial owner of approximately 56% of the outstanding shares of Company Common Stock, is entering into a voting agreement with Parent in the form attached hereto as Exhibit B under which, among other things, he has agreed to (i) vote his shares of Company Common Stock in favor of adoption of this Agreement and (ii) take other actions in furtherance of the transactions contemplated by this Agreement (the “Voting Agreement”).

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Sam Taylor is entering into (i) an employment agreement with Electrograph Systems, Inc., a subsidiary of the Company (“Electrograph”), in the form attached hereto as Exhibit C (the “Taylor Employment Agreement”) and (ii) an executive participation agreement with Electrograph Investment Holdings, Inc., the effectiveness of both of which are conditioned upon consummation of the Merger.

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, each of Barry R. Steinberg and Seth Collins is entering into a non-compete and non-disclosure agreement with Parent and Merger Sub in the form attached hereto as Exhibit D (the “Non-Compete and Non-Disclosure

Agreements”), the effectiveness of both of which are conditioned upon consummation of the Merger.

        WHEREAS, subject to the terms set forth in Section 1.6(d) below, simultaneously with, and as a condition of the parties hereto to effect, the Merger, Barry R. Steinberg, the Company, Parent and the Escrow Agent will enter into an Escrow Agreement, in the form attached hereto as Exhibit E (the “Escrow Agreement”).

        NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.   DESCRIPTION OF TRANSACTION

        1.1         Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the New York Business Corporation Law (the “NYBCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate existence of Merger Sub shall cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

        1.2         Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NYBCL.

        1.3         Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, no later than five (5) business days following the satisfaction or waiver of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the requirements of Section 904 of the NYBCL (the “Certificate of Merger”) shall be duly executed by the Company and concurrently with or immediately following the Closing delivered to the Department of State of the State of New York. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of New York or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

        1.4         Certificate of Incorporation and Bylaws; Directors and Officers. From and after the Effective Time:

                     (a)     the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the form attached hereto as Exhibit F, and such Certificate of Incorporation, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the NYBCL and such Certificate of Incorporation;

                     (b)     the Bylaws of the Company shall be amended and restated in their entirety in the form attached hereto as Exhibit G, and such Bylaws, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided in such Bylaws;

                     (c)     the directors of the Surviving Corporation shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

                     (d)     the officers of the Surviving Corporation shall be the respective individuals who are officers of the Merger Sub immediately prior to the Effective Time.

        1.5        Conversion of Shares.

                     (a)     At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Merger Sub or the Company:

                               (i)     each share of Company Common Stock then held in the treasury of the Company or held by any of its Subsidiaries or by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall be cancelled automatically and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                               (ii)     except as provided in clause “(i)” above and except for Dissenting Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash an amount equal to $6.40, without any interest thereon (the “Price Per Share”). All shares of Company Common Stock that have been so converted shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those shares (a “Company Stock Certificate”) shall cease to have any rights with respect to those shares, other than the right to receive the aggregate Price Per Share relating thereto upon surrender of their Company Stock Certificates in accordance with Section 1.8; and

                               (iii)     each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        1.6        Escrow Account.

                    (a)     As used herein, (i) the “Company Escrow Amount” shall mean an amount equal to $1,500,000, as may be increased (but not decreased) and as shall be finally determined in accordance with this Section 1.6, and (ii) the “Stockholder Escrow Amount” shall mean an amount equal to $1,500,000, as may be decreased (but not increased) and as shall be finally determined in accordance with this Section 1.6.

                    (b)     No later than two (2) business days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Expense Statement”), certified in writing by the Chief Financial Officer of the Company, setting forth in reasonable detail the final amount of all Transaction Expenses (the “Expense Amount”). If the Expense Amount is less than

$6,000,000, the Stockholder Escrow Amount shall be decreased by an amount equal to the positive amount of such difference less $150,000, and the Company Escrow Amount shall be increased by an amount equal to the positive amount of such difference less $150,000.

                     (c)     At the Closing, (i) the Company shall deliver to an escrow agent (which escrow agent shall be a bank or trust company with a branch located in the City of New York) appointed prior to the Closing by Parent, subject to approval by the Company, which approval shall not be unreasonably withheld or delayed (the “Escrow Agent”), cash by wire transfer of immediately available funds, in an amount equal to the Company Escrow Amount, and (ii) Parent shall deduct from the aggregate Price Per Share otherwise payable to Barry R. Steinberg an amount equal to the Stockholder Escrow Amount, and shall deliver to the Escrow Agent cash by wire transfer of immediately available funds, in an amount equal to the Stockholder Escrow Amount, such amounts in each case to be held in an escrow account (the “Escrow Account”) in accordance with the terms of the Escrow Agreement as security for the obligations set forth therein.

                    (d)     Notwithstanding anything in this Section 1.6 or in this Agreement to the contrary, in the event the that each of the Acquired Companies is replaced by one or more Persons other than the Acquired Companies or any of their Affiliates or is otherwise released on or prior to the Closing Date from all obligations any of the Acquired Companies may have in respect of the Oser Lease in compliance with the last sentence of Section 4.1(a) and Section 5.16, then (i) the Escrow Agreement shall not be executed by any of the parties contemplated to be a party thereto and the execution and delivery of the Escrow Agreement shall no longer be a condition to Parent and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement as specified in Section 6.19, (ii) the provisions set forth in clauses (a), (b) and (c) of this Section 1. 6 shall be disregarded in their entirety and shall be of no further force and effect, and (iii) all references to “Company Escrow Amount”, “Stockholder Escrow Amount”, “Expense Statement”, “Expense Amount”, “Escrow Agent” and “Escrow Account” shall be disregarded in their entirety for any and all purposes under this Agreement.

        1.7         Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Stock is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

        1.8         Payment of Price Per Share; Exchange of Company Stock Certificates. (a) Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with a party mutually agreeable to Parent and Company (such selected party, the “Exchange Agent”) in a separate fund (the “Payment Fund”), established for the benefit of the holders of Company Common Stock, immediately available funds in amounts necessary for the payment of the aggregate Price Per Share relating thereto payable under Section 1.5(a)(ii) upon surrender of Company Stock Certificates in accordance with this Section 1.8, less, if applicable, the Stockholder Escrow Amount otherwise payable to Barry R. Steinberg. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company

Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the aggregate Price Per Share relating thereto. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the aggregate Price Per Share relating thereto, less any required withholding of Taxes; provided, however, that Barry R. Steinberg, upon the surrender of all Company Stock Certificates held by him, shall be entitled to the aggregate Price Per Share relating thereto, less, if applicable, the Stockholder Escrow Amount and any required withholding of Taxes, and (B) the Company Stock Certificate so surrendered shall be canceled immediately. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the aggregate Price Per Share relating thereto as contemplated by Section 1.5(a)(ii). The aggregate Price Per Share relating to any Company Stock Certificate paid upon the surrender of such Company Stock Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock Certificate and the shares of Company Common Stock formerly represented by it. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the aggregate Price Per Share relating thereto, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. In the event that the aggregate Price Per Share relating to any Company Stock Certificate is to be paid to a Person other than the Person in whose name the surrendered Company Stock Certificate is registered in the transfer records of the Company, then such Person shall be entitled to receive an amount equal to the aggregate Price Per Share relating to such Company Stock Certificate upon (i) presenting such Company Stock Certificate representing shares of Company Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and (ii) paying any applicable transfer or withholding Taxes or establishing to the reasonable satisfaction of Parent and the Exchange Agent that any such Taxes have already been paid or are not applicable.

                     (b)     Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any state, local or foreign Tax Legal Requirements or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                    (c)     None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any portion of the consideration to be paid to the shareholders of the Company that is properly paid to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

                    (d)     The Exchange Agent shall invest the Payment Fund as directed by Parent in an Eligible Investment. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 1.5(a)(ii) shall be paid promptly to Parent unless otherwise agreed to by Parent and Company.

                    (e)     Any portion of the Payment Fund that remains unclaimed by the holders of Company Stock Certificates 360 days after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand. Thereafter, any holder of Company Stock Certificates who has not complied with this Section 1.8 shall look only to Parent for payment of the aggregate Price Per Share relating thereto.

        1.9        Company Options. Except as may be otherwise agreed in writing among Parent, the Company and any holder of any Company Option (as hereinafter defined), upon the consummation of the Merger, each option to acquire Company Common Stock (each, a “Company Option,” and collectively, the “Company Options”) outstanding immediately prior to the Effective Time under any stock option plan, agreement or arrangement of the Company, including but not limited to Company Options issued under the Manchester Equipment Co., Inc. Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan, the Manchester Equipment Co. Incentive and Non-Incentive Stock Option Plan, As Amended through July 27, 2001 (collectively, the “1996 Option Plans”) and the Company’s 2005 Incentive Compensation Plan (collectively, the “Option Plans”), whether or not then exercisable or vested, shall be terminated and cancelled immediately prior to the Effective Time for the consideration (if any) provided in this Section 1.9. Each holder of a Company Option that has an option exercise price per share less than the Price Per Share and that is vested immediately prior to the Effective Time without any action on the part of the Company or the Company board of directors or any committee thereof (each such Company Option described in the foregoing clauses, a “Vested Company Option”), shall have the right to receive from the Company a cash payment (less applicable federal, state and local withholding taxes) in an amount equal to the product obtained by multiplying (a) the excess of the Price Per Share over the exercise price per share of such Vested Company Option, by (b) the number of shares of Company Common Stock for which such Vested Company Option was exercisable immediately prior to its cancellation (such amounts payable hereunder with respect to all Vested Company Options being referred to as the “Option Payments”). Prior to the execution and delivery of this Agreement, the Company’s board of directors shall have reviewed, considered and approved the Option Payments and determined that such Option Payments are permitted adjustments in connection with a merger, within the meaning of Section 10 of each of the Company’s 1996 Option Plans. Each Company Option that is not a Vested Company Option and each Company Option that is a Vested Company Option that has an exercise price per share equal to or greater than the Price Per Share will automatically be cancelled without any consideration as of the Effective Time and the Company shall have obtained on or prior to the Closing Date a consent and release from holders of such options in the form attached hereto as Exhibit H. As of the Effective Time, each of the Option Plans shall be terminated and all Company Options cancelled (without any liability on the part of the Surviving

Corporation other than as expressly set forth in this Section 1.9). The Company and the Company board of directors and any committee thereof shall take all actions (including giving requisite notices to holders of Company Options advising them of such cancellations and any rights pursuant to this Section 1.9 and obtaining any requisite consents from holders of Company Options) (y) as are necessary to fully advise holders of Company Options of their rights under the Option Plans in connection with the Merger and the Company Options and (z) as are necessary to effectuate the provisions of this Section 1.9 under the terms of the Option Plans. From and after the Effective Time, other than as expressly set forth in this Section 1.9, no holder of a Company Option shall have any rights in respect thereof other than to receive payment (if any) for his or her Company Options as set forth in this Section 1.9. The Company shall pay the Option Payments immediately prior to the Effective Time.

        1.10         Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

        1.11         Adjustment to Company Common Stock. In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock occurring before the Effective Time, the Price Per Share shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

        1.12         Dissenter’s Rights. Notwithstanding anything to the contrary contained herein, if required by the NYBCL (but only to the extent required thereby), no shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and that are held by a shareholder who has properly exercised his or her appraisal rights (such shares of Company Common Stock being referred to herein as “Dissenting Shares” and such shareholder being referred to herein as a “Dissenting Shareholder”) under the NYBCL shall be entitled to receive any payments pursuant to Section 1.8 hereof, unless and until such Dissenting Shareholder fails to perfect or shall have otherwise irrevocably lost or withdrawn such Dissenting Shareholder’s right to dissent from the Plan of Merger under the NYBCL, in which case such Dissenting Shareholder shall be entitled to receive payments pursuant to Section 1.8 hereof in exchange for such Dissenting Shareholder’s Dissenting Shares. With respect to Dissenting Shares, the rights of a Dissenting Shareholder who complies with the provisions of Section 623 of the NYBCL shall be limited exclusively to appraisal rights provided under Section 623 of the NYBCL in exchange for such Dissenting Shareholder’s Dissenting Shares; provided, however, that payments, if any, determined to be due to a Dissenting Shareholder shall be made without reduction or dilution of the Price Per Share payable to non-Dissenting Shareholders. The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 623 of the NYBCL and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not offer to make or make any payment with respect to any demands for appraisal without the prior written consent of Parent.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (subject to such exceptions or qualifications as are disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), which Company Disclosure Letter is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosures in any paragraph of the Company Disclosure Letter shall also constitute disclosure under, and shall also qualify, the other paragraphs in this Agreement to the extent that the relevance of such disclosures are reasonably apparent on their face) as follows:

        2.1         Due Organization; Subsidiaries. Each of the Acquired Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (c) to perform its obligations under all Material Contracts by which it is bound. Each of the Acquired Companies is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified does not have, and is not reasonably likely to have, a Company Material Adverse Effect. The Company has delivered to Parent accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto and (ii) the existing minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or members of each of the Acquired Companies, the board of directors of each of the Acquired Companies and all committees of the board of directors of each of the Acquired Companies (the items described in clauses (i) and (ii) of this sentence are collectively referred to herein as the “Acquired Companies Constituent Documents”). The Company has no Subsidiaries, except for the entities identified in Section 2.1 of the Company Disclosure Letter. (The Company and each of its Subsidiaries on the date hereof are collectively referred to herein as the “Acquired Companies”). Except as set forth in Section 2.1 of the Company Disclosure Letter, none of the Acquired Companies has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than (y) the Company’s interest in its Subsidiaries identified in Section 2.1 of the Company Disclosure Letter, or (z) any interest in publicly traded companies held for investment only and in each case comprising less than one percent of the outstanding capital stock of such company. None of the Acquired Companies have, at any time, been a general partner of, or with the exception of a guaranty of the debt or obligation of another Acquired Company, otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

        2.2         Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and, subject to the Required Company Shareholder Vote, to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. The board of directors of the Company (at a meeting duly called and held) has: (a) determined that the Merger, this Agreement, the Voting Agreement, each of the Ancillary

Agreements to which it is a party and the transactions contemplated by this Agreement and such Ancillary Agreements are advisable and fair to and in the best interests of the Company and its shareholders, (b) determined that the Price Per Share to be paid to the shareholders of the Company in the Merger is fair to those shareholders, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and approved the Merger, this Agreement, the Voting Agreement, each of the Ancillary Agreements to which it is a party and the transactions contemplated by this Agreement, the Voting Agreement and such Ancillary Agreements and (d) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and such Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Required Company Shareholder Vote. This Agreement and each of the Ancillary Agreements to which the Company is a party has been duly executed by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.3        Capitalization, Etc.

                    (a)     The authorized capital stock of the Company consists of: (i) twenty-five million (25,000,000) shares of Company Common Stock, par value $.01 per share, and (ii) five million (5,000,000) shares of preferred stock, par value $.01 per share. As of the date hereof, (i) 8,440,948 shares of Company Common Stock were issued and outstanding, (ii) no shares of the Company’s preferred stock were issued or outstanding, (iii) no shares of capital stock of the Company were held in the Company’s treasury, (iv) 2,600,000 shares of Company Common Stock were reserved for issuance under the Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan (the “1996 Stock Option Plan”) and (v) 1,000,000 shares of Company Common Stock were reserved for issuance under the Company’s 2005 Incentive Compensation Plan. Except as set forth in this Section 2.3(a) as of the date hereof, no shares of capital stock of the Company were authorized, issued, reserved for issuance or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right (whether pursuant to the certificate of incorporation or bylaws of the Company or any Acquired Company Contract or any statute to which any of the Acquired Companies is subject). None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company or to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

                    (b)     As of the date hereof, Company Options to acquire an aggregate of 731,900 shares of Company Common Stock pursuant to stock options have been granted and are outstanding under the Company’s 1996 Stock Option Plan and no Company Options, no shares of Company Common Stock or any other awards have been granted under the Company’s 2005 Incentive Compensation Plan. Section 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (v) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (vi) the date on which such Company Option expires; and (vii) whether such Company Option is an incentive stock option or a non-qualified stock option. The Company has delivered to Parent accurate and complete copies of all plans and agreements pursuant to which the Company has granted Company Options; provided, however, that, to the extent any agreements grant Company Options pursuant to a plan, the Company has delivered accurate and complete copies of the forms of all stock option agreements evidencing such options.

                    (c)     Except for Company Options disclosed in Section 2.3(b) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) granted by an Acquired Company to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; (iii) rights agreement, shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to issue, deliver or sell or repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities ((i) through (iii) collectively, “Stock Rights”).

                    (d)     All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any encumbrances and except for the subsidiaries disclosed on Section 2.3(d) of the Company Disclosure Letter, are not subject to any preemptive rights.

        2.4        SEC Filings; Financial Statements.

                    (a)     Except as disclosed on Section 2.4(a) of the Company Disclosure Letter, the Company has timely filed with the SEC all registration statements, proxy statements, periodic reports, schedules, forms and all other documents required to be filed by the Company with the SEC since August 1, 2002. All such registration statements, proxy statements, periodic reports, schedules, forms and all other documents required to be filed (including those that the Company is required to or may file on or prior to the Effective Time) are referred to herein as the “Company SEC Documents.” As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than the Company, none of the Acquired Companies is required to file any registration statements, proxy statements, periodic reports, schedules, forms or other documents with the SEC or similar regulatory body. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Body that performs a similar function to that of the SEC or any securities exchange or quotation service.

                    (b)     The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”): (i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries, in all material respects, as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended, subject in the case of the unaudited consolidated financial statements, to normal year-end adjustments and any other adjustments described therein. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated subsidiaries as of January 31, 2005 set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC on March 14, 2005 and the “Company Balance Sheet Date” means January 31, 2005.

                    (c)     The Company Financial Statements were prepared from the books and records of the Company and its Subsidiaries and are in accordance with all material and applicable Legal Requirements.

        2.5        SEC Disclosure Controls and Procedures.

                    (a)     The Company has established and maintained proper disclosure controls and procedures to ensure that material information required to be included in the Company SEC Documents is known to the officers of the Company responsible for preparing, and certifying as to the accuracy of, the Company SEC Documents (the “Company Responsible Officers”). The Company has evaluated the effectiveness of such disclosure controls and procedures as of January 31, 2005 and presented any conclusions about the effectiveness of such disclosure controls and procedures based on such evaluation in its most recent Company SEC Document.

                    (b)     The Company Responsible Officers have disclosed to the Company’s independent auditors and to the audit committee of the Company’s board of directors (i) all significant deficiencies in the design or operation of such disclosure controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data (including identifying for the Company’s independent auditors any material weaknesses in such disclosure controls and procedures), and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in such disclosure controls and procedures.

                    (c)     The books and records of the Acquired Companies that have an operating business as of the date hereof have been and are being maintained in accordance with GAAP and all other applicable legal and accounting requirements in all material respects.

        2.6         Absence of Changes. Since the Company Balance Sheet Date, except as set forth in Section 2.6 of the Company Disclosure Letter or as otherwise permitted by the terms of this Agreement from and after the date hereof:

                    (a)     each of the Acquired Companies has operated its respective business in the ordinary course of business;

                    (b)     there has been no Company Material Adverse Effect and no fact, event, circumstance or condition exists or has occurred that has had, or could reasonably be expected to have, a Company Material Adverse Effect;

                    (c)     none of the Material Customers or Material Suppliers has decreased materially or threatened to decrease or limit materially or, to the knowledge of the Company, intends to modify materially its relationship with the Acquired Companies or intends to decrease or limit materially, its services or supplies to the Acquired Companies or its usage or purchase of the services or products of the Acquired Companies, except that for purposes of this Section 2.6, the entities listed on Section 2.6 of the Company Disclosure Letter shall not be considered a Material Supplier; and

                     (d)     none of the Acquired Companies has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 4.1.

        2.7         Proprietary Assets.

                    (a)     Section 2.7(a) of the Company Disclosure Letter sets forth all U.S. and foreign patents, patent applications, registered trademarks, trademark applications, registered copyrights, copyright applications and domain names owned by any of the Acquired Companies that are material to and used in the business, operations or products of the Acquired Companies. Section 2.7(a) of the Company Disclosure Letter sets forth any one-time, ongoing royalty or other payment obligations in excess of $25,000 with respect to Proprietary Assets licensed to or by any of the Acquired Companies by or to any Person and identifies the Contract under which each such Proprietary Asset is being licensed to such Acquired Company. The Acquired Companies have good and valid title to all of the Acquired Company Proprietary Assets identified or required to be identified in Section 2.7(a) of the Company Disclosure Letter, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Acquired Company Proprietary Asset subject thereto or materially impair the operations of the Acquired Companies. The Acquired Companies own or have a valid right to use, subject to any relevant license agreement(s) disclosed in Section 2.7(a) of the Company Disclosure Letter, all Proprietary Assets that are used in the business, operations or products of the Acquired Companies, except to the extent that a failure by the Company to so own or have the valid right to use any such Proprietary Asset would not, individually or in the aggregate, be material to the Acquired Companies. None of the Acquired Companies has developed jointly with any other Person any Acquired Company Proprietary Asset that is material to the business of the Acquired Companies and with respect to which such other Person has any rights, and no employee, officer or director of any Acquired Company owns or has rights in or to any Proprietary Assets that are used in the business, operations or products of the Acquired Companies, except to the extent that a failure by the Company to so own or have the valid right to use any such Proprietary Asset would not, individually or in the aggregate, be material to the Acquired Companies.

                    (b)     (i) All trademarks, service marks and copyrights listed in Section 2.7(a) of the Company Disclosure Letter are valid, enforceable and subsisting; (ii) to the knowledge of the Company, none of the Acquired Company Proprietary Assets that is used in the business, operations or products of the Acquired Companies and no Proprietary Asset that is currently being developed by any of the Acquired Companies (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) to the knowledge of the Company, none of the business, operations, products, systems, software, computer, source code, models, algorithm, formula, inventions, designs or technology that has been designed, created, developed, assembled, manufactured or sold by any of the Acquired Companies is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, or has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (iv) none of the Acquired Companies has received any written notice or other communication (in writing) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any material Proprietary Asset owned or used by any other Person; and (v) to the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Company Proprietary Asset. Except as set forth in Section 2.7(b) of the Company Disclosure Letter, none of the Acquired Companies has (i) licensed any material Acquired Company Proprietary Asset to any Person, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Company Proprietary Asset or to transact business in any market or geographical area or with any Person.

        2.8         Material Contracts.

                    (a)     For purposes of this Agreement, each of the following Acquired Company Contracts, and only the following Acquired Company Contracts, shall be deemed to constitute a “Material Contract”:

                               (i)     any Acquired Company Contract that is required by the rules and regulations of the SEC to be described in the Company SEC Documents or to be filed as an exhibit thereto;

                               (ii)     any Acquired Company Contract relating to the employment of any employee, and any Acquired Company Contract pursuant to which any of the Acquired

Companies is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $25,000, to any current or former employee, officer or director or any Acquired Company Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire shares of Company Common Stock;

                               (iii)     any Acquired Company Contract relating to the acquisition, transfer, development, sharing or license of any Acquired Company Proprietary Asset;

                               (iv)     any Acquired Company Contract which provides for indemnification of any officer, director, employee or agent of any of the Acquired Companies or any other Person;

                              (v)     any Acquired Company Contract imposing any restriction on the right or ability of any Acquired Company to (A) compete with any other Person, (B) solicit the employment of, or employ, any Person, (C) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (D) develop or distribute any material technology, (E) make, have made, use or sell any current products or products under development, or (F) acquire any capital stock or other security of any Person;

                               (vi)     any Acquired Company Contract that contemplates or involves payment or delivery of cash or other consideration or the performance of services in an amount or having a value in excess of $50,000 in the aggregate;

                               (vii)     any other Acquired Company Contract, if a breach by the Company or any other party thereto of such Contract would reasonably be expected to have a Company Material Adverse Effect;

                               (viii)     any Acquired Company Contract requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                               (ix)     any Acquired Company Contract under which any Acquired Company uses or occupies or has the right to use or occupy any real property (collectively, the “Real Property Leases”, and the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”), it being agreed that any Acquired Company Contract (collectively, the “Assigned Leases”) that would otherwise have constituted a Real Property Lease but for the assignment of such Acquired Company Contract to a third party prior to the date of this Agreement and is identified as an Assigned Lease in Section 2.8(a)(ix) of the Company Disclosure Letter shall not constitute an Acquired Company Contract;

                               (x)     any Acquired Company Contract relating to any Indebtedness, guarantying the performance of any Person or guarantying any Indebtedness;

                               (xi)     any Acquired Company Contract containing any covenant limiting in any respect the right of any Acquired Company (A) to engage in any line of business or to engage in business in any geographic area, (B) to develop, market or distribute any products or services, or (C) to compete with any Person or granting any exclusive distribution rights;

                               (xii)     any Acquired Company Contract that contains any so-called “most favored nation” provision or similar provisions requiring the Company or any of its Subsidiaries to offer to a Person, any terms or conditions that are at least as favorable as those offered to one or more other Persons; and

                               (xiii)     any Acquired Company Contract that restricts the ability of any Acquired Company to assert any material claims or initiate any material Legal Proceedings against any other Person.

        Section 2.8(a) of the Company Disclosure Letter identifies each Acquired Company Contract that, as of the date hereof, constitutes a Material Contract. The Company has delivered to Parent an accurate and complete copy of each Material Contract, including all material amendments thereto, other than Material Contracts and amendments thereto filed as an exhibit to the Company SEC Documents.

                    (b)     Each Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                    (c)     None of the Acquired Companies has violated or breached, in any material respect, without curing such violation or breach prior to the date hereof, or is in any material default (with or without notice or lapse of time or both) under, any Material Contract. To the knowledge of the Company, none of the other parties to any Material Contract has violated or breached, in any material respect, without curing such violation or breach prior to the date hereof, or is in any material default (with or without notice or lapse of time or both) under, any Material Contract.

        2.9         Liabilities. None of the Acquired Companies has any accrued, contingent or other inchoate liabilities of any nature, either matured or unmatured (whether due or to become due or of a type required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP), except for: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business which have not resulted in and are not reasonably expected to result in any material increase in the Company’s liabilities from those disclosed or provided for in the Company Balance Sheet or in the related notes; (iii) liabilities arising from or relating to this Agreement and the transactions contemplated hereby and (iv) the Assigned Leases. Except as set forth in Section 2.9 of the Company Disclosure Letter, there are no off-balance sheet structures or transactions with respect to the Acquired Companies. Except as disclosed in Section 2.9 of the Company Disclosure Letter or as disclosed on the Company Balance Sheet, the Acquired Companies have no outstanding Indebtedness.

        2.10         Governmental Authorizations. Each of the Acquired Companies holds all material Governmental Authorizations necessary to enable such Acquired Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Company is, and at all times since August 1, 2002 has been, in material compliance with the terms and requirements of such Governmental Authorizations. Since August 1, 2002, except as set forth in Section 2.10 of the Company Disclosure Letter, none of the Acquired Companies has received any written notice from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any such Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

        2.11         Tax Matters.

                     (a)     All material Tax Returns required to be filed by or with respect to any of the Acquired Companies with any Governmental Body (the “Acquired Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in substantial compliance with applicable Legal Requirements. All material Taxes shown on the Acquired Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company Financial Statements accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.

                     (b)     No audit or other proceeding by any Governmental Body is pending or threatened with respect to any Taxes due from or with respect to the Acquired Companies except as set forth on Section 2.11(b) of the Company Disclosure Letter. No Governmental Body has given written notice of its intention to assert any deficiency or claim for additional Taxes against the Acquired Companies. No claim has been made against the Acquired Companies by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Acquired Companies have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents.

                     (c)     The Acquired Companies are not, nor have they ever been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

                     (d)     The Acquired Companies have made available to Parent correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

                     (e)     No Acquired Company is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the

Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Legal Requirements, as a transferee or successor, or otherwise.

                     (f)     The Acquired Companies have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate taxing authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Legal Requirements. The Acquired Companies have each complied in all material respects with all Tax information reporting provisions under applicable Legal Requirements.

                     (g)     No Acquired Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                     (h)     Any adjustment of Taxes of the Acquired Companies made by the IRS in writing, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing authorities, has been so reported.

                     (i)     No Acquired Company has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements, and no Acquired Company is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

                     (j)     No Acquired Company has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

        2.12         Employee and Labor Matters; Benefit Plans.

                     (a)     Section 2.12(a) of the Company Disclosure Letter lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit-sharing, employee loan and all other employee benefit plans, agreements, programs or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director or consultant of any Acquired Company has any present or future right to benefits and which are contributed to, sponsored or maintained by any Acquired Company, or (ii) any Acquired Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Acquired Company Employee Plans.”

                     (b)     With respect to each Acquired Company Employee Plan, the Company has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable (i) any related trust agreement or other funding instrument, (ii) the most recent IRS determination letter, if applicable, (iii) all summary plan descriptions and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

                     (c)     Each Acquired Company Employee Plan has been established, maintained and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable Legal Requirements; (ii) each Acquired Company Employee Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified, has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043) “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Acquired Company Employee Plan, (iv) no Acquired Company has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Acquired Company, except as required to avoid any excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements, (v) no event has occurred and no condition exists that would subject any Acquired Company, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, (vi) no Acquired Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002), and (vii) for each Acquired Company Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

                     (d)     None of the Acquired Company Employee Plans is subject to Title IV of ERISA and no Acquired Company, nor any member of the Controlled Group of any Acquired Company, has incurred any liability under Title IV of ERISA which remains unsatisfied. Neither any Acquired Company, nor any organization to which any Acquired Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA. Within the five years preceding the date of this Agreement, neither any Acquired Company, nor any member of the Controlled Group of any Acquired Company, has incurred any liability under Title IV of ERISA.

                     (e)     No Acquired Company Employee Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither any Acquired Company, nor any members of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

                     (f)     With respect to each Acquired Company Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, are threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Bodies are pending, in progress, or to the knowledge of the Company, threatened.

                     (g)     Except as set forth in Section 2.12(g) of the Company Disclosure Letter, none of the Acquired Companies has proposed or agreed to any increase in benefits under any Acquired Company Employee Plan (or the creation of new benefits) or change in employee coverage beyond current levels which would materially increase the expense of maintaining the Acquired Company Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Except as set forth in Section 2.12(g) of the Company Disclosure Letter, none of the consummation of the transactions contemplated by this Agreement, the execution of this Agreement or shareholder approval of this Agreement (whether alone or in connection with any subsequent event(s)) will (i) entitle any employee of any Acquired Company to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Acquired Company Employee Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Acquired Company Employee Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any Company Option, or (v) result in payments under any of the Acquired Company Employee Plans which would not be deductible under Section 280G of the Code.

                     (h)     No Acquired Company Employee Plan covers employees of any Acquired Company outside of the United States.

                     (i)     There is no Contract, plan or arrangement covering any Person that, individually or in the aggregate, will give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective subsidiaries by reason of Section 162(m) of the Code.

                     (j)     (i) There are no controversies pending or threatened, between any of the Acquired Companies and any of their respective employees which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and a description of each pending or threatened controversy is set forth in Section 2.12(j) of the Company Disclosure Letter; (ii) each of the Acquired Companies is in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, severance payments, labor relations, employee leave issues, occupational safety and health requirements and unemployment insurance and related matters; (iii) none of the Acquired Companies is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization and, within the last three years, there has not been any, and there is no pending or, to the knowledge of the Company, threatened, (A) labor strike, or (B) material arbitration, grievance, unfair labor practice charge or complaint, dispute, strike, picket, walkout, work stoppage, slow-down, other job action, lockout or organizational effort involving any Acquired Company; (iv) the Company is not obligated to make any payments or provide any benefits to any Person under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar plant closing or mass layoff law, such as California Labor Code Section 1400 et seq.; and (v) except as set forth in Section 2.12(j) of the Company Disclosure Letter, all persons to whom any Acquired Company has made payments for the performance of services during the four-year period ending on the Closing have been properly classified as employees or non-employees for purposes of federal income and employment tax withholding and coverage under and participation in all of the Acquired Company Employee Plans.

        2.13         Environmental Matters. Except as set forth on Section 2.13 of the Company Disclosure Letter, each of the Acquired Companies is and, to the extent that the relevant statutes of limitation have not run, has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Companies of all material Governmental Authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. None of the Acquired Companies has received any written notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Companies is not in compliance in all material respects with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with material compliance by any of the Acquired Companies with any Environmental Law in the future. To the knowledge of the Company and except as set forth on Section 2.13 of the Company Disclosure Letter, (i) no property that is leased to the Acquired Companies, and no surface water, groundwater or soil at or under such property contains Materials of Environmental Concern that would be reasonably likely to result in material liability or material costs to the Acquired Companies, and (ii) none of the Acquired Companies has any material liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern. To the knowledge of the Company, and except in material compliance with Environmental Laws, all property that is leased to any of the Acquired Companies is free of any friable asbestos or friable asbestos-containing material.

        2.14         Legal Proceedings; Orders. Except as set forth in Section 2.14 of the Company Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against (a) any of the Acquired Companies or (b) any director, officer or employee of any of the Acquired Companies or other Person for whom any of the Acquired Companies may be liable. There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject.

        2.15         Vote Required. The affirmative vote of the holders of two-thirds of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting

(the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and otherwise approve the Merger and the other transactions contemplated by this Agreement. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries (other than the Voting Agreement). There are no bonds, debentures, notes or other instruments of Indebtedness of any of the Acquired Companies that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

        2.16         Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and such Ancillary Agreements do not and will not, directly or indirectly (with or without notice or lapse of time):

                     (a)     contravene, conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of any of the Acquired Companies or any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Companies;

                     (b)     contravene, conflict with or result in a material violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject;

                     (c)     contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;

                     (d)     contravene, conflict with or result in a violation or breach of, or result in a default under, in any material respect, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any Material Contract, or (iv) cancel, terminate, amend or modify any material term of any Material Contract, other than as set forth in Section 2.16(d) of the Company Disclosure Letter;

                     (e)     require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contract, other than as set forth in Section 2.16(e) of the Company Disclosure Letter; or

                     (f)     cause the creation or imposition of any Encumbrances on any assets owned or used by any of the Acquired Companies, other than as set forth in Section 2.16(f) of the Company Disclosure Letter.

        2.17         Governmental Filings. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and such Ancillary Agreements do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Body, other than:

                     (a)     the delivery of the Certificate of Merger with the Department of State of the State of New York;

                     (b)     the filing with the SEC of (i) the Proxy Statement relating to the Company Shareholders’ Meeting and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

                     (c)     compliance with the rules and regulations of the Nasdaq National Market;

                     (d)     the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and

                     (e)     compliance with the so-called “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover laws (“Takeover Statutes”) set forth in Section 2.17(e) of the Company Disclosure Letter.

        2.18         Fairness Opinion. The Company’s board of directors has received the written opinion of BB&T Capital Markets, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Price Per Share is fair, from a financial point of view, to the holders of Company Common Stock. The Company has made available to Parent a complete and correct copy of such opinion. The Company has obtained the authorization of BB&T Capital Markets to include a copy of such opinion in the Proxy Statement.

        2.19          Broker. Except for the amount of $2.5 million payable by the Company to Martin Wolf Securities, no broker, finder, investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement except as disclosed in Section 2.19 of the Company Disclosure Letter. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Martin Wolf Securities and any other Person listed in Section 2.19 of the Company Disclosure Letter.

        2.20         Related Party Transactions. Except as disclosed in the Company SEC Documents filed at least two business days prior to the date of this Agreement or as set forth in Section 2.20 of the Company Disclosure Letter:

                     (a)     no Related Party is indebted to any of the Acquired Companies;

                     (b)     no Related Party has any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Acquired Companies;

                     (c)     no Related Party is competing, directly or indirectly, with the Acquired Companies;

                     (d)     no Related Party has any claim or right against the Acquired Companies (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company); and

                     (e)     no Related Party owns any assets used by any of the Acquired Companies in its business. (For purposes of this Section 2.20, each of the following shall be deemed to be a “Related Party”:

                               (i)     each individual who is an “executive officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act) or director of any of the Acquired Companies;

                               (ii)     each member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated by the SEC) of each of the individuals referred to in clause “(i)” above; and

                               (iii)     any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, any voting, proprietary, equity or other financial interest.)

        2.21         Personal Property. Electrograph has good and marketable title to, or a valid and enforceable leasehold interest in, all material personal assets owned or used by it. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal assets is subject to any Encumbrances. Electrograph has ownership of or rights in all of the assets necessary for the continued conduct and operation of the businesses of Electrograph after the Closing in substantially the same manner as conducted and operated prior to the Closing, except that the space occupied by Electrograph at 50 Marcus Blvd., Hauppauge, NY is leased to the Company.

        2.22         Real Property.

                     (a)     Owned Properties. None of the Acquired Companies owns, nor have any of the Acquired Companies agreed to purchase, any real property, nor do any of the Acquired Companies own or hold any option, right of first refusal or other contractual right to purchase any real property.

                     (b)     Leased Properties. All rent and other sums and charges payable by any Acquired Company as tenant under any Real Property Lease are current. No notice of default or termination under any Real Property Lease is outstanding, and no termination event or condition or uncured default exists on the part of any Acquired Company or, to the knowledge of the Company, the landlord under any Real Property Lease. To the knowledge of the Company, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. Other than the Space Leases, the applicable Acquired Company’s interest as tenant under each Real Property Lease is free and clear of all Encumbrances against such interest other than Permitted Encumbrances.

                     (c)     Entire Premises. All of the land, buildings, structures and other improvements used by Electrograph in the conduct of its business are included in the Leased Real Property.

                     (d)     Space Leases. Set forth on Section 2.22(d) of the Company Disclosure Letter is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the “Space Leases”) granting to any person other than any of the Acquired Companies any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof. The Company has heretofore delivered to Parent true, correct and complete copies of all Space Leases (including all material modifications, amendments and supplements). Each Space Lease is valid, binding and in full force and effect. All rent and other sums and charges payable by the tenant or occupant thereunder (the “Space Tenant”) are current. No notice of default or termination under any Space Lease is outstanding and no termination event or condition or uncured default on the part of the Applicable Acquired Company or, to the knowledge of the Company, the Space Tenant exists under any Space Lease. To the knowledge of the Company, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

                     (e)     Condemnation. None of the Acquired Companies has received written notice of any pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

                     (f)     Casualty. No portion of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored.

        2.23         Compliance with Laws. None of the Acquired Companies is in conflict with, or in default or violation of, in any material respects, any Legal Requirements applicable to it or by which any of the assets owned or used by any Acquired Company is bound.

        2.24         Insurance. The Acquired Companies maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations in which they operate. Except as set forth in Section 2.24 of the Company Disclosure Letter, such policies will not terminate as a result of the consummation of the transactions contemplated by this Agreement.

        2.25         Takeover Statutes. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 912 of the NYBCL will not apply to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement and the Voting Agreement including by approving this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Except as set forth in Section 2.25 of the Company

Disclosure Letter, no other Takeover Statutes apply or purport to apply to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement.

        2.26         Material Suppliers and Material Customers. Section 2.26 of the Company Disclosure Letter sets forth a true and complete list, by sales for the fiscal year ended July 31, 2004, of the ten largest suppliers of Electrograph (each, a “Material Supplier”) and the 25 largest customers of Electrograph (each, a “Material Customer”).

        2.27         Transaction Fees. Section 2.27 of the Company Disclosure Letter sets forth the Company’s good faith estimate as of the date hereof of the Transaction Expenses payable to the Persons specified in such Section or in connection with the actions specified in such Section, as applicable (exclusive of any amounts paid prior to March 1, 2005). Notwithstanding the foregoing, in no event shall there be deemed to be a breach of or inaccuracy in the representation and warranty set forth in this Section 2.27 if the actual Transaction Expenses payable to such Persons or in connection with such actions is different than the amounts set forth in Section 2.27 of the Company Disclosure Letter.

        2.28         Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or at the time it is mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as of the date hereof and the Closing Date as follows:

        3.1          Due Organization; Subsidiaries. Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Parent and Merger Sub has all requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

        3.2         Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and has authorized and approved the execution, delivery and performance by such Person of this Agreement and such Ancillary Agreements and approved the Merger, this Agreement, such Ancillary Agreements and the transactions contemplated by this Agreement and such Ancillary Agreements. This Agreement and each of the Ancillary Agreements to which it is a party has been duly executed by each of Parent and Merger Sub and constitute the legal, valid and binding obligations of each of

Parent and Merger Sub, enforceable against Parent and Merger Sub, as the case may be, in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3         Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and such Ancillary Agreements do not and will not, directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, or (ii) contravene, conflict with or result in a material violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject.

        3.4         Governmental Filings. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are party, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and such Ancillary Agreements do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Body, other than:

                     (a)     the delivery of the Certificate of Merger with the Department of State of the State of New York;

                     (b)     the filing with the SEC of (i) the Proxy Statement and (ii) any other filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

                     (c)     compliance with the rules and regulations of the Nasdaq National Market;

                     (d)     the pre-merger notification required under the HSR Act; and

                     (e)     compliance with the Takeover Statutes set forth in Section 2.17(e) of the Company Disclosure Letter.

        3.5         Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        3.6         Merger Sub Formation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than execution of this Merger Agreement, the performance of its obligations hereunder and related ancillary matters.

        3.7         Financing.

                     (a)     Parent has delivered to the Company a true and complete copy of a commitment letter of Caxton-Iseman Capital, Inc. (the “Equity Provider”), an Affiliate of Parent, to provide equity financing in connection with the transactions contemplated by this Agreement (the “Equity Commitment Letter”). The Equity Commitment Letter has been duly authorized and executed by all parties thereto and is in full force and effect. The obligations of the Equity Provider to fund the commitments under the Equity Commitment Letter are not subject to any condition which is not set forth expressly in the Equity Commitment Letter. Parent is not aware of any fact, circumstance or occurrence that makes any of the assumptions or statements set forth in the Equity Commitment Letter inaccurate in any material respect or that causes the Equity Commitment Letter to be ineffective; provided, that no representation or warranty is made by Parent respecting any fact, circumstance or occurrence that constitutes a breach of the Company’s representations, warranties or covenants under this Agreement.

                     (b)     Parent has delivered to the Company a true and complete copy of a commitment letter of Antares Capital Corporation (the “Debt Provider”) to provide the amount of debt financing set forth therein in connection with the transactions contemplated by this Agreement (the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Commitment Letters”). The Debt Commitment Letter has been duly authorized and executed by Parent and, to the knowledge of Parent, by the Debt Provider, and is in full force and effect. The obligations of the Debt Provider to fund the commitments under the Debt Commitment Letter are not subject to any condition which is not set forth expressly in the Debt Commitment Letter and neither Parent nor Merger Sub have any reason to expect that the conditions included in the Debt Commitment Letter will not be satisfied before the Effective Time; provided, that no representation or warranty is made by Parent respecting any fact, circumstance or occurrence that constitutes a breach of the Company’s representations, warranties or covenants under this Agreement.

                     (c)     The Commitment Letters provide Parent with aggregate financing in an amount sufficient to enable Parent to pay the aggregate Price Per Share and pay all contemplated fees and expenses related to the transactions contemplated by this Agreement and to the knowledge of Parent, to provide adequate working capital for the Acquired Companies.

        3.8         Investigation; Acknowledgment. Parent has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and acknowledges that Parent has been provided access to the personnel, properties, premises and records of the Company which Parent has requested for such purpose. Except for the representations and warranties contained in this Agreement or in any of the Ancillary Agreements, Parent acknowledges that neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company Common Stock, the Company or with respect to any other information provided to Parent, whether on behalf of the Company or such other Persons, including as to merchantability or fitness for any particular use or purpose.

SECTION 4.    CERTAIN COVENANTS OF THE COMPANY

        4.1         Operation of the Company’s Business.

                     (a)     During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall: (i) ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course of business, and (B) in material compliance with all applicable Legal Requirements and the requirements of all Acquired Company Contracts; (ii) use Commercially Reasonable Efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees (except when in the good faith judgment of the Company such services are not in the best interests of the Company) and maintains its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies, other than as set forth in Section 4.1(a)(ii) of the Company Disclosure Letter; (iii) provide all notices, assurances and support required by any Material Contract relating to any Proprietary Asset in order to ensure that no condition under such Material Contract occurs which could result in, or could increase the likelihood of any transfer by any Acquired Company of any Proprietary Asset; (iv) make all filings and payments necessary or reasonable to keep all registered or issued Proprietary Assets that are material to and used in the business in full force and effect; (v) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Companies and (vi) to the extent reasonably requested by Parent, cause its officers to report regularly to Parent concerning the status of the Acquired Companies’ respective businesses. Notwithstanding anything contained in this Section 4.1 or in this Agreement to the contrary, but subject to Section 4.1(b)(xvii) in the case of Non-Electrograph Liabilities that are current liabilities and Section 4.1(b)(xviii) in the case of Non-Electrograph Assets that are current assets, the Company shall be entitled to (1) satisfy, extinguish or otherwise discharge any Non-Electrograph Liabilities, (2) sell, assign, transfer or otherwise dispose of any Non-Electrograph Assets, (3) enter into transactions to sell, transfer, convey, assign terminate or otherwise dispose of the Designated Real Property Leases and the Oser Lease, as long as any such actions described in clauses (1), (2) or (3) above: (A) do not result in additional Indebtedness to any of the Acquired Companies; (B) do not detrimentally affect the ability to conduct or operate the business of Electrograph; (C) do not result in further liabilities or obligations of any kind or nature to Parent or any of its Subsidiaries from and after the Effective Time; and (D) are not with a Related Party or other Affiliate of the Acquired Companies.

                     (b)     During the Pre-Closing Period, the Company shall not, and shall not permit any of the other Acquired Companies to, take any of the following actions, without the prior written consent of Parent:

                               (i)     except as provided in Section 1.9 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements existing as of the date of this Agreement;

                               (ii)     sell, issue, deliver, grant or authorize the sale, issuance, delivery or grant of (A) any capital stock or other security, (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms), (B) any Stock Rights, Company Options or equity-based compensation awards, including any awards under the Company’s 1996 Stock Option Plan or the Company’s 2005 Incentive Compensation Plan, (C) any instrument convertible into or exchangeable for any capital stock or other security or (D) enter into any Contract with respect to the sale, voting, repurchase or registration of any capital stock or other securities;

                               (iii)     except as provided in Section 1.9 amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any agreement evidencing any outstanding stock option or otherwise modify any of the terms of any outstanding option or any related Contract;

                               (iv)     amend or permit the adoption of any amendment to any of the Acquired Companies Constituent Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                               (v)     acquire any equity interest or other interest in any other Entity;

                               (vi)     make capital expenditures that exceed $250,000 in the aggregate;

                               (vii)     except as set forth in Section 4.1(b)(vii) of the Company Disclosure Letter, enter into any Contract, or modify or amend any existing Contract, providing for (A) severance or termination pay, (B) indemnification of officers and directors, or (C) benefits which are contingent upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or otherwise granting any severance or termination pay to any present or former director, officer or employee of any Acquired Company; provided however, that the Company shall be obligated to take the actions set forth in Section 4.1(b)(vii) of the Company Disclosure Letter prior to the Effective Time and nothing in this Agreement shall be interpreted to restrict the Company from taking any such actions;

                               (viii)     except as otherwise permitted by the last sentence of Section 4.1(a), purchase, lease, license or otherwise acquire any right or other asset from any other Person or sell, transfer, convey, pledge, encumber, grant a security interest in or otherwise dispose of, or lease or license, any right or other asset to any other Person (except for (A) purchases and sales of inventory by the Company in the ordinary course of business or (B) purchases and sales of assets by the Company not having a value, or not requiring payments to be made or received, in excess of $50,000 individually and $250,000 in the aggregate), or waive, relinquish or otherwise impair any material right or any duties or obligations of confidentiality;

                                (ix)     abandon or fail to enforce any Proprietary Assets that are material to and used in the business, operations or products of the Acquired Companies;

                               (x)     lend money or other property to any Person, including, without limitation, any present or former director, officer or employee of the Company or any Acquired Company, or incur or guarantee any indebtedness;

                               (xi)     except for payments and prepayments permitted by the last sentence of Section 4.1(a) or as set forth in Section 4.1(b)(xi) of the Company Disclosure Letter, incur, assume or prepay any Indebtedness, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

                               (xii)     except as otherwise permitted by the last sentence of Section 4.1(a), (A) enter into any Contract that would constitute a Material Contract had it been entered into as of the date of this Agreement, other than in the ordinary course of business or (B) terminate, cancel or request any material change in any Material Contract or any Contract entered into pursuant to clause (A) above;

                               (xiii)     waive, release, assign, settle or compromise any material Legal Proceedings;

                               (xiv)     except in the ordinary course of business, (A) establish, adopt, amend, terminate or make contributions to any Acquired Company Employee Plan (except as otherwise required by applicable Legal Requirements or as set forth in Section 4.1(b)(xiv) of the Company Disclosure Letter) or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Acquired Company Employee Plan if it were in existence as of the date of this Agreement; (B) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the hourly wage rates, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its present or former directors, officers or employees, except as set forth in Section 4.1(b)(xiv) of the Company Disclosure Letter; or (C) become obligated to do any of the foregoing;

                               (xv)     change any of its methods of accounting or Tax or accounting practices except as required by GAAP or applicable Tax Legal Requirements;

                               (xvi)     make or revoke any material Tax elections or file any amended Tax Returns except as required by applicable Legal Requirements;

                               (xvii)     satisfy, extinguish or otherwise discharge any Non-Electrograph Liabilities that are current liabilities of the Acquired Companies for more than fair market value thereof;

                               (xviii)     sell, assign, transfer or otherwise dispose of any Non-Electrograph Assets that are current assets of the Acquired Companies for less than the fair market value thereof;

                               (xix)     incur or otherwise assume any liabilities or other obligations in connection with the Terminating Operations;

                               (xx)     take or agree to take any action which would result in the failure to satisfy the conditions provided for in Section 6.1 or Section 6.2; or

                               (xxi)     authorize, agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.1(b).

                     (c)     During the Pre-Closing Period, the Company shall, and shall cause the other Acquired Companies to:

                               (i)     prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”), except as otherwise required by applicable laws;

                               (ii)     consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten business days prior to the date on which such Post-Signing Returns are required to be filed after giving effect to any applicable extensions;

                               (iii)     fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed except as required by applicable Legal Requirements;

                               (iv)     properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time;

                               (v)     notify Parent of any Legal Proceeding or audit pending or threatened in writing against the Acquired Companies in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Legal Proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld; and

                               (vi)     terminate all Tax Sharing Agreements to which the Acquired Companies are a party such that there are no further liabilities thereunder.

                     (d)     Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall (i) give Parent, directly or indirectly, the right to control the Company’s operations prior to the Closing or (ii) prohibit the Company from purchasing inventory for the operation of the business of any Acquired Company in an amount not to exceed $5,000,000 in any single or series of related transactions with any single vendor.

        4.2         No Solicitation.

                     (a)     The Company agrees that none of the Acquired Companies shall, and it shall cause its or their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction, (ii) furnish any information regarding any of the Acquired Companies to any Person that has made or indicated an intention to make any inquiry, proposal or offer related to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person that has made or indicated an intention to make any inquiry, proposal or offer related to any Acquisition Transaction, (iv) approve, endorse or recommend any proposal or offer related to an Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any proposal or offer related to an

Acquisition Transaction, or (vi) enter into any letter of intent, agreement in principle or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Shareholder Vote, this Section 4.2(a) shall not prohibit the Company or its board of directors from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions with, any Person that has made a Superior Offer if (A) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the board of directors of the Company to act in a manner consistent with its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, and (B) the Company receives from such Person an executed confidentiality agreement, provided, that this Section 4.2(a) shall not prohibit the Company’s board of directors from complying with Rules 14d-9 and 14e-2(a) under the Exchange Act.

                     (b)     The Company shall within two business days advise Parent of any inquiry or proposal or offer received by the Company or any of its Representatives related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Companies by any Person that has made or indicated an intention to make any inquiry, proposal or offer related to an Acquisition Transaction. The Company shall within two business days provide Parent with the identity of such Person and a copy of such inquiry, proposal, offer or request (or, where no such copy is available, a detailed description of such inquiry, proposal, offer or request). The Company shall keep Parent reasonably informed on a current basis of the status and material terms of any such inquiry, proposal, offer or request, and any related material communications to or by the Company or its Representatives.

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES

        5.1         Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Proxy Statement with the SEC, which shall occur as soon as reasonably practicable after the date of this Agreement, but in no event later than 30 business days after the date of this Agreement. The Company shall use reasonable best efforts to cause the Proxy Statement to comply as to form with the rules and regulations promulgated by the SEC and to respond promptly to any comments or requests for additional information of the SEC or its staff. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders, as promptly as reasonably practicable after clearance by the SEC. The Company and Parent shall promptly furnish to the other party all information concerning such party and, with respect to the Company, the Company’s shareholders, that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Companies or Parent occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company or Parent, as the case may be, shall as soon as practicable inform the other party thereof and the Company shall as soon as practicable file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the shareholders of the Company.

        5.2         Company Shareholders’ Meeting.

                     (a)     The Company shall call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held as promptly as reasonably practicable after the mailing of the Proxy Statement to the shareholders of the Company. The Company shall exercise reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement and take all other action reasonably necessary or advisable to obtain the Required Company Shareholder Vote. Each of the Company and Parent shall use its reasonable best efforts to ensure that all proxies solicited by or on behalf of the Company or Parent in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. If the Company has not procured the Required Company Shareholder Vote as of the date of the Company Shareholders’ Meeting, at the request of Parent, the Company shall from time to time adjourn or postpone the Company Shareholders’ Meeting for such period of time as Parent shall reasonably request solely for the purpose of soliciting additional proxies in favor of the adoption of this Agreement.

                     (b)     Subject to Section 5.2(c), the Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.2(c), the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and subject to Section 5.2(c) no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

                     (c)     Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent (and the withdrawal of the Company Board Recommendation may be noted in the Proxy Statement) if: (i) a Superior Offer is made to the Company and is not withdrawn; and (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is reasonably necessary in order for the board of directors of the Company to act in a manner consistent with its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements. Notwithstanding the foregoing, the Company Board Recommendation will not be withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming its intention to take such action.

        5.3         Regulatory Approvals.

                     (a)     Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, each of Parent and the Company shall (i) use its reasonable best efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under (A) the Securities Act and the Exchange Act, (B) the HSR Act, (C) the NYBCL, (D) any other applicable Legal Requirements and (E) the rules and regulations of the Nasdaq National Market. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing, and notwithstanding anything to the contrary set forth herein, Parent and the Company shall prepare and make the filing required under the HSR Act as soon as reasonably practicable after the date of this Agreement, but in no event later than 25 business days after the date of this Agreement. Neither Parent nor the Company shall file any such document if the other party has reasonably objected to the filing of such document. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Body without the consent of the other party, which consent shall not be unreasonably withheld.

                     (b)     Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Representatives) receives a request for additional information from any such Governmental Body that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request.

                     (c)     Notwithstanding the foregoing, nothing in this Section 5.3 shall require, or be construed to require, Parent to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which would result in a Parent Material Adverse Effect or a Company Material Adverse Effect.

        5.4         Indemnification of Officers and Directors.

                     (a)     All rights to indemnification, including the advancement of expenses, now existing in favor of those Persons who are or were directors and officers of the Company (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company’s Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement and as disclosed in Section 2.8(a)(iv) of the Company Disclosure Letter), shall survive the Merger and shall be observed by the Surviving Corporation, and Parent shall take all action necessary to cause the

Surviving Corporation to observe such rights, to the fullest extent permitted by New York law for a period of not less than six years after the Effective Time.

                     (b)     From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Policy”); provided, however, that Parent may substitute for the Existing Policy a policy of no less favorable coverage, provided that the carrier of such policy is a reputable insurance carrier that has a financial strength rating from A.M. Best (or its successor) that is equal to or better than the financial strength rating assigned by A.M. Best to the insurance carrier of the Company’s Existing Policy as of the date hereof. Prior to the Effective Time, the annual premiums of the Existing Policy for such six year period shall be prepaid in full, with the Company and Parent sharing equally the amount of such prepayment.

                     (c)     If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, Parent shall assure the proper provision is made so that the successors and assigns of the Surviving Corporation assume or are otherwise bound by the obligations of the Surviving Corporation set forth in this Section 5.4.

        5.5         Additional Agreements.

                     (a)     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Legal Requirements, except as otherwise provided in this Agreement, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to ensure that the conditions set forth in Sections 6 and 7 are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable. Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Sections 6 or 7 not being satisfied or satisfaction of those conditions being unreasonably delayed, except, in the case of the Company, to the extent its board of directors withdraws, modifies or amends the Company Board Recommendation in accordance with Section 5.2(c).

                     (b)     During the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (ii) any material breach of any covenant or obligation of the Company; (iii) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (iv) any communication from any Governmental

Body in connection with the transactions contemplated by this Agreement; and (v) any material Legal Proceedings threatened in writing or commenced against or otherwise affecting the Acquired Companies. No notification given to Parent pursuant to this Section 5.5(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

                     (c)     During the Pre-Closing Period, Parent shall promptly notify the Company in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of Parent, (iii) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. No notification given to the Company pursuant to this Section 5.5(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

        5.6         Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (i) the other party shall have approved such disclosure, or (ii) the disclosing party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Legal Requirements, in which case the disclosing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

        5.7         Confidentiality. The Parties hereby acknowledge that the provisions of the confidentiality agreement, as amended, dated June 25, 2004, between the Company and Alan Marc Smith and Pegasus Technology Ventures, and the confidentiality agreement, dated September 22, 2004, between the Company and Caxton-Iseman Capital, Inc. shall apply with respect to all information provided hereunder to Parent or any of its Subsidiaries or Representatives in connection with the transactions contemplated by this Agreement as if Parent were an original party to such confidentiality agreements.

        5.8         Access and Investigation. During the Pre-Closing Period, the Company shall, and shall cause the respective Representatives of the Acquired Companies to: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies (including the status of product development efforts); and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; provided that upon termination of this Agreement in accordance with Article 8 hereof, Parent shall promptly return to the Company any and all material and other documents provided or furnished to Parent and Parent’s Representatives in accordance with this Section 5.8. No investigation conducted by Parent or Parent’s Representations, however, will affect or be deemed to modify any representation or warranty made in this Agreement.

        5.9         Stock Exchange De-listing. Parent and the Company shall use their reasonable best efforts to cause the Company Common Stock to no longer be quoted on the Nasdaq National Market System and to be de-registered under the Exchange Act as soon as practicable following the Effective Time. Nothing in this Section 5.9 shall be construed to prohibit Parent or any of its Subsidiaries from having quoted on the Nasdaq National Market or registered under the Exchange Act any securities issued by Parent or any of its Subsidiaries from time to time after the Effective Time.

        5.10         Employees and Employee Benefits. Parent and the Company agree that, except as provided in Section 4.1(b)(vii) of the Company Disclosure Letter, all employees of the Acquired Companies immediately prior to the Effective Time shall be employed by the Surviving Corporation and its Subsidiaries immediately after the Effective Time; provided, that, neither Parent nor the Surviving Corporation shall have any obligation under this Agreement to continue the employment of any such employees following the Effective Time. Prior to the Closing, the Company shall use its Commercially Reasonable Efforts to obtain from each employee listed on Section 4.1(b)(vii) of the Company Disclosure Letter a release signed by each such employee, substantially in the form of Exhibit I attached hereto. Parent and the Surviving Corporation agree that, for a period of 12 months after the Effective Time, the Surviving Corporation shall provide all employees of the Surviving Corporation and its Subsidiaries with compensation and employee benefits (other than severance, equity-based compensation, deal-based payments or non-qualified deferred compensation) that are substantially similar to the compensation and employee benefits provided to the employees of the Acquired Companies immediately prior to the Effective Time under the Acquired Company Employee Plans; provided, however, that the costs of providing such benefits shall not exceed 110% of the costs of providing such benefits pursuant to the relevant Acquired Company Employee Plans immediately prior to the Effective Time. To the extent the same exist, the Surviving Corporation shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, for any employee of the Acquired Companies or qualified beneficiary under a Company health plan who is already receiving COBRA benefits or who loses health coverage in connection with the transactions contemplated in this Agreement. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder. Nothing herein express or implied shall confer upon any of the employees of the Acquired Companies, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their Affiliates, any rights or remedies, including any right to any particular form of compensation or employee benefit or to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

        5.11         Takeover Statutes. If any Takeover Statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.

        5.12         Defense of Litigation. The Company shall not settle or offer to settle any Legal Proceedings against the Acquired Companies or any of its directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Sub in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

        5.13         Actions With Respect to Financing. The Company shall reasonably cooperate with Parent and its Affiliates in connection with the fulfillment of the condition set forth in Section 6.12, including causing the Acquired Companies, and their respective Representatives to (i) provide information to Parent and its Representatives in connection with the preparation of such offering memoranda and documentation as is required under the Commitment Letters, (ii) meet with potential lenders and financing sources at reasonable times upon reasonable advance notice, (iii) assist with the preparation of customary collateral audits and inventory appraisals conducted with respect to debt financings of the type provided in the Debt Commitment Letter and (iv) assist in obtaining any necessary or desirable consents from the suppliers to the Acquired Companies, and agreements to subordinate the security interests in the assets of the Acquired Companies held by the suppliers to the Acquired Companies to the security interests in the assets of the Acquired Companies to be held by the Debt Provider from and after the Closing; provided, however, the failure of Parent and its Affiliates to obtain such consents shall not be deemed to be a breach by the Company of this Section 5.13.

        5.14         Payment in Full of Acquired Company Indebtedness. The Company shall, prior to the Closing, pay or cause to be paid in full or otherwise released or terminated in a manner reasonably satisfactory to Parent all Contracts that provide for an extension of credit to any Acquired Company or permit any Acquired Company to incur any Indebtedness for borrowed money, all Indebtedness owed by any Acquired Company to any other Person, other than such Indebtedness set forth in Section 5.14 of the Company Disclosure Letter, including all obligations of the Acquired Companies in respect of such Indebtedness and all Encumbrances on the capital stock or assets of the Acquired Companies securing amounts in respect of such Indebtedness.

        5.15         Release of Obligations under Designated Real Property Leases. Prior to the Closing (and to the extent not heretofore achieved), the Company shall cause each of the Acquired Companies to be replaced by one or more Persons other than the Acquired Companies or any of their Affiliates or otherwise released, from and after the Closing, from all obligations any of the Acquired Companies may have in respect of the Designated Real Property Leases in compliance with the last sentence of Section 4.1(a); it being agreed that notwithstanding anything to the contrary contained in this Agreement, such Acquired Companies shall have the right to execute any and all customary documents and instruments that comply with the requirements of the last sentence of Section 4.1(a) in order to satisfy its obligations under this Section 5.15 and in no event shall same constitute a breach of any representation and warranty made by the Company under this Agreement or otherwise constitute a default on the part of the Company under this Agreement; provided, that the Company shall have provided to Parent, at least five days prior to such execution, written notice thereof and copies of the latest drafts of such documents and instruments and shall consult with Parent with respect to such documents and instruments prior to the execution thereof. The Company shall have the right to incur fees, expenses and other payments up to the Allocated Release Amount set forth in Section 5.15 of the Company Disclosure Letter for each Designated Real Property Lease in order to have each of the Acquired Companies so replaced or released from such Designated Real Property Lease pursuant to this Section 5.15. Notwithstanding anything to the contrary contained in this Agreement, any document or instrument that is not less favorable in substance to the Acquired Companies in question than (x) the Surrender Agreement, attached hereto as Exhibit J, or (y) the Assignment and Assumption Agreement, attached hereto as Exhibit K, as the case may be (i.e., depending on whether the replacement or release in question is a lease surrender or assignment), shall be deemed to be in compliance with the last sentence of Section 4.1(a).

        5.16         Release of Obligations under Oser Lease. Prior to the Closing, the Company shall use its Commercially Reasonable Efforts to seek to have each of the Acquired Companies replaced by one or more persons other than the Acquired Companies or any of their Affiliates or otherwise released, from and after the Closing, from all obligations any of the Acquired Companies may have in respect of the Oser Lease in compliance with the last sentence of Section 4.1(a) and in no event shall the failure to be so replaced or released constitute a breach of any representation and warranty made by the Company under this Agreement or otherwise constitute a default on the part of the Company under this Agreement; it being agreed that notwithstanding anything to the contrary contained in this Agreement, such Acquired Companies shall have the right to execute any and all customary documents and instruments in connection therewith that comply with the requirements of the last sentence of Section 4.1(a); provided, that the Company shall have provided to Parent, at least five days prior to such execution, written notice thereof and copies of the latest drafts of such documents and instruments and shall consult with Parent with respect to such documents and instruments prior to the execution thereof. The parties will cooperate with each other in exercising such reasonable efforts. The Acquired Companies shall have the right to incur fees, expenses and other payments up to the amount specified in Section 5.16 of the Company Disclosure Letter (the “Breakage Fee”) in order to have each of the Acquired Companies so replaced or released from the Oser Lease pursuant to this Section 5.16; provided however, that no portion of such Breakage Fee shall be paid unless, concurrently with such payment, each of the Acquired Companies shall be so replaced or released. Notwithstanding anything to the contrary contained in this Agreement, any document or instrument that is not less favorable in substance to the Acquired Companies in question than (x) the Surrender Agreement, attached hereto as Exhibit J, or (y) the Assignment and Assumption Agreement, attached hereto as Exhibit K, as the case may be (i.e., depending on whether the replacement or release in question is a lease surrender or assignment), shall be deemed to be in compliance with the last sentence of Section 4.1(a).

        5.17         Customers and Suppliers. Parent and Merger Sub shall not, and shall cause each of their respective Representatives and Affiliates not to, contact any of the customers or suppliers of any of the Acquired Companies without the express written consent of the Company, which consent may not be unreasonably withheld or delayed.

        5.18         Tank Closure. The Company shall, prior to Closing, (i) abandon in place or remove the underground storage tank at the Leased Real Property at 50 Marcus Boulevard, Hauppauge, New York, in accordance with all applicable Legal Requirements (the “Tank Closure”), and (ii) apply to the appropriate Governmental Body and use Commercially Reasonable Efforts to obtain a “no further action” letter or similar approval of the Tank Closure (the “Closure Certification”) from that Governmental Body.

        5.19         Transaction Expenses. Prior to the Closing, the Acquired Companies shall not have incurred Transaction Expenses (other than any Transaction Expenses paid prior to March 1, 2005) in an amount in excess of $6,000,000. At or prior to Closing, the Company shall pay the amount of all Transaction Expenses.

        5.20         Terminating Operations. Prior to the Closing, the Company shall, subject to the last sentence of Section 4.1(a) and Sections 4.1(b)(xvii), 4.1(b)(xviii) and 4.1(b)(xix) and except for the Assigned Leases or as otherwise permitted by this Agreement: (a) satisfy, extinguish and otherwise discharge all Non-Electrograph Liabilities (other than Non-Electrograph Liabilities that are, individually and in the aggregate, not material); (b) sell, assign, transfer or otherwise dispose of all Non-Electrograph Assets (other than Non-Electrograph Assets that are, individually and in the aggregate, not material); and (c) wind down, settle the affairs of and terminate the operations of the Acquired Companies listed on Section 5.20 of the Company Disclosure Letter (the “Terminating Operations”); and (d) use its Commercially Reasonable Efforts to consult with Parent with respect to such matters prior to taking any material action in connection therewith.

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

        6.1         Accuracy of Representations. Other than the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.6(b), 2.15, 2.19, and 2.25, the representations and warranties of the Company contained in this Agreement (as such representations and warranties would read if all limitations or qualifications therein as to materiality or Company Material Adverse Effect (or similar concept) were deleted therefrom) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct as of such date), other than breaches or inaccuracies in any such representations or warranties that have not had, and would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect; and the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.6(b), 2.15, 2.19 and 2.25 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct as of such date).

        6.2         Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        6.3         Shareholder Approval. This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

        6.4         Antitrust. The waiting period to the consummation of the Merger pursuant to the HSR Act, if applicable, shall have expired or been terminated.

        6.5         Consents. All consents, approvals and other authorizations of any Governmental Body required to consummate the Merger and the other transactions contemplated by this Agreement (other than the delivery of the Certificate of Merger with the Department of State of the State of New York) shall have been obtained, free of any condition that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

        6.6         Company Material Adverse Effect. Since the date of this Agreement, (a) no event, fact or set of circumstances shall have occurred or exist that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) none of the suppliers of Electrograph listed in Section 6.6 of the Company Disclosure Letter and no customer or group of customers of Electrograph accounting for at least 10% of the gross profit of the Acquired Companies for the seven months ended February 28, 2005 shall have terminated or materially decreased or threatened in writing to terminate or materially decrease its relationship with the Acquired Companies.

        6.7         Agreements and Documents. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in such capacity, confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.8 and 6.9 have been duly satisfied.

        6.8         No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        6.9         No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent or the Company or any of its Subsidiaries any damages that may be material to Parent or the Company or any of its Subsidiaries; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Companies; or (v) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to

dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

        6.10         Releases from Certain Option Holders. The Company shall have obtained an executed consent and release in the form attached hereto as Exhibit H from each holder of (i) a Company Option that is not a Vested Company Option and (ii) a Company Option that is a Vested Company Option that has an exercise price per share equal to or greater than the Price Per Share.

        6.11         Dissenting Shares. Appraisal rights shall not have been perfected pursuant to Section 623 of the NYBCL by shareholders of the Company with respect to more than 10% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

        6.12         Funding. Parent shall have received the amount of funds set forth in the Debt Commitment Letter as a result of funding thereunder or as a result of funding from one or more alternative sources of financing.

        6.13         Termination of the Loan Agreement and Inventory Financing Arrangements. The Loan Agreement and Inventory Financing Arrangements shall have been terminated, and each of the Acquired Companies shall have been released as a borrower or guarantor, as applicable, under the Loan Agreement and all Encumbrances on the capital stock or assets of the Acquired Companies securing amounts owed in respect of the Loan Agreement and Inventory Financing Arrangements shall have been released or terminated.

        6.14         Director and Officer Resignations. Parent shall have received written resignation letters from each of the directors and officers of the Company and each other Acquired Company requested by Parent effective as of the Effective Time.

        6.15         Taylor Employment Agreement and Non-Compete and Non-Disclosure Agreements. The Taylor Employment Agreement and each of the Non-Compete and Non-Disclosure Agreements shall have become effective in accordance with their respective terms.

        6.16         Actions with Respect to Certain Employees. The Company shall have taken all of the actions set forth in Section 4.1(b)(vii) of the Company Disclosure Letter.

        6.17         Termination of Related Party Transactions. The Company shall have caused the termination, payment or settlement in full of all transactions required to be disclosed pursuant to Section 2.20, and Parent shall have received reasonably satisfactory evidence thereof.

        6.18         Release of Obligations under the Designated Real Property Leases. Each of the Acquired Companies shall have, in accordance with Section 5.15, been replaced by one or more Persons other than the Acquired Companies or any of their Affiliates or otherwise released from all obligations any of the Acquired Companies may have (as lessee, guarantor, or otherwise) in respect of the Designated Real Property Leases.

        6.19         Delivery of Escrow Agreement. Subject to Section 1.6(d), the Escrow Agreement shall have been duly executed and delivered by each of Barry R. Steinberg, the Company and the Escrow Agent.

        6.20         Transaction Expenses. The Acquired Companies shall not have incurred Transaction Expenses (other than any Transaction Expenses paid on or prior to March 1, 2005) in an amount in excess of $6,000,000, the Transaction Expenses shall have been paid in full in accordance with the provisions of Section 5.19, and Parent shall have received evidence (such as a bill or statement) indicating the full amount of each Transaction Expense payable.

        6.21         Terminating Operations. The Company shall have, in accordance with Section 5.20: (a) satisfied, extinguished and otherwise discharged all Non-Electrograph Liabilities (other than Non-Electrograph Liabilities that are, individually and in the aggregate, not material); (b) sold, assigned, transferred or otherwise disposed of all Non-Electrograph Assets (other than Non-Electrograph Assets that are, individually and in the aggregate, not material); and (c) wound down, settled the affairs of and terminated the operations of the Terminating Operations.

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

        7.1         Accuracy of Representations. Other than the representations and warranties contained in Sections 3.1 and 3.2, the representations and warranties of Parent contained in this Agreement as such representations and warranties would read if all limitations or qualifications therein as to materiality (or similar concept) were deleted therefrom shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct as of such date), other than breaches of or inaccuracies in any such representations or warranties that have not had, and would not reasonably be expected to have, individually and in the aggregate, a Parent Material Adverse Effect; and the representations and warranties contained in Sections 3.1 and 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct as of such date).

        7.2         Performance of Covenants. Each covenant and obligation that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3         Shareholder Approval. This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

        7.4         Antitrust. The waiting period to the consummation of the Merger pursuant to the HSR Act, if applicable, shall have expired or been terminated.

        7.5         Consents. All consents, approvals and other authorizations of any Governmental Body required to consummate the Merger and the other transactions contemplated by this Agreement (other than the delivery of the Certificate of Merger with the Department of State of the State of New York) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect.

        7.6         Documents. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

        7.7         No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

SECTION 8.    TERMINATION

        8.1         Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the shareholders of the Company at the Company Shareholders’ Meeting):

                     (a)     by mutual written consent of Parent and the Company;

                     (b)     by either Parent or the Company, if the Merger shall not have been consummated prior to the date that is seven months and 15 days after the date hereof (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Termination Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

                     (c)     by either Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                     (d)     by either Parent or the Company, if (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Shareholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Shareholder Vote;

                     (e)     by Parent, if the board of directors of the Company shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation;

                     (f)     by Parent, if (i) the board of directors of the Company approves, endorses or recommends a Superior Offer, (ii) the Company enters into a written agreement (whether binding or non-binding) relating to a Superior Offer, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, or (iv) the Company or its board of directors publicly announces its intention to do any of the foregoing;

                     (g)     by Parent, if the board of directors of the Company exempts any Person other than Parent or any of its Affiliates from the provisions of Section 912 of the NYBCL;

                     (h)     by Parent, if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Sections 6.1, 6.2 or 6.6 of the Agreement and (ii) has not been cured by the Company within 20 business days after the Company’s receipt of written notice of such breach from Parent;

                     (i)     by the Company, if the board of directors of the Company approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Offer, but only so long as:

                               (i)     the Required Company Shareholder Vote has not yet been obtained;

                               (ii)     the Company is not then and has not been in breach of any of its obligations under Section 4.2;

                               (iii)     the board of directors of the Company has determined in good faith, after consultation with its financial and legal advisors, that such action is reasonably necessary in order for the board of directors to act in a manner consistent with its fiduciary duty under applicable Legal Requirements;

                               (iv)     the Company has notified Parent in writing that it intends to enter into such definitive agreement;

                               (v)     Parent does not, within two business days following Parent’s receipt of such notice, make an offer which the board of directors of the Company determines in good faith, after consultation with its financial and legal advisors, to be as favorable to the Company’s stockholders as the Superior Offer giving rise to such notice; and

                               (vi)     such termination occurs within two business days following the two business day period referred to in Section 8.1(i)(v); or

                     (j)     by the Company, if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (ii) has not been cured by Parent within 20 business days after Parent’s receipt of written notice of such breach from the Company.

        8.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement.

        8.3         Termination Fees.

                     (a)     Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the filing fee required under the HSR Act in connection with the transactions contemplated by this Agreement shall be paid 50% by Parent and 50% by the Company.

                     (b)     The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds a termination fee and reimbursement of expenses in an amount equal to $2,500,000 (the “Termination Fee”):

                               (i)     if this Agreement is terminated by the Company pursuant to Section 8.1(i), in which case payment shall be made before or concurrently with such termination;

                               (ii)     if this Agreement is terminated by Parent pursuant to Section 8.1(e), 8.1(f) or 8.1(g) or pursuant to Section 8.1(h) as a result of a willful breach by the Company, in which case payment shall be made within two business days of such termination; or

                               (iii)     if (A) a proposal or offer related to an Acquisition Transaction shall have been made or proposed to the Company or its shareholders or otherwise publicly announced (whether or not conditional), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b) or 8.1(d) and (C) within 12 months following the date of such termination, any Acquired Company enters into a written agreement (whether binding or non-binding) providing for the implementation of a proposal or offer related to an Acquisition Transaction or shall consummate any proposal or offer related to an Acquisition Transaction (whether or not such proposal or offer was the same proposal or offer referred to in the foregoing clause (A)), in which case payment shall be made within two business days of the date on which such Acquired Company enters into such agreement in principle, arrangement, understanding or Contract or consummates such proposal or offer, as applicable.

                     (c)     The payment of the Termination Fee shall be compensation and liquidated damages for the loss suffered by Parent as a result of the termination of the Agreement under the circumstances contemplated under Section 8.3(b) and to avoid the difficulty of determining damages under the circumstances. The Company shall have no further liability to Parent after the payment of the Termination Fee.

                     (d)     The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to pay when due any amount payable under this Section 8.3 then the Company shall pay to Parent, as applicable, its costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus 2%.

SECTION 9.   MISCELLANEOUS PROVISIONS

        9.1         Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the shareholders of the Company); provided, however, that after any such adoption of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.2         Waiver.

                     (a)     No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                     (b)     No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                     (c)     Any of the Parties to this Agreement may waive any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, but only by an instrument in writing executed by the party waiving compliance. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

       9.3         Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Acquired Companies, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.3 will not limit any covenant or agreement of the Parties which by its term contemplates performance after the Closing.

        9.4         Entire Agreement. This Agreement, the Company Disclosure Letter, the Ancillary Agreements and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

        9.5         APPLICABLE LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY WAIVES ANY OBJECTION AS TO VENUE AND FORUM NON CONVENIENS WITH RESPECT TO ANY SUCH ACTIONS BROUGHT IN ANY OF SUCH COURTS. PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE SERVED BY CERTIFIED MAIL ON ANY PARTY HERETO ANYWHERE IN THE WORLD WHERE SUCH PARTY IS FOUND AND MAY ALSO BE SERVED UPON ANY PARTY IN THE MANNER PROVIDED FOR THE SERVICE OF PROCESS UNDER THE LAWS OF THE STATE OF NEW YORK OR THE LAWS OF THE PLACE OR JURISDICTION WHERE SUCH PARTY IS FOUND.

        9.6         Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

        9.7         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company, Parent or Merger Sub without the prior written consent of Parent and Merger Sub with respect to the Company, and the consent of the Company with respect to Parent or Merger Sub, and any attempted assignment of this Agreement or any of such rights by the Company, Parent or Merger Sub, as the case may be, without the consent of Parent and Merger Sub with respect to the Company, and the consent of the Company with respect to Parent or Merger Sub, shall be void and of no effect. Notwithstanding the foregoing, (a) Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation, and (b) from and after the Closing, Parent, the Company and/or any of their respective Subsidiaries (including Electrograph) may assign their respective rights under this Agreement to one or more lenders (including the Debt Provider, and its successors and assigns) in connection with a secured debt financing arrangement without the prior written consent of any of Parent, the Company or Merger Sub. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.8         Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), or on the second business day after being sent by registered overnight mail, return receipt requested, by overnight courier or overnight express delivery service or by facsimile (in each case, with confirmation of delivery) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Electrograph Holdings, Inc. c/o Caxton-Iseman Capital, Inc. 500 Park Avenue, 8th Floor New York, NY 10022 Attention: Robert A. Ferris Facsimile: (650) 327-4730 and (212) 832-9450

with a copy to (which copy shall not constitute notice):

Paul, Weiss, Rifkind Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Carl L. Reisner, Esq. Facsimile: (212) 737-3990

if to the Company:

Manchester Technologies, Inc. 160 Oser Avenue Hauppauge, New York 11788 Attention: Barry Steinberg Facsimile: (631) 435-2113

with copies to (which copies shall not constitute notice):

Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Alan Pearce, Esq. Facsimile: (212) 541-4630

and

Kressel, Rothlein, Walsh & Roth, LLC 684 Broadway Massapequa, New York 11758

Attention: Joel Rothlein, Esq. Facsimile (516) 798-5498

        9.9         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        9.10         No Third-Party Beneficiaries. Except as provided in Section 5.4, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

        9.11         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

        9.12         Construction.

                     (a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                     (b)     The parties have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

                     (c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

                     (d)     Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

        9.13         Remedies. Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

        9.14        Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.15         WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATIONS, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ELECTROGRAPH HOLDINGS, INC.

By:	/s/ Robert A. Ferris
Name:	Robert A. Ferris
Title:	Vice President and Treasurer

CICE ACQUISITION CORP.

By:	/s/ Robert A. Ferris
Name:	Robert A. Ferris
Title:	Vice President and Treasurer

MANCHESTER TECHNOLOGIES, INC.

By:	/s/ Seth Collins
Name:	Seth Collins
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        “1996 Options Plans” shall have the meaning assigned to it in Section 1.9.

        “1996 Stock Option Plan” shall have the meaning assigned to it in Section 2.3(a).

        “Acquired Company Contract” shall mean any Contract: (i) to which any of the Acquired Companies is a party; (ii) by which any of the Acquired Companies or any asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has any obligation; or (iii) under which any of the Acquired Companies has any right or interest.

        “Acquired Company Employee Plans” shall have the meaning assigned to it in Section 2.12(a).

        “Acquired Company Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to any of the Acquired Companies or otherwise used by any of the Acquired Companies.

        “Acquired Company Returns” shall have the meaning assigned to it in Section 2.11.

        “Acquired Companies” shall have the meaning assigned to it in Section 2.1.

        “Acquired Companies Constituent Documents” shall have the meaning assigned to it in Section 2.1.

        “Acquisition Proposal” shall mean any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.

        “Acquisition Transaction” shall mean any transaction or series of transactions involving:

                     (a)     any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Companies is a constituent corporation, (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, in a single or series of related transactions, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) any of the Acquired Companies issues securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Companies;

                     (b)     any sale or disposition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Acquired Companies, other than in the ordinary course of business ; or

1

                     (c)     any liquidation or dissolution of any of the Acquired Companies.

        “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

        “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

        “Ancillary Agreements” shall mean the Voting Agreement, the Taylor Employment Agreement and, if entered into on or prior to Closing, the Escrow Agreement.

        “Assigned Leases” shall have the meaning assigned to it in Section 2.8(a)(ix).

        “Breakage Fee” shall have the meaning assigned to it in Section 5.16.

        “business day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

        “Certificate of Merger” shall have the meaning assigned to it in Section 1.3.

        “Closing” shall have the meaning assigned to it in Section 1.3.

        “Closure Certification” shall have the meaning assigned to it in Section 5.18.

        “Closing Date” shall have the meaning assigned to it in Section 1.3.

        “COBRA” shall have the meaning ascribed to it in Section 5.10.

        “Code” shall mean the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

        “Commitment Letters” shall have the meaning assigned to it in Section 3.7(b).

        “Commercially Reasonable Efforts” shall mean the Person’s efforts in accordance with reasonable commercial practices and without the payment of any money to any third party except the incurrence of reasonable costs and expenses that are not, individually or in the aggregate, material in the context of the commercial objective to be achieved under this Agreement by the Person that has the applicable obligation to use such efforts to achieve such objective.

        “Company” shall have the meaning assigned to it in the Introduction.

        “Company Balance Sheet” shall have the meaning assigned to it in Section 2.4(b).

        “Company Balance Sheet Date” shall have the meaning assigned to it in Section 2.4(b).

2

        “Company Board Recommendation” shall have the meaning assigned to it in Section 2.2.

        “Company Common Stock” shall mean the Common Stock, $.01 par value per share, of the Company.

        “Company Disclosure Letter” shall mean the Disclosure Letter that has been prepared by the Company signed by a duly authorized officer of the Company and delivered by the Company to Parent prior to or on the date of execution of this Agreement.

        “Company Escrow Amount” shall have the meaning set forth in Section 1.6(a).

        “Company Financial Statements” shall have the meaning assigned to it in Section 2.4(b).

        “Company Material Adverse Effect” One or more related events, facts, violations, breaches, inaccuracies, circumstances or other matters will be deemed to be a “Company Material Adverse Effect” if such events, facts, violations, breaches, inaccuracies, circumstances or other matters had or would reasonably be expected to have or give rise to, individually or in the aggregate, a material adverse effect on (i) the business, condition (financial or otherwise), results of operations, assets, liabilities, operations or financial performance of the Acquired Companies , taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, provided, however, that none of the following shall be deemed to constitute a Company Material Adverse Effect: (a) any change in and of itself in the market price or trading volume of the Company’s stock after the date hereof; (b) changes in general economic conditions in the United States or abroad (including, without limitation, any effect that acts of terrorism or outbreak of war have on such general economic conditions); or (c) legal, governmental or regulatory factors (including, without limitation, any effect that acts of terrorism or outbreak of war have on such legal, governmental or regulatory factors) generally affecting companies in the Company’s industry.

        “Company Options” shall have the meaning assigned to it in Section 1.9.

        “Company Responsible Officers” shall have the meaning assigned to it in Section  2.5(a).

        “Company SEC Documents” shall have the meaning assigned to it in Section 2.4(a).

        “Company Shareholders’ Meeting” shall have the meaning assigned to it in Section 5.2(a).

        “Company Stock Certificate” shall have the meaning assigned to it in Section 1.5(a)(ii).

        “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        “Contract” shall mean any agreement, contract, subcontract, lease, sublease, instrument, note, bond, mortgage, indenture, commitment, option, warranty, purchase order, license,

3

sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        “Debt Commitment Letter” shall have the meaning assigned to it in Section 3.7(b).

        “Debt Provider” shall have the meaning assigned to it in Section 3.7(b).

        “Designated Real Property Leases” shall mean all lease obligations of any of the Acquired Companies in respect of the properties located at (i) 40 Marcus Boulevard, Hauppauge, NY, (ii) 70 Marcus Boulevard, Hauppauge, NY; (iii) 7130 Columbia Gateway Drive, Columbia, MD and (iv) 1688 East 16th Street, Brooklyn, NY.

        “Dissenting Shareholder” shall have the meaning assigned to it in Section 1.12.

        “Dissenting Shares” shall have the meaning assigned to it in Section 1.12.

        “Effective Time” shall have the meaning assigned to it in Section 1.3.

        “Eligible Investment” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); and (iv) investment in an Insured Money Market Fund of an institution described in clause (ii).

        “Electrograph” shall have the meaning assigned to it in the Recitals.

        “Encumbrance” shall mean any lien, pledge, hypothecation, lease, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first offer or refusal, easement, restrictive covenant, encroachment, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), syndicate, firm or other enterprise, association, organization, entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

        “Environmental Law” means any Legal Requirement relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure of any individual to Materials of Environmental Concern;

4

        “Equity Commitment Letter” shall have the meaning assigned to it in Section 3.7(a).

        “Equity Provider” shall have the meaning assigned to it in Section 3.7(a).

        “ERISA” shall has the meaning assigned to the it in Section 2.12(a).

        “Escrow Account” shall have the meaning assigned to it in Section 1.6(c).

        “Escrow Agent” shall have the meaning assigned to it in Section 1.6(c).

        “Escrow Agreement” shall have the meaning assigned to it in Recitals.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        “Exchange Agent” shall have the meaning assigned to it in Section 1.8(a).

        “Existing Policy” shall have the meaning assigned to it in Section 5.4(b).

        “Expense Amount” shall have the meaning assigned to it in Section 1.6(b).

        “Expense Statement” shall have the meaning assigned to it in Section 1.6(b).

        “GAAP” shall have the meaning assigned to it in Section 2.4(b).

        “Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority, consent or approval of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

        “Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court, arbitral body or other tribunal).

        “HSR Act” shall have the meaning assigned to it in Section 2.17(d).

        “Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under

5

any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases (other than any liabilities or obligations under the Assigned Leases) which have been or should be, in accordance with GAAP, recorded as capital leases, and (f) all indebtedness secured by any Encumbrance (other than Encumbrances in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

        “Indemnified Persons” shall have the meaning assigned to it in Section 5.4(a).

        “Inventory Financing Arrangements” shall mean the inventory financing arrangements (i) the Company and GE Commercial Distribution Finance Corp. (pursuant to the Agreement for Wholesale Financing, dated March 19, 2004, between GE Commercial Distribution Finance Corp. and the Company, as amended, and the agreements and other instruments related thereto) and (ii) between the Company and Deutsche Financial Services Corp. (pursuant to the Agreement for Wholesale Financing, dated August 25, 1997, between Deutsche Financial Services Corp. and the Company, as amended, and the agreements and other instruments related thereto) and any other similar inventory financing arrangements.

        “knowledge of the Company” means the knowledge of any officer of the Acquired Companies, after due inquiry.

        “Leased Real Property” shall have the meaning assigned to it in Section 2.8(a)(ix).

        “Legal Proceeding” shall mean any action, claim, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, charge, complaint, indictment, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        “Legal Requirement” shall mean any principle of common law or case law or federal, state, local, municipal, foreign or other law, statute, constitution, executive order, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented, applied or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD).

        “Loan Agreement” shall mean the Loan Agreement, dated as of March 21, 2005, between Manchester Technologies, Inc.,

Manchester International Ltd., Electrograph Systems, Inc., Texport Technology Group, Inc., , Marketplace 4u.com, Inc., e.TrackSolutions,
Inc., Manchester Equipment Co., Inc., Champion Vision, Inc., and Telstarr Professional Services, Inc., and Citibank, N.A..

        “Material Contract” shall have the meaning assigned to it in Section 2.8(a).

        “Material Customer” shall have the meaning assigned to it in Section 2.26.

6

        “Material Supplier” shall have the meaning assigned to it in Section 2.26.

        “Materials of Environmental Concern” shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by any Environmental Law.

        “Merger” shall have the meaning assigned to it in the Recitals.

        “Merger Sub” shall have the meaning assigned to it in the Introduction.

        “NASD” shall mean the National Association of Securities Dealers, Inc.

        “Non-Compete and Non-Disclosure Agreements” shall have the meaning assigned to it in the Recitals.

        “Non-Electrograph Assets” shall mean any assets of the Acquired Companies that are not used in connection with the conduct or operation of the business of Electrograph. For purposes of this definition and this Agreement, the following shall not be deemed “Non-Electrograph Assets”: (i) the premises leased by the Company at 50 Marcus Blvd., Hauppauge, NY (and the documents related thereto), (ii) the Assigned Leases, (iii) except for purposes of the last sentence of Section 4.1(a), the Oser Lease and (iv) any assets that are used in connection with the conduct or operation of the business of Champion Vision, Inc.

        “Non-Electrograph Liabilities” shall mean any liabilities or other obligations of the Acquired Companies that were not incurred or otherwise assumed in connection with the conduct or operation of the business of Electrograph. For purposes of this definition and this Agreement, the following shall not be deemed “Non-Electrograph Liabilities”: (i) the premises leased by the Company at 50 Marcus Blvd., Hauppauge, NY (and the documents related thereto), (ii) the Assigned Leases, (iii) except for purposes of the last sentence of Section 4.1(a), the Oser Lease, (iv) any guarantees provided by any Acquired Company of obligations or other liabilities of Electrograph and (v) any liabilities or other obligations incurred or otherwise assumed in connection with the conduct or operation of the business of Champion Vision, Inc.

        “NYBCL” shall have the meaning assigned to it in the Section 1.1.

        “Option Payments” shall have the meaning assigned to it in Section 1.9.

        “Option Plans” shall have the meaning assigned to it in Section 1.9.

        “Oser Lease” shall mean the capital lease obligations of any of the Acquired Companies in respect of the property located at 160 Oser Avenue, Hauppauge, NY.

        “Parent” shall have the meaning assigned to it in the Introduction.

        “Parent Material Adverse Effect” One or more related events, facts, violations, breaches, inaccuracies, circumstances or other matters will be deemed to be a “Parent Material Adverse Effect” if such events, facts, violations, breaches, inaccuracies, circumstances or other matters had or could reasonably be expected to have or give rise to a material adverse effect on the

7

ability of Parent to pay the aggregate Price Per Share for all shares of Company Common Stock outstanding immediately prior to the Effective Time and to consummate the transactions contemplated hereby.

        “Parties” shall mean the parties to this Agreement.

        “Payment Fund” shall have the meaning assigned to it in Section 1.8(a).

        “Permitted Encumbrances” shall mean (a) mechanics, materialmen’s, carrier’s repairer’s and other Encumbrances arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the use, occupancy or operation of such real property.

        “Person” shall mean any individual, Entity or Governmental Body.

        “Post-Signing Returns” shall have the meaning assigned to it in Section 4.1(c)(i).

        “Pre-Closing Period” shall have the meaning assigned to it in Section 4.1(a).

        “Price Per Share” shall have the meaning assigned to it in Section 1.5(a)(ii).

        “Proprietary Asset” shall mean any: (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), registered service mark application, copyright (whether registered or unregistered), copyright application, registered maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, domain names, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (ii) right to use or exploit any of the foregoing.

        “Proxy Statement” shall mean the proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

        “Real Property Leases” shall have the meaning assigned to it in Section 2.8(a)(ix).

        “Related Party” shall have the meaning assigned to it in Section 2.20(e).

        “Representatives” shall mean officers, directors, employees, Affiliates, agents, attorneys, accountants, advisors and other authorized representatives.

        “Required Company Shareholder Vote” shall have the meaning assigned to it in Section 2.15.

        “SEC” shall mean the United States Securities and Exchange Commission.

8

        “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        “Space Leases” shall have the meaning set forth in Section 2.22(d).

        “Space Tenant” shall have the meaning set forth in Section 2.22(d).

        “Stockholder Escrow Amount” shall have the meaning set forth in Section 1.6(a).

        “Stock Rights” shall have the meaning assigned to it in Section 2.3(c).

        “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock of such Person.

        “Superior Offer” shall mean an Acquisition Proposal made by any Person or Persons other than Parent on terms that the board of directors of the Company determines, in its good faith judgment, after consultation with its legal and financial advisors and after taking into account any conditions to, and risks of, consummation and financing contingencies, if any, and giving consideration to the enumerated items in Section 717(b) of the NYBCL, to be more favorable to the Company’s shareholders than the terms of the Merger.

        “Surviving Corporation” shall have the meaning assigned to it in Section 1.1.

        “Takeover Statutes” shall have the meaning assigned to it in Section 2.17(e).

        “Tank Closure” shall have the meaning assigned to it in Section 5.18.

        “Tax” shall mean (i) any federal, state, provincial, local, foreign and other tax, levy, fee, impost, duty, and similar governmental charge (including any interest, fine, assessment, penalty or addition to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

        “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax including any attachment thereto or amendment thereof.

        “Tax Sharing Agreements” shall have the meaning assigned to it in Section 2.11(e).

9

        “Taylor Employment Agreement” shall have the meaning assigned to it in the Recitals.

        “Terminating Operations” shall have the meaning assigned to it in Section 5.20.

        “Termination Date” shall have the meaning assigned to it in Section 8.1.

        “Termination Fee” shall have the meaning assigned to it in Section 8.3(b).

        “Transaction Expenses” shall mean only the following fees and expenses incurred, paid or payable by the Acquired Companies in connection with this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements: (i) fees and expenses paid or payable by any of the Acquired Companies in respect of brokers, finders, attorneys, accountants, consultants and advisors (including for matters related to any Legal Proceedings based on or resulting from the transactions contemplated by this Agreement or the Ancillary Agreements), (ii) all premiums paid or payable pursuant to Section 5.4(b), (iii) all amounts paid or payable to current or former directors, officers and employees (other than any Option Payments), including all amounts paid or payable in connection with the actions set forth in Section 4.1(b)(vii) of the Company Disclosure Letter required to be taken by the Company prior to the Effective Time, (iv) any printing, mailing and SEC filing fees and expenses payable by any of the Acquired Companies, (v) one-half of the required filing fee to be paid by Parent and Company under the HSR Act, (vi) relocation fees and expenses, (vii) fees and expenses related to the Company Shareholders’ Meeting, and (viii) fees and expenses incurred by the Acquired Companies in connection with the Company’s obligations under Section 5.20. Any fee or expense incurred, paid or payable by the Acquired Companies in excess of $25,000 on any invoice or other similar statement that could reasonably be construed as a “Transaction Expense” shall be presumed to be a “Transaction Expense,” unless Parent and the Company mutually agree otherwise. Notwithstanding anything to the contrary, “Transaction Expenses” shall not include fees and expenses incurred, paid or payable in connection with the release of the Acquired Companies from all obligations in respect of the Designated Real Property Leases pursuant to Section 5.15 and the Oser Lease pursuant to Section 5.16, the continuation and maintenance of ongoing litigation unrelated to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

        “Vested Company Option” shall have the meaning assigned to it in Section 1.9.

        “Voting Agreement” shall have the meaning assigned to it in the Recitals.

10

Annex B

BB&T Capital Markets

Corporate Finance 225 Franklin Street, Suite 2600 Boston, MA 02110 1-800-795-5635 617-217-2626

April 17, 2005

Board of Directors
Manchester Technologies, Inc.
50 Marcus Boulevard
Hauppauge, New York 11788

Gentlemen:

        The Board of Directors (the “Board”) has requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively, the “Shareholders”), of Manchester Technologies, Inc., a New York corporation (the “Company”) of $6.40 per share in cash (the “Transaction Consideration”) to be paid to the Shareholders, pursuant to that certain Agreement and Plan of Merger, to be dated as of April 17, 2005 (the “Transaction Agreement”), by and among the Company, Electrograph Holdings, Inc., a Delaware corporation (“Parent”) and CICE Acquisition Corp., a New York corporation and wholly-owned subsidiary of Parent (“Transaction Sub”). Parent and Transaction Sub are owned by Pegasus Technology Ventures and investment funds associated with Caxton-Iseman Capital, Inc.

        Pursuant to the terms of and subject to the conditions set forth in the Transaction Agreement, Transaction Sub will be merged with and into the Company (the “Transaction”) and each share of common stock of the Company, $0.01 par value per share will be converted into the right to receive the Transaction Consideration upon consummation of the Transaction. Capitalized terms used in this letter shall have the meaning ascribed to them in the Transaction Agreement unless the context clearly requires otherwise.

        BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been retained by the Board in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation, including a portion of the fee upon the delivery of this opinion, but no part of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade, from time to time, or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

BB&T Capital Markets is a division of Scott & Stringfellow, Inc., a registered broker/dealer subsidiary of BB&T Corporation • Member NYSE/SIPC

Board of Directors
Manchester Technologies, Inc.
April 17, 2005

        In connection with our review of the Transaction and the preparation of our opinion, we have, among other things:

(1)	reviewed the Transaction Agreement and discussed with management and representatives of the Company the proposed material terms of the Transaction;

(2)	reviewed, among other public information, the Company’s Annual Reports, Annual Reports on Form 10-K, and related financial information for the fiscal years ended July 31, 2002, 2003, and 2004;

(3)	reviewed the Company’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2004 and January 31, 2005;

(4)	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by senior management of the Company;

(5)	considered the capitalization, liquidity and financial condition of the Company;

(6)	discussed with members of senior management of the Company the matters described in items (2) through (5) above, as well as other matters concerning the Company’s businesses, operations and prospects;

(7)

reviewed the historical market prices and trading activity for the Company’s common stock and compared such prices and trading activity with those of certain publicly traded companies that we deemed to be relevant;

(8)	compared the financial position and results of operations of the Company with those of certain publicly traded companies that we deemed to be relevant;

(9)	compared the proposed financial terms of the Transaction with the financial terms of certain other business combinations, to the extent publicly available, that we deemed to be relevant;

(10)

reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement and five days prior to the announcement, of such business combinations;

(11)	prepared a discounted cash flow analysis of the Company based upon the financial forecasts prepared by senior management described in item (4) above; and

Board of Directors
Manchester Technologies, Inc.
April 17, 2005

(12)

reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed to be material or otherwise necessary or appropriate to render its opinion, including our assessment of, economic, market and monetary conditions.

        In conducting our review and rendering our opinion, we discussed with members of management and representatives of the Company the background of the Transaction, the reasons and basis for the Transaction and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of the Company. We have not attempted independently to verify such information, nor have we made or been provided with any evaluation or independent appraisal of the assets or liabilities of the Company. We have further assumed, with your consent, that the financial forecasts provided to us by the Company have been reasonably prepared on a basis reflecting the best currently available judgments and good faith estimates of the Company’s management and that such financial forecasts will be realized in the amounts and at the times contemplated. We express no opinion with respect to and assume no responsibility for such financial forecasts or the estimates or judgments on which they are based. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated upon the terms set forth in the Transaction Agreement without material alteration or waiver thereof. In addition, we have relied upon all legal advice given to the Board by its legal counsel. We have also assumed that, in the course of obtaining legal, regulatory and third party consents for the Transaction, no restriction will be imposed that will adversely affect the terms of the Transaction or have a material adverse effect on the future results of operations or financial condition of the Company subsequent to the Transaction. In connection with the preparation of our opinion, we were not authorized to solicit, nor did we solicit, third parties regarding alternatives to the Transaction.

        Our opinion expressed herein was prepared for the information and assistance of the Board in connection with its consideration of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders, of the Transaction Consideration. Our opinion does not address the relative merits of the Transaction contemplated by the Transaction Agreement compared with other business strategies that may have been considered by the Company’s management or its Board. Nor do we address the merits of the underlying decision by the Company to enter into the Transaction and this opinion does not constitute a recommendation to the Shareholders as to how they should vote at the shareholders’ meeting in connection with the Transaction. Our opinion may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement or registration statement distributed to the Shareholders by the Company in connection with the Transaction as well as filings related thereto with the Securities and Exchange Commission.

Board of Directors
Manchester Technologies, Inc.
April 17, 2005

        On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the Shareholders.

Very truly yours,

BB&T CAPITAL MARKETS A division of SCOTT & STRINGFELLOW, INC.

By:	/s/ Rex H. Green
Rex H. Green Managing Director

Annex C

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of April 17, 2005 (this “Agreement”), by and among Electrograph Holdings, Inc., a Delaware corporation (“Parent”), and a certain stockholder of Manchester Technologies, Inc., a New York corporation (the “Company”), whose name is set forth on the signature pages to this Agreement (the “Stockholder”).

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, CICE Acquisition Corp., a New York corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”) which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent (the “Merger”).

        WHEREAS, as a condition and inducement to entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement which sets forth the agreements of Parent and the Stockholder with respect to, among other things, the voting of shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) owned by the Stockholder in connection with the Merger.

        WHEREAS, the board of directors of the Company has determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair and in the best interests of the Company and its shareholders, and in connection therewith, approved this Agreement and the transactions contemplated hereby, including exempting Parent and its Affiliates from Section 912 of the NYBCL.

        NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

        1.1         General. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

        1.2         Certain Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

        “Covered Shares” means, with respect to the Stockholder, any Company Shares that the Stockholder beneficially owns, holds of record or otherwise has the right to vote, directly or indirectly, together with any Company Shares or other voting securities of the Company acquired by the Stockholder after the date of this Agreement, including, without limitation, by way of (a) a stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or similar transaction or (b) the exercise of any Company Options.

        “Meeting” means any meeting of the stockholders of the Company, whether annual or special, and including any adjourned or postponed meeting.

        “Vote” means (a) voting in person or by proxy in favor of or against any action, approval or agreement, (b) consenting to or withholding consent from any action, approval or agreement (whether or not such consent is in writing) and (c) taking any similar action in favor of or against any action, approval or agreement; and “Voting” shall have the correlative meaning.

        1.3         Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or integration of this Agreement. All references in this Agreement to Articles, Sections or Schedules shall refer to Articles or Sections of or Schedules to this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

VOTING

        2.1         Agreement to Vote. The Stockholder agrees that he shall appear at any Meeting (or otherwise cause his Covered Shares to be counted as present thereat) for purposes of establishing a quorum and, if requested by Parent, to cause his Covered Shares to be included in any written consent of stockholders of the Company. In connection with any such Meeting or written consent, as applicable, the Stockholder further agrees that he shall, and shall cause the record holder of any of his Covered Shares to, Vote all of his Covered Shares:

        (a)        in favor of adoption of the Merger Agreement and any other action or approval required in furtherance of the Merger;

        (b)        against any action, proposal or agreement that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Merger Agreement or the timely consummation of the transactions contemplated by the Merger Agreement; and

        (c)        against any action, proposal or agreement that would result in any breach of a representation, warranty, covenant or agreement of the Company under the Merger Agreement.

        2.2         Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, the agreements of the Stockholder contained in this Agreement shall not govern, limit or restrict the Stockholder’s ability to exercise his or her fiduciary duties to the stockholders of the Company as provided by the Merger Agreement or under applicable Legal Requirements in his capacity as a director of the Company.

        2.3         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder. Except as otherwise provided in this Agreement, Parent shall not have any power or authority to direct any Stockholder in (a) the Voting of any of the Stockholder’s Covered Shares or (b) the performance of the Stockholder’s duties or responsibilities as a stockholder or director of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        The Stockholder represents and warrants to Parent as follows:

        3.1         Power and Authorization. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the Stockholder’s power and authority and have been duly and validly authorized by all necessary action on the part of the Stockholder.

        3.2         Enforceability. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

        3.3         Governmental Authorizations. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Body, other than compliance with the applicable requirements, if any, of the Exchange Act.

        3.4         Non-Contravention. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement do not and will not, directly or indirectly (with or without notice of lapse of time):

        (a)     contravene, conflict with, or result in any violation or breach of, any provisions of the organizational documents of the Stockholder (to the extent that the Stockholder is an Entity;

        (b)     contravene, conflict with, or result in any violation or breach of, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Stockholder, or any of his Covered Shares, is subject;

        (c)     require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Contract to which the Stockholder is a party or by which he or any of his Covered Shares may be bound;

        (d)     contravene, conflict with or result in a violation or breach of, or result in a default under, in any material respect, any provision of any Material Contract to which the Stockholder is a party, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract to which the Stockholder is a party, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, or (iii) cancel, terminate, amend or modify any term of any Material Contract to which the Stockholder is a party;

        (e)     cause the creation or imposition of any Encumbrance on any of his Covered Shares, other than as contemplated by this Agreement.

        3.5         Ownership. As of the date of this Agreement, the Stockholder is the sole beneficial owner and/or record holder of the number of Company Shares and Company Options set forth opposite the Stockholder’s name on Schedule A, which constitute all of the Company Shares and Company Options beneficially owned and/or held of record by the Stockholder. The Stockholder owns no other rights or interests convertible or exchangeable into or exercisable for any securities of the Company.

        3.6         Voting. The Stockholder has the sole power to Vote or direct the Vote of, dispose of and issue instructions with respect to his Covered Shares, and the sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities Laws and this Agreement. The Stockholder: (a) is not a party to any Contract (including any voting agreement) with respect to any of his Covered Shares; (b) has not deposited any of his Covered Shares into any voting trust; and (c) has not granted any proxy or power of attorney with respect to any of his Covered Shares, in each case inconsistent with the Stockholder’s obligations under this Agreement.

        3.7         Title. The Stockholder has, and on the Closing Date will have, good and marketable title to all of his Covered Shares, in each case free and clear of any Encumbrances other than as contemplated by this Agreement.

        3.8         Merger Agreement. The Stockholder has received and reviewed a copy of the Merger Agreement.

        3.9         Brokers and Finders. Except as provided in the Merger Agreement, no broker, finder, investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission from any of the Acquired Companies in connection with the Merger or any of the other transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of the Stockholder.

ARTICLE IV

OTHER COVENANTS

        4.1         No Inconsistent Agreements. The Stockholder covenants and agrees that the Stockholder shall not: (a) enter into any Contract (including any voting agreement) with respect to any of his Covered Shares; (b) deposit any of his Covered Shares into any voting trust; or (c) grant any proxy or power of attorney with respect to any of his Covered Shares, in each case inconsistent with the Stockholder’s obligations under this Agreement.

        4.2         No Transfers. The Stockholder agrees that he shall not: (a) sell, assign, give, tender, offer, exchange or otherwise transfer any of his Covered Shares; (b) encumber, pledge, hypothecate or otherwise permit (including by omission) the creation or imposition of any Encumbrance on any of his Covered Shares; or (c) enter into any Contract with respect to any of the foregoing, in each case without the prior written consent of Parent.

        4.3         No Registrations of Transfers. The Stockholder (a) agrees that he shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Covered Shares and (b) consents to the entry of stop transfer instructions by the Company of any transfer of the Stockholder’s Covered Shares, unless such transfer is made in compliance with Section 4.2.

        4.4         No Solicitation. (a) The Stockholder agrees that he shall not, and shall cause each of its Affiliates (other than the Company and its directors, to the extent permitted by the Merger Agreement) not to, directly or indirectly, (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction, (ii) furnish any information regarding any of the Acquired Companies to any Person that has made or indicated an intention to make any inquiry, proposal or offer related to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person that has made or indicated an intention to make any inquiry, proposal or offer related to any Acquisition Transaction, (iv) approve, endorse or recommend any proposal or offer related to an Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any proposal or offer related to an Acquisition Transaction, (vi) enter into any letter of intent, agreement in principle or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction, or (vii) propose to do any of the foregoing; provided, however, nothing in this Section 4.4(a) shall prohibit the Stockholder from participating as a member of the Board of Directors of the Company with respect to the matters covered in the provisos sets forth in Section 4.2(a) of the Merger Agreement in accordance therewith.

        (b)        The Stockholder shall within two business days advise Parent of any inquiry or proposal or offer received by the Stockholder or any of his Representatives related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Companies by any Person that has made or indicated an intention to make any inquiry, proposal or offer related to an Acquisition Transaction. The Stockholder shall within two business days provide Parent with the identity of such Person and a copy of such inquiry, proposal, offer or request (or, where no such copy is available, a detailed description of such inquiry, proposal, offer or request). The Stockholder shall keep Parent fully informed on a current basis of the status and details of any such inquiry, proposal, offer or request, and any related communications to or by the Stockholder or his Representatives.

        4.5         No Groups. The Stockholder agrees that he shall not, and shall cause each of his Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Company Shares or other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

        4.6         No Public Statements. The Stockholder agrees that he shall not, and shall cause each of his Affiliates (other than the Company and its directors, to the extent permitted by the Merger Agreement) not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement without the prior written consent of Parent.

        4.7         No Disparaging Statements. The Stockholder, on the one hand, and Parent, on the other hand, each agree not to, directly or indirectly, disparage the other party or any of its Affiliates, except as required by applicable Legal Requirements. Notwithstanding the forgoing, nothing in this Section 4.7 shall prevent any Person from making any truthful statement to the extent (i) necessary in connection with any litigation involving this Agreement, the Merger Agreement or any of the Ancillary Agreements including the enforcement of this Agreement or (ii) required by Legal Requirements or by Governmental Body with apparent jurisdiction or authority to order or require such Person to disclose or make accessible such information.

        4.8         Delivery of Escrow Amount. The Stockholder hereby consents and agrees that, pursuant to Section 1.6(b) of the Merger Agreement, the Stockholder Escrow Amount shall be deducted from the aggregate Price Per Share payable to the Stockholder and delivered, simultaneously with the Closing, by Parent to the Escrow Agent, such amount to be held in the Escrow Account in accordance with the terms of the Escrow Agreement, as security for the obligations set forth therein.

        4.9         Further Assurances. Except as contemplated by Section 2.3, the Stockholder will, without further consideration, (i) use all reasonable efforts to cooperate with the parties to the Merger Agreement and the Ancillary Agreements in connection with the transactions contemplated by the Merger Agreement and the Ancillary Agreements, (ii) promptly execute and deliver such additional documents and take such reasonable actions as are reasonably necessary or appropriate to carry out the provisions of this Agreement and (ii) promptly provide any information reasonably requested by the parties to the Merger Agreement and the Ancillary Agreements for any regulatory application or filing made or approval sought in connection with such transactions (including filings with the SEC or any other Governmental Body).

        4.10         Waiver of Appraisal and Dissent Rights. Without limiting the generality of the other obligations of the Stockholder hereunder, the Stockholder hereby waives and agrees not to assert, and agrees to cause his Affiliates to waive and not to assert, any rights of appraisal or rights of dissent in connection with the Merger that the Stockholder or his Affiliates may have.

        4.11          Notice of Vote. The Stockholder agrees that if he shall have received written notice from Parent that there exists a dispute as to whether the Merger Agreement or this Agreement have been validly terminated in accordance with their respective terms, then until the matters in dispute have been finally resolved by agreement of Parent or by a final non-appealable order of a court having valid jurisdiction, if the Stockholder intends to Vote or effect a transaction described in Section 4.2 with respect to all or any portion of his Covered Shares, the Stockholder shall provide at least 10 days’ (or if the 10th day shall fall on a day that is not a business day, no later then the business day immediately preceding such 10th day) prior written notice to Parent of the date on which the Stockholder intends to so Vote or effect such transaction with respect to such Shares, describing in reasonable detail the nature of any such intended Vote or transaction.

ARTICLE V

MISCELLANEOUS

        5.1         Termination. This Agreement (other than Section 4.7 and Section 4.11, which shall survive) shall terminate upon the earlier of (a) the Effective Time and (b) the day on which the Merger Agreement is terminated in accordance with its terms and, if applicable, the Termination Fee is paid by the Company to Parent pursuant to Section 8.3 of the Merger Agreement. Any such termination shall be without prejudice to any liabilities arising under this Agreement prior to such termination.

        5.2         Amendments; Waivers. This Agreement may not be amended or waived except by an instrument in writing signed (a) by each of the parties to this Agreement in the case of an amendment or (b) by the party against whom the waiver is to be effective in the case of a waiver. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege.

5.3 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent, to:

Electrograph Holdings, Inc. c/o Caxton-Iseman Capital, Inc. 500 Park Avenue, 8th Floor New York, NY 10022 Attention: Robert A. Ferris Facsimile: (650) 327-4730 and (212) 832-9450

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Facsimile: (212) 757-3990 Attention: Carl L. Reisner, Esq.

If to the Stockholder, to his address or facsimile number set forth on the signature pages to this Agreement or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 5.3, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 5.3, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5.3 and appropriate confirmation is received.

        5.4         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. No party to this Agreement may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties.

        5.5         GOVERNING LAW. THE PROVISIONS OF THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        5.6         SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OR FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT ARISING OUT OF OR RELATING TO THIS LETTER, AND HEREBY WAIVES ANY OBJECTION AS TO VENUE AND FORUM NON CONVENIENS WITH RESPECT TO ANY SUCH ACTIONS BROUGHT IN ANY OF SUCH COURTS. PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE SERVED BY CERTIFIED MAIL ON ANY PARTY HERETO ANYWHERE IN THE WORLD WHERE SUCH PARTY IS FOUND AND MAY ALSO BE SERVED UPON ANY PARTY IN THE MANNER PROVIDED FOR THE SERVICE OF PROCESS UNDER THE LAWS OF THE STATE OF NEW YORK OR THE LAWS OF THE PLACE OR JURISDICTION WHERE SUCH PARTY IS FOUND.

        5.7         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE STOCKHOLDER IN THE NEGOTIATIONS, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        5.8         Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        5.9         No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.

        5.10         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

        5.11         Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Legal Requirements or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

        5.12         Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy conferred in this Agreement, at law or in equity, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

        5.13         Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        5.14         Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[Signature pages follow]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement or other authorized person as of the date first written above.

ELECTROGRAPH HOLDINGS, INC.

By:	/s/ Robert A. Ferris
Name: Robert A. Ferris
Title: Vice President and Treasurer

/s/ Barry R. Steinberg
Barry R. Steinberg

Notices
Barry R. Steinberg
50 Marcus Blvd.
Hauppauge, NY 11788
Facsimile: (631) 435-2113

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10021
Attention: Alan S. Pearce, Esq.
Facsimile: (212) 541-4630

and

Kressel, Rothlein, Walsh & Roth, LLC
684 Broadway
Massapequa, New York 11758
Attention: Joel Rothlein, Esq.
Facsimile (516) 798-5498

SCHEDULE A

Name	Company Shares	Company Stock Options
Barry R. Steinberg	4,690,201	0

0

MANCHESTER TECHNOLOGIES, INC.

PROXY

This PROXY is solicited by the Board of Directors for use at the Special Meeting of Shareholders on July 29, 2005.

By signing below, you revoke all prior proxies and appoint Barry R. Steinberg and Seth Collins and either of them, as proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all shares of common stock of the undersigned in Manchester Technologies, Inc., at the Special Meeting of shareholders to be held on July 29, 2005 or any adjournment, postponement, continuation or rescheduling thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to the directions indicated on the reverse side hereof and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors' recommendations provided on the reverse and at their discretion on any matters that may properly come before the meeting.

The undersigned acknowledges receipt from Manchester Technologies, Inc. prior to execution of this proxy of a Notice of Special Meeting of Shareholders and a proxy statement dated July 8, 2005.

Your shares of common stock will be voted as you specify. If no choice is specified, your proxy will be voted for adoption of Proposals 1 and 2, and in the discretion of the proxy holder on any other matters which may properly come before the Special Meeting of Shareholders. If you do not sign and return a proxy or attend the meeting and vote by ballot, shares that you own cannot be voted.

(Continued and to be signed on the reverse side)

14475

SPECIAL MEETING OF SHAREHOLDERS OF

MANCHESTER TECHNOLOGIES, INC.

July 29, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. To adopt the Agreement and Plan of Merger, dated as of April 17, 2005, by and among Electrograph Holdings, Inc., CICE Acquisition Corp. and Manchester Technologies, Inc. and the transactions contemplated thereby, including the merger, as more fully described in the accompanying proxy statement.	☐	☐	☐
2. To adjourn or postpone the special meeting of shareholders, if necessary, for the purpose of soliciting additional votes for Proposal 1.	☐	☐	☐

The Board of Directors knows of no other matters that are to be presented at the Special Meeting of Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.